Exhibit 10

EXECUTION VERSION

DATED 20 NOVEMBER 2012

(1) SCS CORPORATION LTD.

(2) TULLOW GUINEA LTD.

PURCHASE AND SALE AGREEMENT

EXHIBITS

Exhibit “A” — PSC

Exhibit “B” — Contract Area

Exhibit “C” — Joint Operating Agreement

Exhibit “D” — Material Contracts

Exhibit “E” — Part I Closing Documents - Form of Assignment

Part II Closing Document - Form of Novation and Amendment of JOA

Exhibit “F” — Guarantee

Exhibit “G” — Pending Litigation

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into on this 20 day of November 2012 (“Effective Date”)

BY and BETWEEN:

(1)                                 SCS CORPORATION LTD. (hereinafter referred to as “SCS” or “Farmor”), a Cayman Island corporation with principal offices at 12012 Wickchester Lane, Suite 475, Houston, TX 77079, USA; and

(2)                                 TULLOW GUINEA LTD, (hereinafter referred to as “Tullow” or “Farmee”), a company incorporated in England with principal offices at 9 Chiswick Park, 566 Chiswick High Road, London, W4 5XT, England;

The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, SCS owns certain rights pertaining to the Hydrocarbon Production Sharing Contract dated September 22, 2006 [<Contrat de Partage de Production d’Hydrocarbures>] as amended March 25, 2010, between the Republic of Guinea and SCS in respect of the Contract Area, offshore the Republic of Guinea (the “PSC”);

WHEREAS, on December 4, 2009, Dana Petroleum E&P Limited (“Dana”) entered into an agreement with SCS to acquire a twenty-three percent (23%) Participating Interest in the PSC and JOA, effective January 30, 2010;

WHEREAS, on May 10, 2010, SCS received from the Government of Guinea a Presidential Decree approving the PSC and formal acknowledgement of Dana as a participant in the PSC by the Minister of Mines and Geology of Guinea (the “ Dana Arrêté”);

WHEREAS, in June 2012 SCS entered into a corporate continuance under the laws of the State of Delaware, United States of America, to change its place of incorporation to the Cayman Islands;

WHEREAS, as of the date of this Agreement, Farmor as Contractor holds a seventy-seven percent (77%) Participating Interest in the PSC and the JOA and is the Operator of the PSC and the Contract Area; and

WHEREAS, Farmor is willing to assign and transfer the Farm-In Interest to Farmee and Farmee wishes to acquire the Farm-In Interest, subject to and in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, Farmor and Farmee agree as follows:

ARTICLE I  DEFINITIONS

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below.  Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the JOA.

Accrual Basis means the basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the costs incurred or the right to the benefit arises regardless of when invoiced, paid or received.

Additional Carried Costs has the meaning ascribed to such term in Article 4.1(C) hereof

Additional Due Diligence has the meaning ascribed to such term in Article 3.1(A).

Affiliate means a natural or juridical person that (i) Controls a Party, (ii) is Controlled by a Party, or (iii) is Controlled by another natural or juridical person that also Controls that Party.  “Control” as used herein means that a person or entity has the direct or indirect ownership of more than fifty percent (50%) of the voting rights of that person or entity.

Agreement means this Purchase and Sale, its recitals, Articles, Sections and Exhibits, and any extension, renewal or amendment thereto agreed to in writing by the Parties.

Appraisal Well has the meaning ascribed to such term in the JOA.

Approval Date means the date on which the Government formally approves the assignment of the Farm-In Interest transferred hereunder as evidenced by the issuance of an Arrêté under Guinea law.

Arrêté means a decree issued by the Minister of Mines and Geology of the Republic of Guinea evidencing the final approval of the government to the subject matter thereof.

Assignment means the assignment, substantially in the form attached as Exhibit “E”, to be entered into by the Farmor and Farmee at Closing by which the Farm-In Interest is transferred and conveyed by the Farmor to the Farmee.

Business Day means any day when banks in London and Houston are customarily open excepting a Saturday, Sunday or a day on which such banks are authorized or obligated by law to close.

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Carry Commencement Date means the date that is the earlier of: a) the commencement of the Second Sub-Period; and b) in the event that the Contractor elects to begin operations for the Farm-in Well prior to the commencement of the Second Sub-Period, the date on which the commencement of operations relating to the Farm-in Well is specified in a Work Program & Budget approved by the Operating Committee (as such terms are defined in the JOA).  For the avoidance of doubt, no spending associated for operations relating to the Farm-in Well shall occur prior to such Carry Commencement Date.

Carry Period means the period commencing on the Carry Commencement Date and terminating on the Carry Termination Date.

Carry Termination Date means the date which is ninety (90) calendar days following the date on which the rig contracted to drill the Farm-in Well moves off the well location.

Carried Costs has the meaning ascribed to it in Article 4.1(B).

Closing means the closing of the assignment and transfer of the Farm-In Interest from the Farmor to the Farmee as provided in Section 3.4.

Closing Costs has the meaning ascribed to it in Section 4.2

Closing Date means the date that Closing actually occurs being determined in accordance with Section 3.4(A).

Closing Notice has the meaning set forth in Section 4.2

Conditions Precedent shall have the meaning specified in Section 3.1(A).

Contract Area means the geographical area more particularly described in the attached Exhibit “B.”

Contractor has the meaning ascribed to it in the PSC <Entrepeneur>.

Dollar or $ means a United States dollar.

Dispute means a dispute between the Parties arising out of or in connection with this Agreement that cannot be resolved and is therefore to be resolved by arbitration under Section 12.2.

Effective Date shall have the meaning specified on page 1.

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, option, trust, right of set-off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, net profit interest, carried interest, overriding royalties, production payments or any other security interest of any kind however created or arising or

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any other agreement or arrangement having similar effect, including claims relating to any of the foregoing.

Exploration Well means the exploration well referenced in Article 4.1(b) of the first amendment to the PSC [<forage d’exploration>].

Farm-In Interest means the undivided forty percent (40%) Participating Interest to be assigned, transferred and conveyed to Farmee under the terms of this Agreement.

Farm-in Obligations shall mean the obligations to be fulfilled by the Farmee as set out in Article IV.

Farm-In Well means an Exploration Well to be drilled pursuant to an approved Work Program and Budget meeting the criteria specified in Section 4.4 drilled in a minimum water depth of at least 2000 meters in the deepwater fan area of the Concession offshore Guinea using a drilling rig which is either currently under contract with an affiliate of Farmee in West Africa or which has similar operating rates, mobilization and demobilization costs to such rigs currently under contract with an Affiliate of Farmee in West Africa.

First Exploration Period has the meaning ascribed to it in the PSC.

Force Majeure shall have the same meaning as is set out in the JOA.

Government means the government of the Republic of Guinea and any political subdivision, agency or instrumentality thereof including the Ministry.

Interim Period means the period from, and including, the Effective Date until, and including, the Closing Date.

Joint Costs means the costs of Joint Operations which are charged to the Joint Account (as defined in the JOA).

Joint Operations shall have the same meaning ascribed to in the JOA.

Joint Operating Agreement or JOA means the Operating Agreement executed between SCS and Dana governing the conduct of Joint Operations in relation to the PSC, a copy of which is attached hereto as Exhibit “C”, which shall be amended and novated at Closing to join the Farmee as a party subject always to Section 7.1(C).

Laws/Regulations mean those laws, statutes, rules and regulations governing activities under the PSC.

LIBOR means the one (1) month term, London Interbank Offered Rate (LIBOR rate or, in the case of such rate ceasing to be determined or being replaced, such replacement rate commonly referenced or utilised in accordance with generally accepted market practice for the determination of the London interbank offered rate for deposits in US dollars as determined by the Parties, acting reasonably) for US dollar deposits, as published in London by the Financial Times or, if not

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published, then by The Wall Street Journal (or, if not published by either of such sources, as published by such other reference source selected by the Parties, acting reasonably), applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month.

Material Contracts means those agreements and contracts existing on the Effective Date and identified in Exhibit D.

Ministry means the <Ministre des Mines et de la Géologie> of the Republic of Guinea and any ministry succeeding to and assuming its responsibilities in relation to the Farm-In Interest.

Operating Committee has the meaning ascribed to such term in the JOA.

Operator means the entity designated to conduct operations in the Contract Area in accordance with the terms of the JOA, being at the date hereof the Farmor.

Operatorship means the duties of the Operator as defined under the JOA.

Participating Interest means as to any party to the PSC and the JOA, an undivided legal and beneficial percentage interest of such party in the rights, duties, interests and obligations in and under the PSC, the JOA, and all Material Contracts.

Party and Parties shall have the meanings set out in the preamble to this Agreement.

Past Costs means the Farmor’s Participating Interest share of all Petroleum Costs incurred prior to the Effective Date in respect of Joint Operations in the PSC.

Petroleum Code means the Petroleum Code and Implementation Decree of the Republic of Guinea as amended effective as of the date of this Agreement.

Petroleum Costs shall have the meaning ascribed to such term in the PSC [<Depenses Petrolieres>]

PSC means the Hydrocarbon Production Sharing Contract [<Contrat de Partage de Production d’Hydrocarbures>] as defined in the preamble to this Agreement and any further amendments, extensions or renewals thereto.

Second Sub-Period means the second sub-period of the Second Exploration Period [<la deuxieme sous periode de trios ans de la Seconde Periode d’Exploration>] (as defined in Article 4.1(b) of the PSC.

Second Exploration Period has the meaning ascribed to it in the PSC [<Seconde Periode d’Exploration>].

Work Program and Budget has the meaning ascribed to it in the JOA.

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ARTICLE II  ASSIGNMENT OF INTEREST

Section 2.1 Assignment and Transfer

(A)                               Subject to the satisfaction of the Conditions Precedent and the terms of this Agreement, and in consideration of the Farmee carrying out the Farm-In Obligations, the Farmor agrees to assign and transfer to Farmee, and Farmee agrees to accept, the Farm-In Interest at Closing, free, subject to the terms of the JOA, the PSC and the Material Contracts, of all Encumbrances.

(B)                               Immediately following the assignment and transfer of the Farm-In Interest at Closing, the Participating Interests of the Contractor under the PSC and JOA shall be:

Participating Interest

Farmor	37.00%

Farmee	40.00%

Dana	23.00%

Section 2.2 Binding Effect

Farmor and Farmee shall be bound by this Agreement as of the Effective Date and shall fully perform all of their respective obligations under this Agreement.

Section 2.3 Approval

The Farmor shall apply for the approval and authorization of the Government to the transfer of the Farm-In Interest and shall submit the Assignment within fifteen (15) days from the Effective Date to the Government to obtain satisfaction of the Condition Precedent in Section 3.1(A)(i).

ARTICLE III  CONDITIONS PRECEDENT AND CLOSING

Section 3.1

(A)                               The transfer and assignment of the Farm-In Interest shall be subject to the fulfillment of the following conditions to Closing (each a “Condition Precedent” and together the “Conditions Precedent”):

(i)                                     a notice to the Government from the Farmor in a form acceptable to Farmee, acting reasonably, requesting the Arrete in Section 3.1(A)(ii).  Such notice shall clearly indicate Farmor’s intent to resign as Operator under the JOA and transfer Operatorship to Farmee as soon as practicable following Closing;

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(ii)                                  the receipt of an Arrêté signed by the Minister of Mines and Geology, representing the necessary approvals and consents of the Government pursuant to the PSC and the Laws/Regulations to the transfer and assignment of the Farm-In Interest to the Farmee and to the appointment of Farmee as a qualified Contractor as defined in the Petroleum Code;

(iii)                               a notice sent to the parties to the JOA by the Farmor that effective as of Closing it is officially and irrevocably providing notice pursuant to Section 4.9 of the JOA of its resignation as Operator and calling an Operating Committee meeting as soon as practical to appoint a successor Operator and that it shall vote its interest at such Operating Committee meeting to appoint Farmee as Operator;

(iv)                              the execution by Dana of an amendment and novation to the JOA in the form set out in Exhibit E;

(v)                                 the waiver of any pre-emptive rights, tag along rights or other third party participation rights of a similar nature and the receipt of all required consents under the JOA or any other agreements in connection with the Farm-In Interest; and

(vi)                              the Farmee having completed, to its reasonable satisfaction, a good faith due diligence review of the Farmor and the PSC in order to ensure that the Farmor and the PSC comply with the requirements of the Farmee’s compliance and anti-corruption policies (the “Additional Due Diligence”).  Farmor and its Affiliates agree to provide Farmee with all reasonable assistance in the conduct of the Additional Due Diligence, including providing Farmee with all information reasonable requested by Farmee.   .

(B)                               The Farmor shall notify the Farmee as soon as reasonably practicable upon satisfaction of each Condition Precedent, and in respect of the Condition Precedent in Section 3.1(A)(i) shall provide the Farmee with a copy of the Arrêté received from the Government approving the transfer and assignment promptly following the Approval Date.

Section 3.2 Acts to be Performed

(A)       Each Party shall use commercially reasonable efforts to execute all documents and do and procure to be done all such acts and things as are reasonably within its power to ensure the Conditions Precedent are satisfied as soon as is reasonably practicable after execution of this Agreement, and in any event not later than ninety (90) days from the Effective Date (or such later date as may be agreed by the Parties).   The Condition Precedents may only be waived by the Farmee upon written notice of such waiver to the other Party.

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(B)       Farmee agrees to provide Farmor with adequate and timely notice of any potential issues with regard to the Additional Due Diligence so that Farmor can respond appropriately and, subject to Farmor providing all reasonable assistance in an prompt and efficient manner, to complete the Additional Due Diligence as soon as reasonably practicable and not later than 17 December 2012.

Section 3.3 Termination

(A)                               Any period of Force Majeure under Article XIII notwithstanding, if the Conditions Precedent are not satisfied or waived where appropriate within ninety (90) days from the Effective Date, or such later date as may be agreed by the Parties, then either Party has the right to terminate this Agreement by giving fourteen (14) days written notice to the other Party in accordance with the provisions of Article XI, and this Agreement shall terminate on expiry of such notice unless prior thereto the Conditions Precedent are satisfied.

(B)                               The Farmee shall be entitled to terminate this Agreement upon a breach of Farmor’s Interim Period covenants under Section 7.1.

(C)                               Termination of this Agreement under this Section 3.3 shall be without prejudice to any breach by a Party of its obligations under Section 3.2.  Save as aforesaid termination shall be without any liability of the Farmor or the Farmee hereunder save for any rights of a Party in respect of any prior breach of this Agreement. The provisions of Articles IX, X, XI, XII and Article XV shall survive termination and continue to bind the Parties.

Section 3.4 Closing

(A)                               Unless agreed in writing by the Parties to the contrary, Closing shall take place at 0900 hours London Time in the offices of Farmor’s counsel, Baker Botts, in London, England, on a date five (5) Business Days following receipt by Farmee of the Farmor’s validly issued notice under Section 3.1(B) specifying that the last remaining Condition Precedent in Section 3.1(A) has been fulfilled.  At Closing, if not done previously:

(i)                                     the Farmor shall provide Farmee with a copy of the Arrêté authorizing the transfer and assignment of the Farm-In Interest as referred to in Section 3.1(A);

(ii)                                  the Farmor shall provide a copy of the notice to the parties to the JOA evidencing the Farmor’s resignation as Operator under the JOA as referred to in Section 3.1(A)(iii);

(iii)                               the Farmor shall provide the amendment and novation to the JOA referred to in Section 3.1(A)(iv) duly executed by all the parties thereto other than the Farmee;

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(iv)                              the Farmee and the Farmor shall execute the Assignment;

(v)                                 the Farmee shall execute the amendment and novation of the JOA referred to in Section 3.1(A)(iv);

(vi)                              the Farmor shall provide any copies of waivers or consents required under the JOA or any other agreement in connection with the Farm-In Interest, as referred to in Section 3.1(A)(v); and

(vii)                           the Farmee shall pay to Farmor by wire transfer in immediately available funds to an account designated by Farmor the amount of consideration representing the Closing Costs.

(B)                               The Farmor and Farmee shall execute all such other documents and do all such other acts and things as may reasonably be required in order to complete the transfer and assignment of the Farm-In Interest.

(C)                               Except as expressly provided to the contrary in this Agreement or the Documents, after Closing, all rights and obligations of the Farmor and Farmee under the JOA and PSC shall be in accordance with their respective Participating Interests set out in Section 2.1(B).

ARTICLE IV  FARM-IN OBLIGATIONS

Section 4.1

In consideration of the assignment and transfer by the Farmor of the Farm-In Interest to the Farmee, subject to Closing, the Farmee shall be liable for the Farmee’s Farm-In Obligations as follows:

(A)                               the Farmee shall reimburse the Farmor for Past Costs equal to Twenty Seven Million US Dollars ($ 27,000,000);

(B)                               the Farmee shall carry Farmor in respect of 100% of Farmor’s Participating Interest share of all eligible costs, expenditures, expenses and liabilities of Joint Operations incurred during the Carry Period pursuant to Work Program and Budget approved, following the Effective Date, pursuant to Article 5.9(B) or (C) of the JOA, as appropriate, as determined on an Accrual Basis, (herein collectively referred to as the “Carried Costs”) provided that, the Carried Costs shall only apply for costs attributable to Joint Operations in respect of the Carry Period and shall be subject to a maximum gross expenditure cap of $100,000,000 by the Contractor during the Carry Period (including all the Contractor’s Participating Interest share of such costs) (the “Carried Costs Cap”).  For the avoidance of doubt, in the event that a replacement or substitute well in respect of the Farm In Well is required to be drilled under the terms of the PSC, the Carried Costs Cap shall apply on a cumulative/aggregate

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basis to the costs associated with the Farm In Well and the substitute or replacement well, rather than applying as a separate cap to the Farm In Well and the substitute or replacement well. All costs in excess of the Carried Costs Cap shall, subject to Closing, be borne by the Parties in proportion to their respective Participating Interests as set out in Section 2.1(B).  For the avoidance of doubt, in the event that the Farmor’s Participating Interest changes prior to or during the Carry Period, the Farmee shall carry the Farmor in respect of 100% of Farmor’s revised Participating Interest share of costs, expenditures, expenses and liabilities of Joint Operations incurred during the Carry Period provided that the Farmee’s maximum liability for payments made to or on behalf of the Farmor during the Carry Period shall not exceed and shall be capped at US$37,000,000;

(C)                               provided that following the completion of the Farm-in Well, the Farmee approves the drilling of an Appraisal Well in respect of the Farm-In Well and such Appraisal Well is approved by the Operating Committee as a Joint Operation, the Farmee shall pay one hundred percent (100%) of the Farmor’s Participating Interest share of all costs, expenditures and expenses and liabilities of Joint Operations relating to such Appraisal Well as referred to in this Section 4.1 (C), as determined on an Accrual Basis, (herein collectively referred to as the “Additional Carried Costs”) provided that, in respect of this Section 4.1(C) such Additional Carried Costs shall only apply for costs attributable to Joint Operations in respect of such Appraisal Well and shall be subject to a maximum gross expenditure cap of $100,000,000 (including all the Contractor’s Participating Interest share of such costs) (the “Additional Carried Costs Cap”). All costs in excess of the Additional Carried Costs Cap shall, subject to Closing, be borne by the Parties in proportion to their respective Participating Interests.  For the avoidance of doubt, in the event that the Farmor’s Participating Interest changes prior to or during operations relating to the period in respect of which Additional Carried Costs apply, the Farmee shall carry the Farmor in respect of 100% of Farmor’s revised Participating Interest share of costs, expenditures, expenses and liabilities of Joint Operations relating to the Appraisal Well provided that the Farmee’s maximum liability for payments made to or on behalf of the Farmor in respect of the Additional Carried Costs shall not exceed and shall be capped at US$37,000,000

(D)                               After Farmee has concluded the payment of the Carried Costs and the Additional Carried Costs, as applicable subject to this Section 4.1, all further Joint Costs incurred shall be paid in accordance with each Party’s Participating Interest, subject to Closing and subject to the JOA.  Payments by Farmee under this Section 4.1 shall be in addition to the Farmee’s obligation to pay the Farmee’s own Participating Interest share of all cash calls, advances (including indirect charges), and other obligations under the PSC and JOA, provided however that Farmee’s

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Participating Interest share of such costs shall be included in calculating the Carried Costs Cap and the Additional Carried Costs Cap.

(E)                                The Farmee shall be released and discharged in full of its Farm-In Obligations under the Agreement, only in the event that the Contract Area is surrendered or relinquished in its entirety or the PSC is terminated, in which case the Farmee shall be entitled to withdraw under the JOA, the PSC and this Agreement.

(F)                                 Other than as in 4.1(E) the Farmee shall have no right withdraw under the JOA, the PSC or this Agreement until the Farmee has discharged in full the Farm-In Obligations. The payment of the Carried Costs and, if applicable, the Additional Carried Costs is personal to the Farmor and the right to receive such payments may not be transferred or assigned to any third party without the express written consent of the Farmee.

Section 4.2 Payment to be made at Closing

At least five (5) Business Days before Closing, Farmor shall send a notice in writing (the “Closing Notice”) to Farmee setting out the following (the “Closing Costs”):

(A)                               confirmation that the Farmor has incurred at least US$27,000,000 Past Costs and that the Past Costs will therefore be due and payable by the Farmee to the Farmor at Closing, along with supporting documentation evidencing such expenditures;

(B)                               the Farmor’s good faith estimate of the costs of Joint Operations attributable to the Farm-in Interest (being a 40% Participating Interest share of Joint Costs) accruing during the Interim Period along with supporting documentation evidencing such expenditures; and

(C)                               in the event that the Carry Period has commenced prior to Closing, the amount of the Carried Costs and/or Additional Carried Costs which have accrued during the Interim Period along with supporting documentation evidencing such expenditures.

Section 4.3 Closing Costs Adjustments

(A)                               The Farmee shall accept and pay at Closing the amount of the Closing Costs set out in the Closing Notice, provided that such acceptance and payment shall be without prejudice to the right of the Farmee, within a period of seventy-five (75) days of Closing, to give a notice to the Farmor disputing the correctness of the Farmor’s notice.  In such event the Farmor and the Farmee shall meet and endeavor to resolve such dispute within thirty (30) days, and if not resolved such dispute shall be referred to an independent firm of reputable international accountants for determination.  Such firm shall carry out its determination as an expert in

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accordance with Section 12.3, and the determination shall be final and binding on the Parties save as provided in Section 12.3.

(B)                               If, as a result of an expert determination or any agreement reached by the Farmor and the Farmee, an amount is repayable from the Farmor to the Farmee, in addition to such amount, the Farmor shall pay interest on such amount equal to LIBOR + 200 basis points and charged from, and including, the Closing until, and excluding, the date of repayment.

Section 4.4 Farm In Well Commitment

In further consideration of the assignment and transfer of the Farm-In Interest, the Farmor and Farmee agree to vote in favour of an Operating Committee proposal to renew the Second Exploration Period and to enter into the Second Sub-Period and to satisfy the relinquishment obligations contemplated thereby.  Furthermore, the Parties agree to use reasonable endeavours to agree a Work Program and Budget which provides for the commencement of drilling of the Farm-in Well not later than 1 April 2014.

Section 4.5 Exclusion of AGR Legal Expenses

Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that Farmee shall have no liability for, and shall not contribute any amounts towards, the costs, fees, liabilities or expenses associated with the AGR lawsuit (as such term is defined minutes of the Operating Committee meeting dated 24 September 2012) and that all such costs, fees, liabilities or expenses shall be for the account of SCS.

Section 4.6 Costs of Transfer

Any costs, expenses, fees, stamp duties or other levies payable to the Government in connection with the Assignment for the transfer of the Farm-In Interest, excluding income and capital gains taxes described in Article IX, shall be borne and paid promptly by Farmee.

Section 4.7 Cost Recovery Rights

In respect of Past Costs, Carried Costs and Additional Carried Costs (as applicable) paid for by the Farmee, to the extent that these costs are cost recoverable as Petroleum Costs under the PSC, the rights to the petroleum allocated for such cost recovery shall be for the benefit of the Farmee in connection with all payments made and costs incurred by the Farmee pursuant to this Agreement, including without limitation the Past Cost, the Carried Costs and the Additional Carried Costs.

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ARTICLE V  OBLIGATIONS UNDER PSC AND JOA

The obligations under the PSC, the JOA, and the Material Contracts shall apply to the Farm-In Interest with effect from the Closing Date.

ARTICLE VI  INDEMNITY

Section 6.1

Following Closing, and subject to the limitations set forth in Sections 6.5, 6.6, 6.7, 6.8 and 6.9 herein, Farmee and its successors and assigns shall defend, indemnify, hold harmless and forever release Farmor and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives, (collectively, the “Farmor Indemnified Parties”) for (a) Farmee’s breach of the Farm-In Obligations, and (b) any costs, charges, expenses (including legal fees and professional charges) liabilities and obligations arising from and against claims, demands, causes of action, loss or damage attributable to any breach by Farmee of any of the Farm-In Obligations, or of any of the representations or warranties contained in Section 8.2, or any breach by Farmee of its other covenants or agreements under this Agreement.  Farmee shall be entitled to take and/or require Farmor to take any action it might reasonably request to resist such liabilities subject to being indemnified by Farmee for all reasonable costs incurred.  Farmor shall give Farmee all reasonable cooperation, access and assistance for the purposes of considering and resisting such liability as it may reasonably require.

Section 6.2

Following Closing, and subject to the limitations set forth in Sections 6.5, 6.6, 6.7, 6.8 and 6.9 or otherwise in this Agreement, Farmor and its successors and assigns shall defend, indemnify, hold harmless and forever release Farmee and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives, (collectively, the “Farmee Indemnified Parties”) for (a) any costs, charges, expenses (including legal fees and professional charges), expenditures, liabilities, obligations and claims arising in connection with the PSC or the JOA and relating to, and to the extent of, the Farm-In Interest which the Farmee may suffer, sustain or incur, as determined on an Accrual Basis, to the period prior to the Effective Date (on the understanding that any damages and costs recovered shall belong solely to the Farmor); and (b) any breach by Farmor of any of the representations or warranties contained in Section 8.1 or any breach by Farmor of its covenants or agreements under this Agreement.  Farmor shall be entitled to take and/or require Farmee to take any action it might reasonably request to resist such liabilities, subject to being indemnified by the Farmor for all reasonable costs incurred.  Farmee shall give Farmor all reasonable cooperation,

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access and assistance for the purposes of considering and resisting such liability as it may reasonably require.

Section 6.3

THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY.  FARMEE AND FARMOR ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 6.4

All claims for indemnification under Section 6.1 and Section 6.2 shall be asserted and resolved as follows:

(A)                               The term “Indemnifying Party” when used in connection with particular liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 6.1 or Section 6.2, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 6.1 or Section 6.2.

(B)                               To make a claim for indemnification under Section 6.1 or Section 6.2, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 6.4 including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to such Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 6.4 shall not relieve the Indemnifying Party of its obligations under Section 6.1 and Section 6.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall

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specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(C)                               In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(D)                               If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 6.4.  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(E)                                If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(F)                                 In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the liabilities complained of, (ii) admit its liability for such liability or (iii) dispute the claim for such liabilities.  If the Indemnifying

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Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the liabilities or that it disputes the claim for such liabilities, the amount of such liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

Section 6.5

No Indemnified Party shall be entitled to make and no Indemnifying Party shall be liable for any claim for indemnification pursuant to this Article VI unless and until the aggregate amount of all liabilities incurred by an Indemnified Party and subject to indemnification under this Article VI exceeds $500,000 in which case the Indemnified Party shall be entitled to recover the entire amount of its loss, not only the excess.

Section 6.6

No Indemnifying Party shall be liable for any claim for indemnification with respect to any breach by an Indemnifying Party of the representations and warranties contained in Article VIII unless it has received a Claim Notice with respect to such claim on or before the day that is twelve (12) months after the Effective Date.  The Indemnified Party may issue a Claim Notice pursuant to Article VI for any claim other than one for indemnification with respect to any breach by an Indemnifying Party of the representations and warranties contained in Article VIII before the end of the statutory period of limitations provided for under any applicable Law.

Section 6.7

An Indemnifying Party’s liability with respect to any breach by an Indemnifying Party of the representations and warranties contained in Article VIII shall not exceed, in the aggregate, one hundred percent (100%) of the total consideration paid by Farmee to date of claim.

Section 6.8

None of the Farmee Indemnified Parties nor Farmor Indemnified Parties shall be entitled to recover from Farmor or Farmee, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind arising under or in connection with or with respect to this Agreement or the transactions contemplated hereby, except to the extent any such indemnitee suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) to a third party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Farmee, on behalf of each of the Farmee Indemnified Parties, and Farmor, on behalf of each of the Farmor Indemnified Parties, waive any right to recover any special,

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indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind arising under or in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 6.9

The amount of any liabilities for which any of the Indemnified Party is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding (i) tax benefit created or generated or (ii) insurance proceeds received.

ARTICLE VII  INTERIM PERIOD OBLIGATIONS

Section 7.1 Farmor Interim Period Covenants

Farmor hereby covenants the following to the Farmee during the Interim Period:

(A)                               Material Developments during the Interim Period.

(i)                                     Farmor shall promptly notify Farmee in writing and provide details upon the occurrence, during the Interim Period, of (a) any written notice of default or termination received by or given to Farmor with respect to the PSC, any Material Contracts or the JOA, (b) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the PSC, any Material Contracts or the JOA, (c) any material damage, destruction or loss to major assets under the PSC or the JOA, or (d) any event or circumstance which occurs between the Effective Date and the Approval Date that (i) would have a material adverse effect on the business, operations, financial condition or results of operations under the PSC or the JOA, taken as a whole, or (ii) would render impossible Farmee’s right to the assignment of the Farm-In Interest.

(ii)                                  Farmor shall continue to conduct its activities in the ordinary course of business and to maintain the PSC in accordance with good oilfield practices and to pay its Participating Interest share of all cost, expenses and expenditures when due.

(iii)                               Farmor shall not amend or terminate, or agree to amend or terminate (without the Farmee’s prior written consent) the JOA, PSC or any Material Contracts unless legally obliged to do so.

(iv)                              Farmor shall not agree to sell, assign or create any Encumbrance over the Farm-In Interest and shall not enter into or become party to any farm in or farm out agreements, oil or gas sale or supply

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agreements or novation agreements or any other agreement or arrangements in relation to the Farm-In Interest or any other Participating Interest held by Farmor, without the consent of Farmee, such consent not to be unreasonably withheld.

(B)                               Voting.

(i)                                     Farmor agrees to consult with Farmee before voting on all decisions under the JOA and the PSC from the Effective Date and until such time as Farmee formally assumes the duties of Operator under the JOA, including all matters coming before the Operating Committee under the JOA.  During such period, in respect to any decision that is presented to the Operating Committee for a vote or other approval, the Farmor shall promptly notify the Farmee and request a direction on such vote within a reasonable time period.  Provided that the Farmee provides such direction within the reasonable time period so-specified, the Farmor shall be required to vote its Participating Interest, in accordance with such instructions given by Farmee, provided further that, except with the prior written consent of the Farmor and the Farmee, the Farmor shall not approve any Work Program and Budget relating to the Farm-In Well or in respect of any other work exceeding $500,000, shall not approve any decision to enter into the Second Sub-Period or approve the drilling of the Farm-In Well, unless such other work relates to an emergency when the Farmor shall have the rights granted to the Operator by the JOA. The Parties mutually intend for Farmee to be appointed Operator under the JOA as soon as practicable following Closing, and if practicable, intend to seek a waiver of the 120 day time period set out in the JOA for the resignation of Operator and appointment of a successor operator.  For the avoidance of doubt, during the period from the Effective Date until such time as Farmee officially becomes Operator under the JOA, Farmee acknowledges that Farmor shall continue to charge the Joint Account in its capacity as Operator for all expenses allowed under the JOA, including without limitation those provided for in Sections 4.9 , 4.11, and the Accounting Provisions therein.  Notwithstanding any waiver or abridgement of the 120 day period for the transfer of operatorship under the JOA, the Parties agree to support the right of Farmor to charge to the Joint Account all reasonable costs of transitioning operatorship to Farmee, whether prior to or following such transfer to Farmee.

(ii)                                  Section 7.1(B)(i) shall not apply to any decision or vote relating to any matter that materially adversely affects the rights and liabilities of Farmor in respect of its Participating Interest, and in respect of the foregoing the Farmor shall be entitled to vote as it shall solely determine. Provided, that if Farmor makes any vote or decision

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pursuant to this Section 7.1(B)(ii) which is contrary to the instructions of Farmee and materially adversely affects the Farm In Interest , Farmee shall be entitled to terminate this Agreement with no further liability upon 10 Business Days notice in writing to Farmor.

Section 7.2 Mutual Covenants

Farmee and Farmor each covenant to comply with each of the following undertakings:

(A)                               Each Party, as applicable, agrees to use commercially reasonable efforts to satisfy, in an expeditious manner, the Conditions Precedent as provided in Section 3.1.

(B)                               During the Interim Period, the Farmor shall have the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters related to this Agreement, the JOA and PSC.  The Farmor shall request the agreement of Dana for the Farmee to attend as observer any meetings under the JOA and of the Government to attend as observer any meetings with the Government in the capacity of observer under the PSC.

(C)                               The Parties shall not take any action, nor fail to take any action, during the Interim Period that would result in a breach of any of its representations and warranties under this Agreement.

(D)                               Farmor shall not directly or indirectly have any responsibility, liability, or expense as a result of undertakings or agreements of Farmee, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with the transactions contemplated by this Agreement.

ARTICLE VIII  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 8.1 Farmor’s Representations and Warranties

Farmor represents and warrants that each of the statements in this Section 8.1 is true and complete as of the Effective Date and in respect of Sections 8.1(A), (B), (C), (D), (E), (F), (G) (H), (I) and (J) shall be deemed to be repeated by Farmor to be true at Closing.  Farmor hereby represents and warrants that:

(A)                               Corporate Authority

Farmor is a corporation duly organized and validly existing under the laws of the jurisdiction of the Cayman Islands.  Farmor is qualified to conduct business in each jurisdiction where necessary to perform this Agreement.

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Farmor has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, to consummate the transactions contemplated hereby, and to conduct its business as now conducted.  All corporate acts required to be taken by Farmor to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and properly taken, and no further shareholder action on the part of Farmor is required.  This Agreement has been duly executed and delivered by Farmor and constitutes a legal, valid and binding obligation of Farmor, enforceable against Farmor in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

(B)                               Title

Subject to the assignment of a twenty-three percent (23%) undivided Participating Interest in the Contract to Dana approved by the Government of the Republic of Guinea, Farmor is the sole legal and beneficial owner  of, and has good and marketable title to, a seventy-seven percent (77%) undivided Participating Interest in and to the PSC as declared by the Decree of the Interim President of the Republic of Guinea dated May 10, 2010 (Exhibit E), and in the JOA and Material Contracts, free and clear of any Encumbrances, other than the liens, claims, burdens or encumbrances in favor of the Government according to the terms of the PSC, applicable Laws, the JOA and Material Contracts.  The PSC, the JOA and the Material Contracts are in full force and effect, and, as at the Effective Date, no notice of default, termination, or breach under the PSC or JOA, has been received by Farmor or, to the knowledge of Farmor, by any other party thereto.  The PSC and JOA, together with applicable Laws, contains the entirety of the obligation of Farmor to the Government, and no other understanding or agreement exists between Farmor and the Government in relation to the subject matter of the PSC except as otherwise disclosed under this Agreement. The PSC, the JOA and the Material Contracts are the only material contracts, agreements, understandings or obligations of the Farmor related to the Contract Area. EXCEPT AS STATED ABOVE, FARMOR MAKES NO REPRESENTATION, WARRANTY OR OTHER STATEMENT OR OPINION AS TO TITLE, EXPRESS OR IMPLIED, AND FARMEE ACKNOWLEDGES THAT IT TAKES THE PARTICIPATING INTEREST HEREUNDER WITHOUT WARRANTY EXCEPT AS EXPRESSLY MADE ABOVE.

(C)                               Documents

Farmor has provided Farmee with complete and correct copies of the PSC, the Material Contracts, and JOA as at the Effective Date. Where

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Farmor has provided any English translation of a document, Farmor has done so as a courtesy to the Farmee and Farmor makes no representation or warranty as to the accuracy of the translation.

The PSC, the JOA and the Material Contracts are the only material documents in force and effect which govern or relate to the creation, existence and validity of the Farm-In Interest, save and except for applicable laws and regulations.

(D)                               No Conflicts

The execution, delivery, and performance of this Agreement by Farmor, the consummation of the transactions contemplated hereby, and the compliance by Farmor with the provisions hereof will not (i) violate any provision of the certificate of incorporation, memorandum and articles of association, bylaws or other governing documents of Farmor, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, license, or agreement to which Farmor is a party or which affects the Farm-In Interest, (iii) violate any judgment, order, ruling, or decree applicable to Farmor or the Farm-In Interest, or (iv) violate any Law applicable to Farmor or the Farm-In Interest.  Farmor has no reason to believe that any required consent, approval or authorization to the Assignment and transfer of the Farm-In Interest will not be obtained in due course.

(E)                                Compliance with Laws, PSC, and Operating Agreement

As far as the Farmor is aware, the Contractor has complied in all material respects with all applicable Laws in the performance of the Contractor’s obligations under the PSC.

(F)                                 Litigation or other legal proceedings

No action, litigation claim or other legal proceeding in connection with the Farm-In Interest, the PSC or the JOA is pending or threatened and the Farmor is not aware of any circumstances which may give rise to such action, litigation claim or legal proceeding except as disclosed in Appendix “G”.

(G)                               Rights of Dana

With regard to the right of Dana under article 12.2(F) of the JOA to submit an offer for the Farm-In Interest, the Farmor hereby confirms that it has given notice to Dana under article 12.2(F)(1) of the JOA and the Farmor is free to proceed to transfer the Farm-In Interest to third parties.

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(H)                              Authorizations of the Government

The Farmor has obtained and is maintaining all authorizations of the Government that are necessary or required for the ownership and operation of the PSC.  The Farmor has provided Farmee with copies of all such authorizations of the Government held by Farmor. The PSC has, so far as the Farmor is aware, been operated in accordance with the conditions and provisions of all such authorizations of the Government and in compliance with all obligations thereunder or imposed thereby and no notices of violation have been received by the Farmor or, so far as the Farmor is aware, by any third party, and no proceedings are pending or, so far as the Farmor is aware, threatened that might result in any modification, revocation, termination, or suspension of any such authorizations of the Government or which would require any corrective or remediation action by Farmor.

(I)                                   Environmental Matters

(i)                                     Environmental Laws.  The PSC has been operated and maintained in compliance with all applicable Laws pertaining to or for the purpose of protecting the human or natural environment (“Environmental Laws”).

(ii)                                  Remedial Obligations.  There has been no contamination of, or releases into, groundwater, surface water or soil resulting from the operation of the PSC which requires reporting or remediation under applicable Environmental Laws (or would require such reporting or remediation, were all facts known to the Government).  All hazardous substances and solid, liquid and gaseous wastes generated from the operation of the PSC have been handled and disposed of in accordance with applicable Environmental Laws.

(J)                                   Information about Joint Operations

(i)                                     Force Majeure. There is no event, condition, or circumstance currently ongoing or present, or reasonably expected, with respect to performance of rights or obligations which constitutes Force Majeure under the PSC or the JOA.

(ii)                                  Activity in Area.  As far as the Farmor is aware, there is no third-party activity in the Contract Area, or condition or circumstance that would prevent operations in the Contract Area.

(iii)                               Calls and options.  Save as provided in the PSC and the JOA, no person has any call upon, option to purchase, or similar right to obtain, production from or attributable to the PSC.

(iv)                              Non-compete agreements; Area of Mutual Interest (“AMI”) Agreements.  There are no agreements, AMI agreements or other  arrangements that will be binding on Farmor after execution of this

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Agreement which restrict or affect Farmor’s ability to compete with any person or in any geographic area or engage in any line of business or acquire rights and interests in any geographic area.

(v)                                 Surety, guaranty, and indemnification agreements.  Farmor is not subject to any obligation to guarantee or act as surety for any obligation of another person or to indemnify or insure another person against loss or third party claim, which obligation will be binding on Farmor in respect of the PSC or JOA after execution of this Agreement, except indemnifications of the Government pursuant to the PSC and indemnifications of the operator under the JOA.

(vi)                              Swaps, hedges, and other derivative contracts.  None of the Documents consist of, nor is the PSC subject to, any hedge contracts, futures contracts, swap contracts, option contracts, or similar derivatives contracts.

(vii)                           Non-consent elections.  No operations are being conducted or have been conducted with respect to the PSC as to which Farmor has elected to be a non-consenting party or sole risk party under the JOA.

(viii)                        Proper and timely payments.  Farmor has made proper and timely payment of all of its share of costs and expenses under the JOA, to the extent due as of the execution of this Agreement.

(K)                              EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, FARMOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO  (I) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSIGNED INTERESTS, (II) THE QUANTITY, QUALITY OR  RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSIGNED INTERESTS, (III) ANY ESTIMATES OF THE VALUE OF THE ASSIGNED INTERESTS OR FUTURE REVENUES GENERATED BY THE ASSIGNED INTERESTS, (IV) THE PRODUCTION OF HYDROCARBONS FROM THE ASSIGNED INTERESTS, (V) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSIGNED INTERESTS, (VI) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO FARMEE OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS

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CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (VII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 8.1 OF THIS AGREEMENT, FARMOR FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSIGNED INTERESTS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT FARMEE SHALL BE DEEMED TO BE OBTAINING THE ASSIGNED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT FARMEE HAS MADE OR CAUSED TO BE  MADE SUCH INSPECTIONS AS FARMEE DEEMS APPROPRIATE.

(L)                                EXCEPT TO THE EXTENT OF PARAGRAPH (I) ABOVE, FARMOR HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONTRACT AREA OR THE PROPERTIES COMPRISING THE ASSIGNED INTERESTS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE, SAVE FOR PARAGRAPH (I) ABOVE, SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.  SAVE FOR PARAGRPH (I) ABOVE, FARMEE SHALL BE DEEMED TO BE TAKING THE ASSIGNED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT FARMEE HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS FARMEE DEEMS APPROPRIATE.

(M)                            FARMOR AND FARMEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 8.1 K THROUGH 8.1 M ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

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Section 8.2 Farmee’s Representations and Warranties

Farmee represents and warrants that each of the statements in Section 8.2 is true and complete as of the Effective Date and shall be deemed to be repeated to be true by Farmee at Closing.  Farmee hereby represents and warrants that:

(A)                               Corporate Authority

Farmee is a corporation duly organized and validly existing under the laws of England and Wales. Farmee is qualified to conduct business in each jurisdiction where necessary to perform this Agreement.  Farmee has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, to consummate the transactions contemplated hereby, and to conduct its business as now conducted.  All corporate acts required to be taken by Farmee to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and properly taken, and no further shareholder action on the part of Farmee is required.  This Agreement has been duly executed and delivered by Farmee and constitutes a legal, valid and binding obligation of Farmee, enforceable against Farmee in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

(B)                               No conflict

The execution, delivery, and performance of this Agreement by Farmee, the consummation of the transactions contemplated hereby, and the compliance by Farmee with the provisions hereof will not (i) violate any provision of the certificate of incorporation, memorandum and articles of association, bylaws or other governing documents of Farmee, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, license, or agreement to which Farmee is a party, (iii) violate any judgment, order, ruling, or decree applicable to Farmee, or (iv) violate any Law applicable to Farmee.

(C)                               Brokers Fees

Farmee has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Farmor or Farmor’s Affiliates shall have any responsibility.

(D)                               No Reliance

In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Farmee, except to the extent of

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Farmor’s express representations, warranties, agreements and covenants contained in this Agreement, (a) has relied or shall rely solely on its own independent investigation and evaluation of the Farm-In Interest and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Farmor, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of the Farm-In Interests. Farmee has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Farmor given hereunder.

(E)                                Claims and Litigation

As far as the Farmee is aware, there are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to Farmee’s knowledge, threatened, against Farmee which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

(F)                                 Financing

Farmee has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under the PSC, JOA and this Agreement.

(G)                               Technical Capability

Farmee has the technical capability, personnel and resources to fulfill its obligations under this Agreement.

Section 8.3 Mutual Representations and Warranties

The Parties make the following representations and warranties to each other as of the Effective Date and again as of the Closing:

(A)       Payments

Neither Party nor any of its Affiliates have made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party

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official or candidate for office, where such payment, gift or promise would violate: (a) the applicable laws of the Republic of Guinea; (b) the laws of the country of formation of the Party or such Party’s ultimate parent company (or its principal place of business); (c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries, (d) the United States Foreign Corrupt Practices Act, or (e) the UK Bribery Act of 2010.

(B)       Other Representations and Warranties

The execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party’s knowledge and belief:

a.              violate any applicable Laws/Regulations, judgment, decree or award;

b.              contravene the organization documents of a Party; or

c.               result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

Section 8.4 Disclaimer of Other Representations and Warranties

Except for the representations and warranties provided in this Article VIII, the Parties make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Farmee in connection with this Agreement or the PSC.

ARTICLE IX TAX

Section 9.1 Tax Obligations

Save, as provided in Section 4.6, each Party shall be responsible for reporting and discharging its own tax, measured by the profit or income of the Party, and the satisfaction of such Party’s share of all contractual obligations under the PSC and under this Agreement.  Each Party shall protect, defend and indemnify the other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the

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Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of Laws or Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  The Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

Section 9.2 Joint Levy

If interpretation or enforcement of the PSC by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

Section 9.3 United States Tax Election

a.              If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code.  Operator, if it is a U.S. Party, is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party.  However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Section 9.3.  Should there be any requirement that any Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

b.              No Party shall give any notice or take any other action inconsistent with the foregoing election.  If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each Party shall make such election as may be permitted or required by such laws.  In making the foregoing election or

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elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

c.               Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United  States income tax laws and regulations.

ARTICLE X CONFIDENTIALITY

Section 10.1 CONFIDENTIALITY

Except as otherwise provided in the PSC and the JOA, each Party agrees that all information disclosed under this Agreement, except information in the public domain or lawfully in possession of the other Party prior to the Effective Date, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of the PSC and for a period of three (3) years thereafter. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Article in the following circumstances:

1.              to an Affiliate provided the Affiliate is bound to the provisions of this Article X and the Party disclosing is responsible for the violation of an Affiliate;

2.              to the Government when required by the PSC;

3.              to the extent such information is required to be furnished in compliance with the applicable Laws/Regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

4.              to  attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys’ work for such Party and such attorneys are bound by an obligation of confidentiality;

5.              to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

6.              to a bona fide prospective transferee of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

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7.              to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

8.              to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates;

9.              to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential;

10.       to the extent any information which, through no fault of a Party, becomes a part of the public domain; and

11.       to the other parties to the PSC and JOA and the Government solely to the extent as may be required to satisfy the Conditions Precedent.

Section 10.2

Disclosure pursuant to Sections 10.1(5), (6), (7) and (11) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Sections 10.1(5), (6), (7), and (11), whichever is applicable, with respect to the disclosing Party.

ARTICLE XI NOTICES

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing in English and delivered in person, by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party.  Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

All notices shall be addressed as follows:

If to Farmor:

Attn: Paolo Amoruso, SCS Corporation Ltd., 12012 Wickchester Lane, Suite 475, Houston, TX 77079, USA Telephone +1 713.353.9400, Facsimile +1 713.353.9434.

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If to Farmee:

Attn:  General Counsel, Tullow Guinea Ltd, 9 Chiswick Park, 566 Chiswick High Road, London, W4 5XT, England. Telephone: +44 20 3249 9000, Facsimile: +44 20 3249 8801.

ARTICLE XII LAW AND DISPUTE RESOLUTION

Section 12.1 Governing Law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Texas, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

Section 12.2 Dispute Resolution

(a)                           Notification.  A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other party to the Dispute written notice of the Dispute (“Notice of Dispute”).  The Notice of Dispute shall  contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article XII.

(b)                           Arbitration.  Any Dispute not finally resolved between the Parties shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

1.                                      Rules.  The arbitration shall be conducted in accordance with the following international arbitration rules (as then in effect) (the “Rules”): Arbitration Rules of the American Arbitration Association (the “AAA”).

2.                                      Number of Arbitrators.  The arbitration shall be conducted by three arbitrators, unless both parties to the Dispute agree to a sole arbitrator within thirty (30) days after the filing of the arbitration. For greater certainty, for purposes of this Section 12.2(B), the filing of the arbitration means the date on which the claimant’s request for arbitration is received by the other parties to the Dispute.

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3.                                      Method of Appointment of the Arbitrators.  If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the Parties to the Dispute.  If the Parties to the Dispute fail to agree on the arbitrator within thirty (30) days after the filing of the arbitration, then the American Arbitration Association shall appoint the arbitrator.

4.                                      If the arbitration is to be conducted by three arbitrators, then each party to the Dispute shall appoint one arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the Parties to the Dispute.  If a Party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the American Arbitration Association shall appoint the remainder of the three arbitrators not yet appointed.

5.                                      Consolidation.  If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

6.                                      Place of Arbitration.  Unless otherwise agreed by the Parties to the Dispute, the place of arbitration shall be Houston, Texas.

7.                                      Language.  The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

8.                                      Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

9.                                      Notice.  All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article XI.

10.                               Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute

32

concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

11.                               Interim Measures.  Either Party to the Dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction.  The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration.  The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may (1) grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order and (2) enforce interim measures lawfully granted by a court before the appointment of the tribunal.  Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

12.                               Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

13.                               Interest.  The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.  Interest shall be awarded at LIBOR plus 200 basis points.

14.                               Currency of Award.  The arbitral award shall be made and payable in Dollars, free of any tax or other deduction.

15.                               Exemplary Damages.  The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

16.                               Waiver of Challenge to Decision or Award.  To the extent permitted by law, any right to appeal or challenge any

33

arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(c)          Confidentiality.  All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article X) to the extent necessary to enforce this Article XII or any arbitration award, to enforce other rights of a Party, or as required by law or pursuant to any rules or requirements of any government or stock exchange; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

Section 12.3 Expert Determination

Section 12.2 shall not apply to any matter referred to an expert, in relation to which the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the parties.  The expert is not an arbitrator and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the dispute written notice of the request for such determination.  If the Parties to the dispute are unable to agree upon an expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the dispute, the International Centre for Expertise of the International Chamber of Commerce (ICC) shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise.  The expert, once appointed, shall have no ex parte communications with any of the Parties to the dispute concerning the expert determination or the underlying dispute.  Both Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner.  Before issuing his final decision, the expert shall issue a draft report and allow the Parties to the dispute to comment on it.  The expert shall endeavor to determine the matter in dispute within thirty (30) days (but no later than sixty (60) days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.  The expert’s decision shall be final and binding on the Parties to the Dispute, absent fraud, miscarriage of justice or manifest error.

34

Section 12.4 Section Waiver of Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction.  This waiver includes immunity from (i) any expert determination, mediation, or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement.  Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

ARTICLE XIII FORCE MAJEURE

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Party of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep the other Party informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.

ARTICLE XIV DEFAULT

Section 14.1 Default

If Farmee fails to pay the amounts due under Article IV of this Agreement by the applicable dates, Farmee shall be in default hereunder and such amounts shall accrue interest payable to the Farmor at LIBOR + 200 basis points calculated on the outstanding balance from, and including, the due date until, and excluding the date of payment.

35

Section 14.2  Reassignment

Without prejudice to the JOA and to any and all other legal rights and remedies available to Farmor under this Agreement or at law, in the event that Farmee fails to perform its obligations under Article IV within the time frame provided in Section 4.4, Farmor shall have the option, exercisable at any time after 30 days from Farmor’s written notice to Farmee of Farmee’s failure to fulfill on a timely basis its obligations under Article IV within the time frame provided in Section 4.4, to require that Farmee assign Farmee’s entire Participating Interest to Farmor free of cost.  In this event, Farmee agrees to execute any and all such documents as are necessary for such assignment in the same form and manner as the original assignment; and, to assist in obtaining any required Government approval of such reassignment.  The Parties expressly recognize and agree that any default or failure on the part of the Farmee to comply with its obligations under Section 4.1 shall be a default under the JOA and subject Farmee and its Participating Interest to the provisions under the JOA for such default or failure to comply, including all default and remedies provisions under Article 8 of the JOA and any other applicable provision thereunder.

ARTICLE XV GENERAL PROVISIONS

Section 15.1  Assignments

i.                  Prior to the Closing Date neither Party shall assign any portion of its rights and obligations under this Agreement without the express written consent of the Farmor, such consent not to be unreasonably withheld.

ii.               Either Party may, after Closing and with the express written consent of the other Parties (such consent not to be unreasonably withheld), assign all or a portion of its rights and obligations under this Agreement to a third party to the extent it assigns a corresponding interest of the Farm-In Interest, and such third party enters into a novation of this Agreement to become a party hereto in the place of the assigning Farmor or Farmee.

iii.            Farmee shall not assign any portion of its rights and obligations under this Agreement without the express prior written consent of the Farmor until it has fulfilled all of the Farmee’s Farm-In Obligations. In the event that the Farm In Well is completed and the Farmee notifies the Farmor that it does not view such well as warranting appraisal, the Farm In Obligations shall be fulfilled notwithstanding no Appraisal Well having been drilled.

Section 15.2   Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in

36

this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

Section 15.3   Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

Section 15.4   Waiver

No waiver by a Party of any one or more defaults by the other Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character.  Except as expressly provided in this Agreement, neither Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

Section 15.5 Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

Section 15.6 Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

Section 15.7 Modifications

There shall be no modification of this Agreement except by written consent of both Parties.

Section 15.8 Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the JOA,

37

this Agreement shall prevail. In the event of any conflict between this Agreement and the PSC, this Agreement shall prevail unless such would be in violation of the Laws of Guinea or the terms of the PSC.

Section 15.9 Interpretation

Headings. The topical headings used in this Agreement are for convenience purposes only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

Gender. Reference to any gender includes a reference to all other genders.

Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of the Agreement.

Include. “include” and “including” shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

Section 15.10 Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that neither Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.  For purposes of assembling all counterparts into one document, Farmor is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

Section 15.11 Public Announcements

No public announcement or statement regarding the terms or existence or this Agreement shall be made without prior written consent of both Farmor and Farmee Parties with such disclosure not intended to be publicly announced prior to the Effective Date; provided that, notwithstanding any failure to obtain such approval, neither Farmor or Farmee shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates; however, the Parties shall use reasonable endeavours to (i) consult with the other Party in advance of such required public announcement in

38

order to agree the form, content and timing of such disclosure and (ii) shall include only that portion information which the disclosing Party is advised by written opinion of counsel (including in-house counsel) is legally required.  Such opinion shall be delivered to the other Party prior to any such public announcement.

Section 15.12 Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

ARTICLE XVI GUARANTEE

Farmee shall provide Farmor with the security in the form attached as Exhibit F to guarantee the obligations under this Agreement, the JOA and the Contract.

The Parties have executed this Agreement as of the Effective Date.

SCS CORPORATION LTD	TULLOW GUINEA LTD.

By:	By:

Name:	Name:

Title:	Title:

39

Exhibit “A”
PSC

Exhibit “B”
Contract Area

The Contract Area represented on the attached map consists of an area deemed equal to approximately 24,000 square kilometers.

Retained Area - Corner Coordinates For Each Block In Retained Area

Block	Point	X	Y	Lat_DD	Lon_DD	Lat_DMS	Lon_DMS

B4	1	292473.3	965766.4	8.732222	-16.88639	8°43’56”	-16°6’49”
B4	2	263884.8	1002183	9.06	-17.14806	9°3’36”	-17°51’7”
B4	3	364358.9	1070832	9.685	-16.23639	9°41’6”	-16°45’49”
B4	4	393242.9	1035108	9.362778	-15.97222	9°21’46”	-15°1’40”

C3	1	440313.3	1013561	9.168812	-15.54328	9°10’7”	-15°27’24”
C3	2	421603.8	1000580	9.051111	-15.71333	9°3’4”	-15°17’12”
C3	3	393242.9	1035108	9.362778	-15.97222	9°21’46”	-15°1’40”
C3	4	411232	1047520	9.475447	-15.80867	9°28’31”	-15°11’28”

C4	1	421603.8	1000580	9.051111	-15.71333	9°3’4”	-15°17’12”
C4	2	320143.9	931320.6	8.421945	-16.63361	8°25’19”	-16°21’59”
C4	3	292473.3	965766.4	8.732222	-16.88639	8°43’56”	-16°6’49”
C4	4	393242.9	1035108	9.362778	-15.97222	9°21’46”	-15°1’40”

D3	1	362005.9	959896.7	8.681759	-16.2543	8°40’54”	-16°44’44”
D3	2	479811.7	1040954	9.416945	-15.18389	9°25’1”	-15°48’57”
D3	3	511872.8	1008244	9.121111	-14.89194	9°7’16”	-14°6’29”
D3	4	445976.8	962610.9	8.708056	-15.49111	8°42’29”	-15°30’31”
D3	5	417751.1	982681.8	8.889167	-15.74806	8°53’21”	-15°15’7”

E3	1	543394.8	975662.5	8.82622	-14.60538	8°49’34”	-14°23’40”
E3	2	485593	935433.2	8.46252	-15.13089	8°27’45”	-15°52’8”
E3	3	445976.8	962610.9	8.708056	-15.49111	8°42’29”	-15°30’31”

E3	4	511872.8	1008244	9.121111	-14.89194	9°7’16”	-14°6’29”

F2	1	545020.9	976792	8.83642	-14.59058	8°50’11”	-14°24’33”
F2	2	590677.7	1008503	9.122536	-14.17476	9°7’21”	-14°49’30”
F2	3	621595.4	975064.5	8.81939	-13.89433	8°49’9”	-13°6’20”
F2	4	575778.7	943812.8	8.537727	-14.31143	8°32’15”	-14°41’18”

F3	1	485593	935433.2	8.46252	-15.13089	8°27’45”	-15°52’8”
F3	2	545025.7	976799.9	8.836491	-14.59054	8°50’11”	-14°24’34”
F3	3	575778.7	943812.8	8.537727	-14.31143	8°32’15”	-14°41’18”
F3	4	524510.7	908849	8.222016	-14.77746	8°13’19”	-14°13’21”

Exhibit “C”
Joint Operating Agreement

OPERATING AGREEMENT

BETWEEN

SCS CORPORATION

AND

DANA PETROLEUM (E&P) LIMITED

COVERING:

THE HYDROCARBON PRODUCTION SHARING CONTRACT DATED SEPTEMBER 22, 2006

OFFSHORE REPUBLIC OF GUINEA

BASED ON

THE 2002 MODEL FORM INTERNATIONAL OPERATING AGREEMENT OF

THE ASSOCIATION OF INTERNATIONAL PETROLEUM NEGOTIATORS (“AIPN”)

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 EFFECTIVE DATE AND TERM		5
ARTICLE 3 SCOPE		5
3.1	Scope	5
3.2	Participating Interest	6
3.3	Ownership, Obligations and Liabilities	6
3.4	Government Participation	6
ARTICLE 4 OPERATOR		6
4.1	Designation of Operator	6
4.2	Rights and Duties of Operator	7
4.3	Operator Personnel	8
4.4	Information Supplied by Operator	10
4.5	Settlement of Claims and Lawsuits	11
4.6	Limitation on Liability of Operator	11
4.7	Insurance Obtained by Operator	12
4.8	Commingling of Funds	13
4.9	Resignation of Operator	14
4.10	Removal of Operator	14
4.11	Appointment of Successor	14
4.12	Health, Safety and Environment (HSE)	15
ARTICLE 5 OPERATING COMMITTEE		16
5.1	Establishment of Operating Committee	16
5.2	Powers and Duties of Operating Committee	16
5.3	Authority to Vote	16
5.4	Subcommittees	17
5.5	Notice of Meeting	17
5.6	Contents of Meeting Notice	17
5.7	Location of Meetings	17
5.8	Operator’s Duties for Meetings	17
5.9	Voting Procedure	18
5.10	Record of Votes	19
5.11	Minutes	19
5.12	Voting by Notice	19
5.13	Effect of Vote	20
ARTICLE 6 WORK PROGRAMS AND BUDGETS		21
6.1	Exploration and Appraisal	21
6.2	Development	22
6.3	Production	23
6.4	Itemization of Expenditures	23
6.5	Multi-Year Work Program and Budget	23
6.6	Contract Awards	24
6.7	Authorization for Expenditure (AFE) Procedure	25
6.8	Overexpenditures of Work Programs and Budgets	26
ARTICLE 7 OPERATIONS BY LESS THAN ALL PARTIES		26
7.1	Limitation on Applicability	26
7.2	Procedure to Propose Exclusive Operations	27
7.3	Responsibility for Exclusive Operations	28
7.4	Consequences of Exclusive Operations	28
7.5	Premium to Participate in Exclusive Operations	30
7.6	Order of Preference of Operations	31
7.7	Stand-By Costs	32
7.8	Special Considerations Regarding Deepening and Sidetracking	33
7.9	Use of Property	33

7.10	Lost Production	34
7.11	Production Bonuses	34
7.12	Conduct of Exclusive Operations	35
ARTICLE 8 DEFAULT		36
8.1	Default and Notice	36
8.2	Operating Committee Meetings and Data	36
8.3	Allocation of Defaulted Accounts	37
8.4	Remedies	38
8.5	Survival	40
8.6	No Right of Set Off	40
ARTICLE 9 DISPOSITION OF PRODUCTION		41
9.1	Right and Obligation to Take in Kind	41
9.2	Disposition of Crude Oil	41
9.3	Disposition of Natural Gas	41
ARTICLE 10 ABANDONMENT		41
10.1	Abandonment of Wells Drilled as Joint Operations	41
10.2	Abandonment of Exclusive Operations	42
ARTICLE 11 SURRENDER, EXTENSIONS AND RENEWALS		42
11.1	Surrender	42
11.2	Extension of the Term	43
ARTICLE 12 TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL		43
12.1	Obligations	43
12.2.	Transfer	44
12.3	Change in Control	45
ARTICLE 13 WITHDRAWAL FROM AGREEMENT		46
13.1	Right of Withdrawal	46
13.2	Partial or Complete Withdrawal	46
13.3	Rights of a Withdrawing Party	46
13.4	Obligations and Liabilities of a Withdrawing Party	46
13.5	Emergency	47
13.6	Assignment	47
13.7	Approvals	48
13.8	Security	48
13.9	Withdrawal or Abandonment by all Parties	48
ARTICLE 14 RELATIONSHIP OF PARTIES AND TAX		48
14.1	Relationship of Parties	48
14.2	Tax	48
14.3	United States Tax Election	49
ARTICLE 15 VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY		49
15.1	Venture Information	49
15.2	Confidentiality	50
15.3	Intellectual Property	51
15.4	Continuing Obligations	51
15.5	Trades	51
ARTICLE 16 FORCE MAJEURE		51
16.1	Obligations	51
16.2	Definition of Force Majeure	52
ARTICLE 17 NOTICES		52
ARTICLE 18 APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY		53
18.1	Applicable Law	53
18.2	Dispute Resolution	53
18.3	Expert Determination	55
18.4	Waiver of Sovereign Immunity	56
ARTICLE 19 ALLOCATION OF COST & PROFIT HYDROCARBONS		56
19.1	Allocation of Total Production	56
19.2	Allocation of Hydrocarbons to Parties	56

19.3	Use of Estimates		57
19.4	Principles		57
ARTICLE 20 GENERAL PROVISIONS			57
20.1	Conduct of the Parties		57
20.2	Conflicts of Interest		58
20.3	Public Announcements		58
20.4	Successors and Assigns		58
20.5	Waiver		58
20.6	No Third Party Beneficiaries		59
20.7	Joint Preparation		59
20.8	Severance of Invalid Provisions		59
20.9	Modifications		59
20.10	Interpretation		59
20.11	Counterpart Execution		59
20.12	Entirety		60

Exhibit A	-	Accounting Procedure
Exhibit B	-	Contract Area

OPERATING AGREEMENT

THIS AGREEMENT is made as of the 28th day of January 2010 (the “Effective Date”) among SCS Corporation, a company existing under the laws of the State of Delaware (hereinafter referred to as “SCS” or “Operator”) and Dana Petroleum (E&P) Limited, a company existing under the laws of England, (hereinafter referred to as “DANA”). The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, SCS has entered into the Hydrocarbon Production Sharing Contract dated September 22, 2006 with the Republic of Guinea (hereinafter referred to as “Government”) covering certain areas located in the Offshore Area (the “Contract”) which Contract is subject to a Memorandum of Understanding dated September 11, 2009 between the Government and SCS; and

WHEREAS, SCS and DANA are Parties to the Contract; and

WHEREAS, the Parties desire to define their respective rights and obligations with respect to their operations under the Contract;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1                               Accounting Procedure means the rules, provisions and conditions contained in Exhibit A.

1.2                               AFE means an authorization for expenditure pursuant to Article 6.7.

1.3                               Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.

1.4                               Agreed Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus two (2) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.5                               Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.6                               Appraisal Well means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

1.7                               Business Day means a Day on which both the banks in the United States and Scotland are customarily open for business.

1.8                               Calendar Quarter means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following

June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31, all in accordance with the Gregorian Calendar.

1.9                               Calendar Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.10                        Commercial Discovery means any Discovery that is sufficient to entitle the Parties to apply to the Government to commence exploitation.

1.11                        Completion means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation. “Complete” and other derivatives shall be construed accordingly.

1.12                        Consenting Party means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.13                        Consequential Loss means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages; or (v) other indirect damages or losses whether or not similar to the foregoing.

1.14                        Contract means the instrument identified in the recitals to this Agreement and any extension, renewal or amendment thereto.

1.15                        Contract Area means as of the Effective Date the area that is described in Exhibit B. The perimeter or perimeters of the Contract Area shall correspond to that area covered by the Contract, as such area may vary from time to time during the term of validity of the Contract.

1.16                        Control means the ownership directly or indirectly of more than fifty (50) percent of the voting rights in a legal entity. “Controls”, “Controlled by” and other derivatives shall be construed accordingly.

1.17                        Cost Hydrocarbons means that portion of the total production of Hydrocarbons which is allocated to the Parties under the Contract and this Agreement for the recovery of the costs and expenses incurred by the Parties and allowed to be recovered pursuant to the Contract.

1.18                        Crude Oil means all crude oils, condensates, and natural gas liquids at atmospheric pressure which are subject to and covered by the Contract.

1.19                        Day means a calendar day unless otherwise specifically provided.

1.20                        Deepening means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper. “Deepen” and other derivatives shall be construed accordingly.

1.21                        Development Plan means a plan for the development of Hydrocarbons from an Exploitation Area.

1.22                        Development Well means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

1.23                        Discovery means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling.

1.24                        Dispute means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

1.25                        Entitlement means that quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of this Agreement and the Contract, as such rights and obligations may be adjusted by the terms of any lifting, balancing and other disposition agreements entered into pursuant to Article 9.

1.26                        Environmental Loss means any loss, damages, costs, expenses or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants or other contaminants into or onto any medium (such as land, surface water, ground water and/or air) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

1.27                        Exclusive Operation means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

1.28                        Exclusive Well means a well drilled pursuant to an Exclusive Operation.

1.29                        Exploitation Area means that part of the Contract Area which is established for development of a Commercial Discovery pursuant to the Contract or, if the Contract does not establish an exploitation area, then that part of the Contract Area which is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

1.30                        Exploitation Period means any and all periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Contract.

1.31                        Exploration Period means any and all periods of exploration set out in the Contract.

1.32                        Exploration Well means any well the purpose of which at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling.

1.33                        G & G Data means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

1.34                        Government means the government of the Republic of Guinea and any political subdivision, agency or instrumentality thereof, including the Government Oil & Gas Company.

1.35                        Government Oil & Gas Company means the oil and gas company formed by the Republic of Guinea for the purposes of the Contract under whatever name is eventually given to the company.

1.36                        Gross Negligence / Willful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

1.37                        Hydrocarbons means all substances which are subject to and covered by the Contract, including Crude Oil and Natural Gas.

1.38                        Joint Account means the accounts maintained by Operator in accordance with the provisions of this Agreement, including the Accounting Procedure.

1.39                        Joint Operations means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties.

1.40                        Joint Property means, at any point in time, all wells, facilities, equipment, materials, information (subject always to the provisions of Article 15.3 below), funds and property (other than Hydrocarbons) held for use in Joint Operations.

1.41                        Laws / Regulations means those laws, statutes, rules and regulations governing activities under the Contract.

1.42                        Minimum Work Obligations means those work and/or expenditure obligations specified in the Contract that must be performed in order to satisfy the obligations of the Contract.

1.43                        Natural Gas means all gaseous hydrocarbons (including wet gas, dry gas and residue gas) which are subject to and covered by the Contract, but excluding Crude Oil.

1.44                        Non-Consenting Party means each Party who elects not to participate in an Exclusive Operation.

1.45                        Non-Operator means each Party to this Agreement other than Operator.

1.46                        Operating Committee means the committee constituted in accordance with Article 5.

1.47                        Operator means a Party to this Agreement designated as such in accordance with Articles 4 or 7.12(F).

1.48                        Participating Interest means as to any Party, the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Parties’ interest in the Contract and this Agreement.

1.49                        Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. “Plug Back” and other derivatives shall be construed accordingly.

1.50                        Profit Hydrocarbons means that portion of the total production of Hydrocarbons, in excess of Cost Hydrocarbons, which is allocated to the Parties under the terms of the Contract.

1.51                        Recompletion means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. “Recomplete” and other derivatives shall be construed accordingly.

1.52                        Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. “Rework” and other derivatives shall be construed accordingly.

1.53                        Security means (i) a guarantee or standby letter of credit issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) a corporate guarantee; (iv) any financial security required by the Contract or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided, however, that the bank, surety or corporation issuing the guarantee, standby letter of credit, bond or other security (as applicable) has a credit rating indicating it has a sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

1.54                        Senior Supervisory Personnel means, with respect to a Party, any individual who functions as its senior resident manager who directs all operations and activities of such Party in the country or region in which he is resident, and any manager who directly reports to such senior resident manager in such country or region, but excluding all managers or supervisors who are responsible for or in charge of installations or facilities, onsite drilling, construction or production and related operations, or any other field operations; and, in any of the above alternatives, any individual who functions for such Party or one of its Affiliates at a management level equivalent to or superior to the tier selected, or any officer or director of such Party or one of its Affiliates.

1.55                        Sidetracking means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. “Sidetrack” and other derivatives shall be construed accordingly.

1.56                        Testing means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. “Test” and other derivatives shall be construed accordingly.

1.57                        Urgent Operational Matters has the meaning ascribed to it in Article 5.12(A)(1).

1.58                        Work Program and Budget means a work program for Joint Operations and budget therefor as described and approved in accordance with Article 6 and shall not necessarily mean, but shall not exclude the minimum exploration program required of the Parties under the Contract.

1.59                        Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE 2
EFFECTIVE DATE AND TERM

This Agreement shall have effect from the Effective Date (as defined in the preamble to this Agreement) and shall continue in effect until the following occur in accordance with the terms of this Agreement: the Contract terminates; all materials, equipment and personal property used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made. Notwithstanding the preceding sentence: (i) Article 10 shall remain in effect until all abandonment obligations under the Contract have been satisfied; and (ii) Article 4.5, Article 8, Article 15.2, Article 18 and the indemnity obligation under Article 20.1 (A) shall remain in effect until all obligations have been extinguished and all Disputes have been resolved. Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement which have vested, matured or accrued prior to such termination.

ARTICLE 3
SCOPE

3.1                               Scope

(A)                               The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Contract, including the joint exploration, appraisal, development, production and disposition of Hydrocarbons from the Contract Area.

(B)                               For greater certainty, the Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)                                 construction, operation, ownership, maintenance, repair and removal of facilities downstream from the delivery point (as determined under Article 9) of the Parties’ Entitlements;

(2)                                 transportation of the Parties’ Entitlements downstream from the delivery point (as determined under Article 9);

(3)                                 marketing and sales of Hydrocarbons, except as expressly provided in Article 7.12(E), Article 8.4 and Article 9;

(4)                                 acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitization with an adjoining contract area under the terms of the Contract); and

(5)                                 exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

3.2                               Participating Interest

(A)                               The Participating Interests of the Parties as of the Effective Date are:

SCS:	77%
DANA:	23%

(B)                               If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract, the Participating Interests of the Parties shall be revised accordingly.

3.3                               Ownership, Obligations and Liabilities

(A)                               Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property, and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating Interests.

(B)                               Unless otherwise provided in this Agreement, the obligations of the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in accordance with their respective Participating Interests.

(C)                               Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement. A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

3.4                               Government Participation

If Government Oil & Gas Company, elects to participate in the rights and obligations of Parties pursuant to Article 15 of the Contract, the Parties shall contribute, in proportion to their respective Participating Interests, to the interest to be acquired by Government Oil & Gas Company. The effective date of the Government’s participation shall be the date of the adoption of the development plan under Article 7 of the Contract.

The Parties shall execute such documents as may be necessary to effect such transfer of interests and the joinder of Government Oil & Gas Company as a Party to this Agreement. All payments received for or related to the transfer of such interests and the joinder of the Government shall be credited to the Parties in proportion to their Participating Interests.

ARTICLE 4
OPERATOR

4.1                               Designation of Operator

SCS is designated as Operator and agrees to act as such in accordance with this Agreement.

4.2                               Rights and Duties of Operator

(A)                               Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator under the Contract and shall have exclusive charge of and shall conduct all Joint Operations. Operator may employ independent contractors and agents (which independent contractors and agents may include an Affiliate of Operator, a Non-Operator, or an Affiliate of a Non-Operator) in such Joint Operations.

(B)                               In the conduct of Joint Operations Operator shall:

(1)                                 perform Joint Operations in accordance with the provisions of the Contract, the Laws / Regulations, this Agreement, and the decisions of the Operating Committee not in conflict with this Agreement;

(2)                                 conduct all Joint Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry under similar circumstances;

(3)                                 exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

(4)                                 subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

(5)                                 perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee proposed Work Programs and Budgets and (if required) AFEs, as provided in Article 6;

(6)                                 acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(7)                                 upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times during normal business hours and at their own risk and expense reasonable access to the Joint Operations with the right to observe all Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(8)                                 undertake to maintain the Contract in full force and effect in accordance with such good and prudent petroleum industry practices as are generally followed by the international petroleum industry under similar circumstances. Operator shall timely pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable endeavors to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(9)                                 pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Contract and the Laws / Regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations but excluding any taxes measured by the incomes of the Parties;

(10)                          carry out the obligations of Operator pursuant to the Contract, including preparing and furnishing such reports, records and information as may be required pursuant to the

Contract;

(11)                          have, in accordance with any decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations, including serving as the Contractor’s representatives on the Petroleum Operations Management Committee under Article 9 of the Contract. Operator shall notify the other Parties as soon as possible of such meetings. Subject to the Contract and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, but only in the capacity of observers. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under the Contract or this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information or matters not affecting the Parties;

(12)                          in accordance with Article 9.3 and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

(13)                          in case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

(14)                          establish and implement pursuant to Article 4.12 an HSE plan to govern Joint Operations which is designed to ensure compliance with applicable HSE laws, rules and regulations and this Agreement;

(15)                          include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a)                                 establish that such contractors can only enforce their contracts against Operator;

(b)                                 permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(c)                                  require such contractors to take insurance required by Article 4.7(H).

4.3                               Operator Personnel

(A)                               Operator shall engage or retain only such employees, Secondees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations. For the purposes of this Article 4.3, “Secondee” means an employee of a Non-Operator (or its Affiliate) who is seconded to Operator to provide services under a secondment agreement to be negotiated and entered into between Operator and such Non-Operator; and “Secondment” means placement within Operator’s organization in accordance with this Article 4.3 of one or more persons who are employed by a Non-Operator or an Affiliate.

(B)                               Subject to the Contract and this Agreement, Operator shall determine the number of employees, Secondees, contractors, consultants and agents, the selection of such persons, their hours of work, and (except for Secondees) the compensation to be paid to all such persons in connection with Joint Operations.

(C)                               No Secondment may be implemented except (i) in situations requiring particular expertise or involving projects of a technical, operational or economically challenging nature; and (ii) in the manner set out in paragraphs (1) to (7) below.

(1)                                 Any Party may propose Secondment for a designated purpose related to Joint Operations. Any proposal for Secondment must include the:

(a)                                 designated purpose and scope of Secondment, including duties, responsibilities, and deliverables;

(b)                                 duration of the Secondment;

(c)                                  number of Secondees and minimum expertise, qualifications and experience required;

(d)                                 work location and position within Operator’s organization of each Secondee; and

(e)                                  estimated costs of the Secondment.

(2)                                 In relation to a proposed Secondment meeting the requirements of Article 4.3(C)(1), Operator shall as soon as reasonably practicable approve (such approval to not be unreasonably withheld) or reject any Secondment proposed by a Non-Operator. Without prejudice to Operator’s right to conduct Joint Operations in accordance with this Agreement and the Contract, Operator shall consider such Secondment proposal in light of the: (i) expertise and experience required for the relevant Joint Operations; (ii) expertise and experience of Operator’s personnel; and (iii) potential benefits of such Secondment to the conduct of Joint Operations.

(3)                                 Any proposal for one or more Secondment positions approved by Operator is subject to: (i) the Operating Committee’s authorization of an appropriate budget for such Secondment positions; and (ii) Non-Operators continuing to make available to Operator Secondees qualified to fulfill the designated purpose and scope of such Secondment.

(4)                                 As to each approved and authorized Secondment position, Operator shall request Non-Operators to nominate, by a specified date, qualified personnel to be the Secondee for such position. Each Non-Operator has the right (but not the obligation) to nominate for each Secondment position one or more proposed Secondees who such Non-Operator considers reasonably qualified to fulfill the designated purpose and scope of such Secondment.

(5)                                 Following the deadline for submitting nominations, Operator shall consider the expertise and experience of each such nominee in light of the expertise and experience required for the approved and authorized Secondment position, and shall select from the nominees the best qualified person, unless Operator reasonably demonstrates that no nominee is qualified to fulfill the designated purpose and scope of such Secondment.

(6)                                 Operator shall have the right to terminate the Secondment for cause in accordance with the secondment agreement provided for under Article 4.3(D).

(7)                                 Although each Secondee shall report to and be directed by Operator, each Secondee shall remain at all times the employee of the Party (or its Affiliate) nominating such Secondee.

(D)                               Any Secondment under this Agreement shall be in accordance with a separate secondment agreement to be negotiated and entered into between Operator and the employer of the Secondee, which agreement shall be consistent with this Article 4.3.

(E)                                All costs related to Secondment and Secondees that are within the Work Program and Budget related to such Secondment position shall be charged to the Joint Account.

(F)                                 If any Secondee acting as the Senior Supervisory Personnel of Operator or its Affiliates engages in Gross Negligence / Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then all such damages, losses, costs, expenses and liabilities shall be allocated to Operator, in accordance with Article 4.6.

4.4                               Information Supplied by Operator

(A)                               Operator shall provide Non-Operators with the following data and reports (to the extent to be charged to the Joint Account) as they are currently produced or compiled from Joint Operations:

(1)                                 copies of all logs or surveys, including in digitally recorded format if such exists;

(2)                                 daily drilling reports;

(3)                                 copies of all Tests and core data and analysis reports;

(4)                                 final well recap report;

(5)                                 copies of plugging reports;

(6)                                 copies of final geological and geophysical maps, seismic sections and shot point location maps;

(7)                                 engineering studies, development schedules and quarterly progress reports on development projects;

(8)                                 field and well performance reports, including reservoir studies and reserve estimates;

(9)                                 as requested by a Non-Operator, (i) copies of all material reports relating to Joint Operations or the Contract Area furnished by Operator to the Government; and (ii) other material studies and reports relating to Joint Operations;

(10)                          gas balancing reports under agreements provided for in Article 9.3;

(11)                          such additional information as a Non-Operator may reasonably request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel. Only Non-Operators who pay such costs will receive such additional information; and

(12)                          other reports as directed by the Operating Committee.

(B)                               Operator shall give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators in accordance with Article 4.4(A)) acquired in the conduct of Joint Operations, which a Non-Operator may reasonably request. Any Non-Operator may make copies of such other data at its sole expense.

4.5                               Settlement of Claims and Lawsuits

(A)                               Operator shall promptly notify the Parties of any and all material claims or suits that relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of One Hundred Thousand U.S. dollars (US$100,000) exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above-stated amount. Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

(B)                               Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party that arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Joint Operations shall be for the Joint Account.

(C)                               Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B), at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6                               Limitation on Liability of Operator

(A)                               NEITHER OPERATOR NOR ANY OTHER INDEMNITEE (AS DEFINED BELOW) SHALL BEAR (EXCEPT AS A PARTY TO THE EXTENT OF ITS PARTICIPATING INTEREST SHARE) ANY DAMAGE, LOSS, COST, EXPENSE OR LIABILITY RESULTING FROM PERFORMING (OR FAILING TO PERFORM) THE DUTIES AND FUNCTIONS OF OPERATOR, AND THE INDEMNITEES ARE HEREBY RELEASED FROM LIABILITY TO NON-OPERATORS FOR ANY AND ALL DAMAGES, LOSSES, COSTS, EXPENSES AND LIABILITIES ARISING OUT OF, INCIDENT TO OR RESULTING FROM SUCH PERFORMANCE OR FAILURE TO PERFORM, EVEN THOUGH CAUSED IN WHOLE OR IN PART BY A PRE-EXISTING DEFECT, OR THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF OPERATOR (OR ANY SUCH INDEMNITEE).

(B)                               THE PARTIES SHALL (IN PROPORTION TO THEIR PARTICIPATING INTERESTS) DEFEND AND INDEMNIFY OPERATOR AND ITS AFFILIATES, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AND EMPLOYEES (COLLECTIVELY, THE “INDEMNITEES”), FROM ANY AND ALL DAMAGES, LOSSES, COSTS, EXPENSES (INCLUDING REASONABLE LEGAL COSTS, EXPENSES AND ATTORNEYS’ FEES) AND LIABILITIES INCIDENT TO CLAIMS, DEMANDS OR CAUSES OF ACTION BROUGHT BY OR ON BEHALF OF ANY PERSON OR ENTITY, WHICH CLAIMS, DEMANDS OR CAUSES OF ACTION ARISE OUT OF, ARE INCIDENT TO OR RESULT FROM JOINT OPERATIONS, EVEN THOUGH CAUSED IN WHOLE OR IN PART BY A PRE-EXISTING DEFECT, OR THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF OPERATOR (OR ANY SUCH INDEMNITEE).

(C)                               Notwithstanding Articles 4.6(A) or 4.6(B), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence / Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then, in addition to its Participating Interest share, Operator shall bear only the actual damage, loss, cost, expense and liability to repair, replace and/or remove Joint Property so damaged or lost, if any.

Notwithstanding the foregoing, under no circumstances shall Operator (except as a Party to the extent of its Participating Interest) or any other Indemnitee bear any Consequential Loss or Environmental Loss.

(D)                               Nothing in this Article 4.6 shall be deemed to relieve Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to, or resulting from Joint Operations.

4.7                               Insurance Obtained by Operator

(A)                               Operator shall procure and maintain for the Joint Account all insurance in the types and amounts required by the Contract or the Laws / Regulations.

(B)                               Operator shall procure and maintain any further insurance, at reasonable rates, as the Operating Committee may from time to time require. In the event that such further insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Non-Operators in order to allow the Operating Committee to reconsider such further insurance.

(C)                               Each Party will be provided the opportunity to underwrite any or all of the insurance to be obtained by Operator under Articles 4.7(A) and 4.7(B), through such Party’s Affiliate insurance company or, if such direct insurance is not so permitted, through reinsurance policies to such Party’s Affiliate insurance company; provided that the security and creditworthiness of such insurance arrangements are satisfactory to Operator, and that such arrangements will not result in any part of the premiums for such insurance not being recoverable under the Contract, or being significantly higher than the market rate.

(D)                               Subject to the Contract and the Laws / Regulations, any Party may elect not to participate in the insurance to be procured under Articles 4.7(A) and 4.7(B) provided such Party:

(1)                                 gives prompt written notice to that effect to Operator;

(2)                                 does nothing which may interfere with Operator’s negotiations for such insurance for the other Parties;

(3)                                 obtains insurance prior to or concurrent with the commencement of relevant operations and maintains such insurance (in respect of which a current certificate of adequate coverage, provided at least once a year, shall be sufficient evidence) or other evidence of financial responsibility which fully covers its Participating Interest share of the risks that would be covered by the insurance to be procured under Article 4.7(A) and/or Article 4.7(B), as applicable, and which the Operating Committee determines to be acceptable. No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call (except, in accordance with Article 4.7(F), as regards the costs of the insurance policy in which such Party has elected not to participate) including any cash call with respect to damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement, the Contract and the Laws / Regulations. If such Party obtains other insurance, such insurance shall (a) contain a waiver of subrogation in favor of all the other Parties, the Operator and their insurers but only with respect to their interests under this Agreement; (b) provide that thirty (30) days written notice be given to Operator prior to any material change in, or cancellation of, such insurance policy; (c) be primary to, and receive no contribution from, any other insurance maintained by or on behalf of, or benefiting Operator or the other Parties; and (d) contain adequate territorial extensions and coverage in the location of the Joint Operations; and

(4)                                 is responsible for all deductibles, coinsurance payments, self-insured exposures, uninsured or underinsured exposures relating to its interests under this Agreement.

(E)                                The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests. Subject to the preceding sentence, the cost of insurance with respect to an Exclusive Operation shall be charged to the Consenting Parties.

(F)                                 Operator shall, with respect to all insurance obtained under this Article 4.7:

(1)                                 use reasonable endeavors to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Contract or the Laws / Regulations;

(2)                                 promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(3)                                 arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only with respect to their interests under this Agreement;

(4)                                 use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(5)                                 duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(G)                               Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:

(1)                                 obtain and maintain any and all insurance in the types and amounts required by the Contract, the Laws / Regulations or any decision of the Operating Committee;

(2)                                 name the Parties as additional insureds on the contractor’s insurance policies and obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers; and

(3)                                 provide Operator with certificates reflecting such insurance prior to the commencement of their services.

4.8                               Commingling of Funds

Operator may not commingle with Operator’s own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement. However, Operator reserves the right to make future proposals to the Operating Committee with respect to the commingling of funds to achieve financial efficiency.

Interest Bearing Account: The Operating Committee may decide that monies Operator receives for the Joint Account shall be deposited in an interest-bearing accountat any time. Interest earned shall be allocated among the Parties on an equitable basis taking into account the date of the funding by each Party and its share of the Joint Account monies. Operator shall apply such earned interest to the next succeeding cash call or, if directed by the Operating Committee, pay it to the Parties.

4.9                               Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10                        Removal of Operator

(A)                               Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(1)                                 Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;

(2)                                 an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(3)                                 a receiver is appointed for a substantial part of Operator’s assets; or

(4)                                 Operator dissolves, liquidates, is wound up, or otherwise terminates its existence.

(B)                               Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion. Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10(B) shall be made by an affirmative vote of two (2) or more of the total number of Non-Operators holding a combined Participating Interest of at least twenty-five percent (25%). However, if Operator disputes such alleged commission of or failure to cure a material breach and dispute resolution proceedings are initiated pursuant to Article 18.2 in relation to such breach, then Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator’s breach of its payment obligations.

(C)                               If Operator together with any Affiliates of Operator is or becomes the holder of a Participating Interest of less than twenty-five percent (25%), then Operator shall be required to promptly notify the other Parties. The Operating Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

(D)                               If there is a direct or indirect change in Control of Operator (other than a transfer of Control to an Affiliate of Operator), Operator shall be required to promptly notify the other Parties. The Operating Committee shall vote pursuant to Article 5.9 within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

4.11                        Appointment of Successor

When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

(A)                               The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9. No Party may be appointed successor Operator against its will. No entity shall be appointed operator unless it can demonstrate to the satisfaction of the Operating Committee that it has the requisite financial and technical capability and that its appointment would not be counter to or violate the law in any of the jurisdictions in which the parties are incorporated, have their principal place of business or are licensed to do business.

(B)                               If Operator is removed, other than in the case of Article 4.10(C) or Article 4.10(D), neither Operator nor any Affiliate of Operator shall have the right to be considered as a candidate for the successor Operator.

(C)                               The resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 4.10(B).

(D)                               The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(E)                                Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

4.12                        Health, Safety and Environment (“HSE”)

(A)                               With the goal of achieving safe and reliable operations in compliance with applicable HSE laws, rules and regulations (including avoiding significant and unintended impact on the safety or health of people, on property, or on the environment), Operator shall in the conduct of Joint Operations:

(1)                                 establish and implement an HSE plan in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances, including Recommended Practice 75 of the American Petroleum Institute and provide such plan and any amendments to the Operating Committee and to all interest owners as soon as practicable;

(2)                                 design and operate Joint Property consistent with the HSE plan; and

(3)                                 conform with locally applicable HSE laws, rules and regulations and other HSE-related statutory requirements that may apply.

(B)                               The Operating Committee shall from time to time review details of Operator’s HSE plan and Operator’s implementation thereof.

(C)                               In the conduct of Joint Operations, Operator shall establish and implement a program for regular HSE assessments. The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE plan is being implemented in accordance with the policies and standards of the HSE plan. Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations. Upon reasonable notice given to Operator, Non-Operators shall have the right to participate in such HSE assessments.

(D)                               Operator shall require its contractors, consultants and agents undertaking activities for the Joint Account to manage HSE risks in a manner consistent with the requirements of this Article 4.12.

(E)                                Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit within the Contract Area the following:

(1)                                 possession, use, distribution or sale of firearms, explosives, or other weapons without the prior written approval of senior management of Operator;

(2)                                 possession, use, distribution or sale of alcoholic beverages without the prior written approval of senior management of Operator; and

(3)                                 possession, use, distribution or sale of illicit or non-prescribed controlled substances and the misuse of prescribed drugs.

(F)                                 Without prejudice to a Party’s rights under Article 4.2(B)(7), with reasonable advance notice, Operator shall permit each Non-Operator to have at all reasonable times during normal business hours (and at its own risk and expense) the right to conduct its own HSE audit.

ARTICLE 5

OPERATING COMMITTEE

5.1                               Establishment of Operating Committee

To provide for the overall supervision and direction of Joint Operations, there is established an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

5.2                               Powers and Duties of Operating Committee

The Operating Committee shall have power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area in accordance with this Agreement and in a manner appropriate in the circumstances.

5.3                               Authority to Vote

The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Participating Interest of the Party such person represents. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

5.4                               Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties. Each Party shall have the right to appoint a representative to each subcommittee. As soon as practicable upon formation, the Operating Committee shall consider the establishment of a technical subcommittee for geologic exploration and, upon the commencement of planning for operations, a technical subcommittee for engineering. The parties shall each be allowed to appoint three (3) representatives to each subcommittee.

5.5                               Notice of Meeting

(A)                               Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

(B)                               Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

(C)                               The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6                               Contents of Meeting Notice

(A)                               Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

(1)                                 the date, time and location of the meeting;

(2)                                 an agenda of the matters and proposals to be considered and/or voted upon; and

(3)                                 copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

(B)                               A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C)                               On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.7                               Location of Meetings

All meetings of the Operating Committee shall be held at the offices of the Operator, or elsewhere as the Operating Committee may decide.

5.8                               Operator’s Duties for Meetings

(A)                               With respect to meetings of the Operating Committee and any subcommittee, Operator’s duties shall include:

(1)                                 timely preparation and distribution of the agenda;

(2)                                 organization and conduct of the meeting; and

(3)                                 preparation of a written record or minutes of each meeting.

(B)                               Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9                               Voting Procedure

Except as otherwise expressly provided in this Agreement, decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided as follows.

(A)                               All decisions, approvals and other actions for which column (A) below is checked shall require the affirmative vote of two (2) or more Parties which are not Affiliates then having collectively at least fifty percent (50%) of the Participating Interests.

(B)                               All decisions, approvals and other actions for which column (B) below is checked shall require the affirmative vote of two (2) or more Parties which are not Affiliates then having collectively at least sixty-seven percent (67%) of the Participating Interests.

(C)                               All decisions, approvals and other actions for which column (C) below is checked shall require the affirmative vote of all of the Parties which are not Affiliates then having collectively at least one hundred percent (100%) of the Participating Interests.

	Matter	(A)	(B)	(C)
(1)	Minimum Work Obligations.			X
(2)	Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompleting or Reworking Exploration Wells in addition to those contained in the Minimum Work Program.		X
(3)	Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompleting or Reworking Appraisal Wells.		X
(4)	Development Plans.		X
(5)	Completion of a well.		X
(6)	Plugging and abandoning a well.		X
(7)	Acquisition of G & G Data.		X
(8)	Construction of processing, treatment, compression, gathering, transportation and other downstream facilities.		X
(9)	Contract awards (if approval is required).		X
(10)	Determination that a Discovery is a Commercial Discovery.		X
(11)	Unitization under the terms of the Contract with an adjoining contract area.			X
(12)	Establishment of an interest bearing account for Joint Account monies.	X
(13)	Acquisition and development of Venture Information under terms other than as specified in Article 15.		X
(14)	Naming of successor operator upon vote under Article 4.11 (D).		X
(15)	Voluntary Relinquishment of a portion of the Contract Area			X

(16)

Mandatory Relinquishment of a portion of the Contract Area, provided that, in the case of insufficient votes for approval, the relinquished portion of the Contract Area shall be determined by use of the procedure set forth in Article 6.1 (D) as adapted to include the Operating Committee’s inability to agree on such relinquishment.

X
(17)	Annual Work Programs and Budgets or any amendment thereto		X
(18)	Choice of governing law and selection of governing rules for dispute resolution.	X
(19)	All other matters within the Operating Committee’s authority.	X

5.10                        Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Operating Committee.

5.11                        Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting. Each Party shall have fifteen (15) Days after receipt of such minutes to give notice to the secretary of its objections to the minutes. A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.12                        Voting by Notice

(A)                               In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each Party’s representative notice describing the proposal so submitted and whether Operator considers such operational matter to require urgent determination. Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to make a decision. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(1)                                 Forty Eight(48) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area and such other operational matters reasonably considered by Operator to require by their nature urgent determination (such operations and matters being referred to as “Urgent Operational Matters”); and

(2)                                 Fifteen(15) Days in the case of all other proposals.

(B)                               Except in the case of Article 5.12(A)(1), any Party may, by notice delivered to all Parties within five (5) Days of receipt of Operator’s notice, request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C)                               Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(D)                               If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13                        Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article 5 shall be conclusive and binding on all the Parties, except in the following cases:

(A)                               If pursuant to this Article 5, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted in favor of such proposal shall have the right for the appropriate period specified below to propose, in accordance with Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(1)                                 For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired or after receipt of Operator’s notice given to the Parties pursuant to Article 5.13(D), as applicable.

(2)                                 For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(3)                                 For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(B)                               If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article 7, then such Party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following Operating Committee approval of such proposal. If a Party exercises its right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 7; provided, however, that any such Party who was not entitled to give or did not give notice of non-consent may, by notice provided to the other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the notice of non-consent given by any non-consenting Party, require that the Operating Committee vote again on the proposal in question. Only the Parties which were not entitled to or have not exercised their right of non-consent with respect to the contemplated operation shall participate in such second vote of the Operating Committee, with voting rights proportional to their respective Participating Interest. If the Operating Committee approves again the contemplated operation, any Party which voted against the contemplated operation in such second vote may elect to be a Non-Consenting Party with respect to such operation, by notice of non-consent provided to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the Operating Committee’s second approval of such contemplated operation.

(C)                               If the Consenting Parties to an Exclusive Operation under Article 5.13(A) or Article 5.13(B) concur, then the Operating Committee may, at any time, pursuant to this Article 5, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(D)                               Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking, or plugging of a well has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued if:

(1)                                 an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

(2)                                 other circumstances occur which in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted and the Operating Committee, within the period required under Article 5.12(A)(1) after receipt of Operator’s notice, approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article 7 an Exclusive Operation to continue such operation.

ARTICLE 6
WORK PROGRAMS AND BUDGETS

6.1                               Exploration and Appraisal

(A)                               Within ninety (90) Days after the Effective Date, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(B)                               On or before the ninetieth (90th) Day before the last day of each Calendar Year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(C)                               If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal. If the Operating Committee determines that the Discovery merits appraisal, Operator within ninety (90) Days shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery. Within thirty (30) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Contract to secure approval of the appraisal Work Program and Budget by the Government. In the event the Government requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

(D)                               The Work Program and Budget agreed pursuant to this Article shall include at least that part of the Minimum Work Obligations required to be carried out during the Calendar Year in question under the terms of the Contract. If within the time periods prescribed in this Article 6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the largest Participating Interest vote (even if less than the applicable percentage under Article 5.9) shall be deemed adopted as part of the annual Work Program and Budget. If competing proposals receive equal votes, then Operator shall choose between those competing proposals. Any portion of a Work Program and Budget adopted pursuant to this Article 6.1(D) instead of Article 5.9 shall contain only such operations for the Joint Account as are necessary to maintain the Contract in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Calendar Year.

(E)                                Any approved Work Program and Budget may be revised by the Operating Committee from time to time. To the extent such revisions are approved by the Operating Committee, the Work Program and Budget shall be amended accordingly. Operator shall prepare and submit a corresponding work program and budget amendment to the Government if required by the Contract.

(F)                                 Subject to Article 6.8, approval of any such Work Program and Budget which includes:

(1)                                 an Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for only expenditures necessary for the drilling, Deepening or Sidetracking of such Exploration Well, as applicable. When an Exploration Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Article 5.12(A)(1) an election to participate in an attempt to Complete such Exploration Well. Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

(2)                                 an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for - Casing Point Election - only expenditures necessary for the drilling, Deepening or Sidetracking of such Appraisal Well, as applicable. When an Appraisal Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Article 5.12(A)(1) an election to participate in an attempt to Complete such Appraisal Well. Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

(G)                               Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12(A)(1) by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

6.2                               Development

(A)                               If the Operating Committee determines that a Discovery may be a Commercial Discovery, Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget (or a multi-year Work Program and Budget pursuant to Article 6.5) and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

(1)                                 details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(2)                                 an estimated date for the commencement of production;

(3)                                 a delineation of the proposed Exploitation Area; and

(4)                                 any other information requested by the Operating Committee.

(B)                               After receipt of the Development Plan and prior to any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development of a Discovery, as submitted by Operator. If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the corresponding Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan by the Government. In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

(C)                               If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall, on or before the ninetieth (90th) Day before the last day of each Calendar Year submit a Work Program and Budget for the Exploitation Area, for the following Calendar Year. Subject to Article 6.5, within thirty (30) Days after such submittal, the Operating Committee shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

6.3                               Production

On or before the ninetieth (90th) Day before the last day of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall agree upon a production Work Program and Budget, failing which the provisions of Article 6.1(D) shall be applied mutatis mutandis.

6.4                               Itemization of Expenditures

(A)                               During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(B)                               Each Work Program and Budget and Development Plan submitted by Operator shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, inter alia:

(1)                                 identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2)                                 include such reasonable information regarding Operator’s allocation procedures and estimated manpower costs as the Operating Committee may determine;

(3)                                 comply with the requirements of the Contract;

(4)                                 contain an estimate of funds to be expended by Calendar Quarter; and

(5)                                 during the Exploration Period, provide a forecast of annual expenditures and activities through the end of the following three year period.

(C)                               The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5                               Multi-Year Work Program and Budget

Any work that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget. Upon approval by the Operating Committee, such multi-year Work

Program and Budget shall, subject only to revisions approved by the Operating Committee thereafter: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of the work; and (ii) be reflected in each annual Work Program and Budget. If the Contract requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, according to the terms of the Contract.

6.6                               Contract Awards

Subject to the Contract, Operator shall award each contract for Joint Operations on the following basis (the amounts stated are in thousands of U.S. dollars):

	Procedure A	Procedure B	Procedure C

Exploration and Appraisal Operations	0 to $100,000US	$100,001US to $1,000,000US	>$1,000,001US

Development Operations	0 to $500,000US	$500,001US to $5,000,000US	>$5,000,001US

Production Operations	0 to $1,000,000US	$1,000,001US to $2,500,000US	>$2,500,001US

Procedure A

(A)                               Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator exceeding $100,000 U.S. dollars, Operator shall obtain the approval of the Operating Committee.

Procedure B

(B)                               Operator shall:

(1)                                 provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2)                                 add to such list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

(3)                                 complete the tendering process within a reasonable period of time;

(4)                                 inform the Parties of the entities to whom the contract has been awarded, provided that before awarding contracts to Affiliates of Operator which exceed $100,000 U.S. dollars, Operator shall obtain the approval of the Operating Committee;

(5)                                 circulate to the Parties a competitive bid analysis stating the reasons for the choice made; and

(6)                                 upon the request of a Party, provide such Party with a copy of the final version of the contract.

Procedure C

(C)                               Operator shall:

(1)                                 provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2)                                 add to such list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

(3)                                 prepare and dispatch the tender documents to the entities on the list as aforesaid and to Non-Operators;

(4)                                 after the expiration of the period allowed for tendering, consider and analyze the details of all bids received;

(5)                                 prepare and circulate to the Parties a competitive bid analysis, stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons therefor, and the technical, commercial and contractual terms to be agreed upon;

(6)                                 obtain the approval of the Operating Committee to the recommended bid; and

(7)                                 upon the request of a Party, provide such Party with a copy of the final version of the contract.

6.7                               Authorization for Expenditure (“AFE”) Procedure

(A)                               Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be:

(1)                                 in excess of $500,000 U.S. dollars in an exploration or appraisal Work Program and Budget;

(2)                                 in excess of $1,000,000 U.S. dollars in a development Work Program and Budget; and

(3)                                 in excess of $2,000,000 U.S. dollars in a production Work Program and Budget,

Operator shall send to each Non-Operator an AFE as described in Article 6.7(C). Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

(B)                               Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 6.7(A), Operator shall obtain the approval of the Operating Committee. If the Operating Committee approves an AFE for the operation within the applicable time period under Article 5.12(A), Operator shall be authorized to conduct the operation under the terms of this Agreement. If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected. Operator shall promptly notify the Parties if the operation has been rejected, and, subject to Article 7, any Party may thereafter propose to conduct the operation as an Exclusive Operation under Article 7. When an operation is rejected under this Article 6.7(B) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly.

(C)                               Each AFE proposed by Operator shall:

(1)                                 identify the operation by specific reference to the applicable line items in the Work Program and Budget;

(2)                                 describe the work in detail;

(3)                                 contain Operator’s best estimate of the total funds required to carry out such work;

(4)                                 outline the proposed work schedule;

(5)                                 provide a timetable of expenditures, if known; and

(6)                                 be accompanied by such other supporting information as is necessary for an informed decision.

6.8                               Overexpenditures of Work Programs and Budgets

(A)                               For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an overexpenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

(B)                               At such time Operator reasonably anticipates the limits of Article 6.8(A) will be exceeded, Operator shall furnish to the Operating Committee (Operational AFE System) a supplemental AFE for the estimated expenditures for the Operating Committee’s approval, and Operator shall provide reasonable details of such overexpenditures. The Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 6.8(A) shall be based on the revised Work Program and Budget. Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

(C)                               The restrictions contained in this Article 6 shall be without prejudice to Operator’s rights to make expenditures for Urgent Operational Matters and measures set out in Article 13.5 without the Operating Committee’s approval.

ARTICLE 7
OPERATIONS BY LESS THAN ALL PARTIES

7.1                               Limitation on Applicability

(A)                               No operations may be conducted in furtherance of the Contract except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7. No Exclusive Operation shall be conducted (other than the tie-in of Exclusive Operation facilities with existing production facilities pursuant to Article 7.10) which conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation.

(B)                               Operations which are required to fulfill the Minimum Work Obligations must be proposed and conducted as Joint Operations under Article 5, and may not be proposed or conducted as Exclusive Operations under this Article 7.

Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfill the Minimum Work Obligations, no Exclusive Operations may be conducted until the Minimum Work Obligations are fulfilled.

(C)          No Party may propose or conduct an Exclusive Operation under this Article 7 unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 5.13, or is entitled to conduct an Exclusive Operation pursuant to Article 10.

(D)          The following operations may be proposed and conducted as Exclusive Operations, subject to the terms of this Article 7:

(1)           drilling and/or Testing of Exploration Wells and Appraisal Wells;

(2)           Completion of Exploration Wells and Appraisal Wells not then Completed as productive of Hydrocarbons;

(3)           Deepening, Sidetracking, Plugging Back and/or Recompletion of Exploration Wells and Appraisal Wells;

(4)           development of a Commercial Discovery;

(5)           acquisition of G & G Data;

(6)           any operations specifically authorized to be undertaken as an Exclusive Operation under Article 10; and

(7)           operations for treating, processing, dehydrating, gathering and transporting production. .

No other type of operation may be proposed or conducted as an Exclusive Operation.

7.2          Procedure to Propose Exclusive Operations

(A)          Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B) or Article 7.4(F) and have no option to reinstate such rights under Article 7.4(C).  Such notice shall specify that such operation is proposed as an Exclusive Operation and include the work to be performed, the location, the objectives, and estimated cost of such operation.

(B)          Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1)           For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify the proposing Party and Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2)           For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days after receipt of the notice proposing the Exclusive Operation.

(3)           For all other proposals, any such Party wishing to exercise such right must so notify the proposing Party and Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

(C)          Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(D)          If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation.  Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

(E)           If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:(1)                The Party proposing the Exclusive Operation, together with any other Consenting Parties, shall have the right exercisable for the applicable notice period set out in Article 7.2(B), to instruct Operator (subject to Article 7.12(F)) to conduct the Exclusive Operation.

(2)           If the Exclusive Operation is conducted, the Consenting Parties shall bear a Participating Interest in such Exclusive Operation, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A), or as the Consenting Parties may otherwise agree.

(3)           If such Exclusive Operation has not been commenced within ninety (90) Days (excluding (i) unreasonable failure or refusal on the Operator’s part  or (ii) any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 16) after the date of the instruction given to Operator under Article 7.2(E)(1), the right to conduct such Exclusive Operation shall terminate.  If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3          Responsibility for Exclusive Operations

(A)          The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including Consequential Loss and Environmental Loss) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(B)          Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4          Consequences of Exclusive Operations

(A)          With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4(C) to reinstate the rights it relinquished under Article 7.4(B), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than data obtained in an Exclusive Operation for the purpose of acquiring G & G Data.  If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 3.2(A) of the cost incurred in obtaining such G & G Data.

(B)          Subject to Article 7.4(C) and Articles 7.6(E) and 7.8, if selected, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation:

(1)           all of each such Non-Consenting Party’s right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

(2)           all of each such Non-Consenting Party’s right pursuant to the Contract to take and dispose of Hydrocarbons produced and saved:

(a)           from the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted; and

(b)           from any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(C)          A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 7.4(B):

(1)           If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program.  For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such appraisal program.  The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, and to pay such amounts as set out in Articles 7.5(A) and 7.5(B).

(2)           If the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract.  For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development Plan.  The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

(3)           If the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation.  For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such operation.  The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

A Non-Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

(D)          If a Non-Consenting Party does not properly and in a timely manner exercise its option under

Article 7.4(C), including paying all amounts due in accordance with Articles 7.5(A) and 7.5(B), such Non-Consenting Party shall have forfeited the options as set out in Article 7.4(C) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 7.4(C)).

(E)           A Non-Consenting Party exercising its option under Article 7.4(C) shall notify the other Parties that it agrees to bear its share of the liability and expense of such further operation and to reimburse the amounts set out in Articles 7.5(A) and 7.5(B) that such Non-Consenting Party had not previously paid.  Such Non-Consenting Party shall in no way be deemed to be entitled to any amounts paid pursuant to Articles 7.5(A) and 7.5(B) incident to such Exclusive Operations.  The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2(A).  The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the excess Participating Interest that each received under Article 7.2(E). If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article 5.

(F)           If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, Operator shall give notice to the Government under the appropriate provision of the Contract requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery.  Following such meeting such Operator for such development shall apply for an Exploitation Area (if applicable in the Contract).  Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4(C)), each Non-Consenting Party to such Development Plan shall:

(1)           if the Contract so allows, elect not to apply for an Exploitation Area covering such development and forfeit all interest in such Exploitation Area, or

(2)           if the Contract does not so allow, be deemed to have:

(a)           elected not to apply for an Exploitation Area covering such development;

(b)           forfeited all economic interest in such Exploitation Area; and

(c)           assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Exploitation Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

7.5          Premium to Participate in Exclusive Operations

(A)          Each such Non-Consenting Party shall within thirty (30) Days of the exercise of its option under Article 7.4(C), pay in immediately available funds to the Consenting Parties in proportion to their respective Participating Interests in such Exclusive Operations a lump sum amount payable in the currency designated by such Consenting Parties.  Such lump sum amount shall be equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as the case may be) in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

(B)          In addition to the payment required under Article 7.5(A), immediately following the exercise of its option under Article 7.4(C) each such Non-Consenting Party shall be liable to reimburse the Consenting Parties who took the risk of such Exclusive Operations (in proportion to their respective Participating Interests) an amount equal to the total of:

(1)           Five Hundred percent (500%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(2)           Five Hundred percent (500%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

(3)           Four Hunderd percent (400%) of the Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

(C)          Each such Non-Consenting Party who is liable for the amounts set out in Article 7.5(B) shall within thirty (30) Days of the exercise of its option under Article 7.4(C), pay in immediately available funds the full amount due from it under Article 7.5(B) to such Consenting Parties, in the currency designated by such Consenting Parties.

(D)          The Non-Consenting Party exercising its option under Article 7.4(C) shall, in accordance with Article 19, be entitled to all Cost Hydrocarbons derived from reimbursements made under Article 7.5(A).  Such Non-Consenting Party shall not be entitled to Cost Hydrocarbons associated with payments made under Article 7.5(B), unless the Contract or any Laws / Regulations require otherwise.  Each Consenting Party shall have the right to refuse to accept all or any portion of its share of amounts paid under Articles 7.5(A) and 7.5(B).  In such case the refused amount shall be distributed to each non-refusing Consenting Party on a pro-rata basis.

7.6          Order of Preference of Operations

(A)          Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Exclusive Operation, to deliver such Party’s alternative proposal to all Parties entitled to participate in the proposed operation.  Such alternative proposal shall contain the information required under Article 7.2(A).

(B)          Each Party receiving such proposals shall elect by delivery of notice to Operator and to the proposing Parties within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals.  Any Party not notifying Operator and the proposing Parties within the response period shall be deemed to have voted against the proposals.

(C)          The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals.  In the case of a tie vote, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote.  Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters).

(D)          Each Party shall then have two (2) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of notice to Operator and the proposing Parties whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B).  Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

(E)           Notwithstanding the provisions of Article 7.4(B), if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition in the hole rendering further operations impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, Operator shall give notice of such failure to each Non-Consenting Party who submitted or voted for an alternative proposal under this Article 7.6 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled.  Each such Non-Consenting Party shall have the option exercisable for forty-eight (48) hours from receipt of such notice to participate for its Participating Interest share in the initial proposed Completion of such well.  Each such Non-Consenting Party may exercise such option by notifying Operator that it wishes to participate in such Completion and by paying its Participating Interest share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is Completed.  All liabilities and expenses for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties.  If any such Non-Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 7.4(B) shall continue to apply to such Non-Consenting Party’s interest.

7.7          Stand-By Costs

(A)          When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed.  Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

(B)          If a further operation related to Urgent Operational Matters is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B)(1) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period.  Operator may require such Party to pay the estimated stand by costs in advance as a condition to extending the response period.  If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

7.8          Special Considerations Regarding Deepening and Sidetracking

(A)          An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non-Consenting Parties in accordance with this Article 7.8 the opportunity to participate in such operation.

(B)          In the event any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2.  If a Deepening or Sidetracking operation is approved pursuant to such provisions, and if any Non-Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party shall not owe amounts pursuant to Article 7.5(B), and such Non-Consenting Party’s payment pursuant to Article 7.5(A) shall be such Non-Consenting Party’s Participating Interest share of the liabilities and expenses incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred by Consenting Parties prior to the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

7.9          Use of Property

(A)          The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use (free of cost) all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged.  On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

(B)         Any Party (whether owning interests in the platform or not) shall be permitted to use spare slots in a platform constructed pursuant to this Agreement for purposes of drilling Exploration Wells and/or Appraisal Wells and running tests in the Contract Area and not part of any planned development.  No Party except an owner of a platform may drill Development Wells or run production from a well (except production resulting from initial well tests) from the platform without the prior written consent of all platform owners.  If all owners of the platform participate in the drilling of a well, then no fee shall be payable under this Article 7.9(B).  Otherwise, each time a well is drilled from a platform, the Consenting Parties in the well shall pay to the owners of the platform until all wells drilled by such Parties have been plugged and abandoned a monthly fee equal to (1) that portion of the total cost of the platform (including costs of material, fabrication, transportation and installation), divided by the number of months of useful life established for the platform under the tax law of the host country, that one well slot bears to the total number of slots on the platform plus (2) that proportionate part of the monthly cost of operating, maintaining and financing the platform that the well drilled under this Article 7.9(B) bears to the total number of wells served by such platform.  Consenting Parties who have paid to drill a well from a platform under this Article 7.9(B) shall be entitled to Deepen or Sidetrack that well for no additional charge if done prior to moving the drilling rig off of location.

(C)          Spare capacity in equipment that is constructed pursuant to this Agreement and used for processing or transporting Crude Oil and Natural Gas after it has passed through primary separators and dehydrators (including treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbon production from the Contract Area on the terms set forth below.  All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) Days prior to the beginning of each month.  Operator may nominate capacity for the owners of the equipment if they so elect.  If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority:  (1) first, to the owners of the equipment up to their respective Participating Interest shares of total capacity, (2) second, to owners of the equipment desiring to use capacity in excess of their Participating Interest shares, in proportion to the Participating Interest of each such Party and (3) third, to Parties not owning interests in the equipment, in proportion to their Participating Interests in the Agreement.  Owners of the equipment shall be entitled to use up to their Participating Interest share of total capacity without payment of a fee under this Article 7.9(C). Otherwise, each Party using equipment pursuant to this Article 7.9(C) shall pay to the owners of the equipment monthly throughout the period of use an arm’s-length fee based upon third party charges for similar services in the vicinity of the Contract Area.  If no arm’s-length rates for such services are available, then the Party desiring to use equipment pursuant to this Article 7.9(C) shall pay to the owners of the equipment a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of the host country, that the capacity made available to such Party on a fee basis under this Article 7.9(C) bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Article 7.9(C) bears to the total capacity of the equipment.

(D)          Payment for the use of a platform under Article 7.9(B) or the use of equipment under Article 7.9(C) shall not result in an acquisition of any additional interest in the equipment or platform by the paying Parties.  However, such payments shall be included in the costs which the paying Parties are entitled to recoup under Article 7.5.

(E)           Parties electing to use spare capacity on platforms or in equipment pursuant to Article 7.9(B) or Article 7.9(C) shall indemnify the owners of the equipment or platform against any and all costs and liabilities incurred as a result of such use (including any Consequential Loss and Environmental Loss) but excluding costs and liabilities for which Operator is solely responsible under Article 4.6.

7.10        Lost Production During Tie-In of Exclusive Operation Facilities

If, during the tie-in of Exclusive Operation facilities with the existing production facilities of another operation, the production of Hydrocarbons from such other pre-existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the parties to such existing operation for such loss of production in the following manner.  Operator shall determine the amount by which each Day’s production during the tie-in of Exclusive Operation facilities falls below the previous month’s average daily production from the existing production facilities of such operation.  The so-determined amount of lost production shall be recovered by all Parties who experienced such loss in proportion to their respective Participating Interest.  Upon completion of the tie-in, such lost production shall be recovered in full by Operator deducting up to one hundred percent (100%) of the production from the Exclusive Operation, prior to the Consenting Parties being entitled to receive any such production.

7.11        Royalty

The royalty payable by the Parties under Article 13.1 of the Contract (“Royalty”) shall be charged to the Joint Account if there is no Hydrocarbon production from an Exclusive Operation at the time it is incurred.  If there is Hydrocarbon production from one or more Exclusive Operations, then any Royalty which becomes payable under the Contract shall be borne by the Parties in accordance with their Participating Interests.

The Parties in an Exploitation Area shall bear the Production Bonus allocated to that Exploitation Area in accordance with their Participating Interests in that Exploitation Area as of the date on which liability for the Production Bonus was incurred.  Only types, grades and qualities of Hydrocarbons used for the determination of the Production Bonus under the Contract shall be utilized in the calculations in this Article 7.11.

7.12        Conduct of Exclusive Operations

(A)          Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

(B)          The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(C)          Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure.  Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

(D)          Operator, if it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(E)           Should the submission of a Development Plan be approved in accordance with Article 6.2, or should any Party propose (but not yet have the right to commence) a development in accordance with this Article 7 where neither the Development Plan nor the development proposal call for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement pursuant to Article 7.5.  If such an Appraisal Well is produced, any Consenting Party shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Party’s Entitlement from such Appraisal Well until the value received in sales to purchasers in arm-length transactions equals one hundred percent (100%) of such Non-Consenting Party’s Participating Interest shares of all liabilities and expenses that were incurred in any Exclusive Operations relating to the Appraisal Well.  Following the completion of drilling such Appraisal Well as an Exclusive Operation, the Parties may proceed with the Development Plan approved pursuant to Article 5.9, or (if applicable) the Parties may complete the procedures to propose an Exclusive Operation to develop a Discovery.  If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party or Parties proposing to develop the Discovery decide(s) not to do so, then each Non-Consenting Party who voted in favor of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(F)           If Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then  Operator may resign, but in any event shall resign on the unanimous request of the Consenting Parties, as Operator for the Exploitation Area for such Discovery, and the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.

Any such resignation of Operator and appointment of a Consenting Party to serve as Operator for such Exclusive Operation shall be subject to the Parties having first obtained any necessary Government approvals.

ARTICLE 8
DEFAULT

8.1          Default and Notice

(A)          Any Party that fails to:

(1)           pay when due its share of Joint Account expenses (including cash advances and interest); or

(2)           obtain and maintain any Security required of such Party under the Contract or this Agreement;

shall be in default under this Agreement (a “Defaulting Party”). Operator, or any non-defaulting Party in case Operator is the Defaulting Party, shall promptly give notice of such default (the “Default Notice”) to the Defaulting Party and each of the non-defaulting Parties.

(B)          For the purposes of this Article 8, “Default Period” means the period beginning five (5) Business Days from the date that the Default Notice is issued in accordance with this Article 8.1 and ending when all the Defaulting Party’s defaults pursuant to this Article 8.1 have been remedied in full.

8.2          Operating Committee Meetings and Data

(A)          Notwithstanding any other provision of this Agreement, the Defaulting Party shall have no right, during the Default Period, to:

(1)           call or attend Operating Committee or subcommittee meetings;

(2)           vote on any matter coming before the Operating Committee or any subcommittee;

(3)           access any data or information relating to any operations under this Agreement;

(4)           consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

(5)           Transfer (as defined in Article 12.1) all or part of its Participating Interest, except to non-defaulting Parties in accordance with this Article 8;

(6)           consent to or reject any Transfer (as defined in Article 12.1) or otherwise exercise any other rights in respect of Transfers under this Article 8 or under Article 12;

(7)           receive its Entitlement in accordance with Article 8.4;

(8)           withdraw from this Agreement under Article 13; or

(9)           take assignment of any portion of another Party’s Participating Interest in the event such other Party is either in default or withdrawing from this Agreement and the Contract.

(B)          Notwithstanding any other provisions in this Agreement, during the Default Period:

(1)           unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio such non-defaulting Party’s Participating Interest bears to the total Participating Interests of the non-defaulting Parties;

(2)           any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

(3)           the Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

(4)           the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

8.3          Allocation of Defaulted Accounts

(A)          The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of: (i) the sum of money that the non-defaulting Party shall pay as its portion of the Amount in Default; and (ii) if the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Contract in full force and effect, the type and amount of the Security the non-defaulting Parties shall post or the funds they shall pay in order to allow Operator, or (if Operator is in default) the notifying Party, to post and maintain such Security.  Unless otherwise agreed, the obligations for which the Defaulting Party is in default shall be satisfied by the non-defaulting Parties in proportion to the ratio that each non-defaulting Party’s Participating Interest bears to the Participating Interests of all non-defaulting Parties.  For the purposes of this Article 8:

“Amount in Default” means the Defaulting Party’s share of Joint Account expenses which the Defaulting Party has failed to pay when due pursuant to the terms of this Agreement (but excluding any interest owed on such amount); and

“Total Amount in Default” means the following amounts: (i) the Amount in Default; (ii) third-party costs of obtaining and maintaining any Security incurred by the non-defaulting Parties or the funds paid by such Parties in order to allow Operator to obtain or maintain Security, in accordance with Article 8.3(A)(ii); plus (iii) any interest at the Agreed Interest Rate accrued on the amount under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount under (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

(B)          If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non-defaulting Party by facsimile or telephone and by email, and the non-defaulting Parties shall be relieved of their obligations under Article 8.3(A).  Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3(A)(i) before the Default Period commences and its obligations under Article 8.3(A)(ii) within ten (10) Days following the Default Notice.  If any non-defaulting Party fails to timely satisfy such obligations, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 8.  The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party pursuant to this Article 8.

(C)          If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed.  The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement.  The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available.  When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period.  The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(C), except to the extent Operator would be liable under Article 4.6.

8.4          Remedies

(A)          During the Default Period, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties.  Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable, until all such Total Amount in Default is recovered and such Reserve Fund is established.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.  When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B)          If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C)          The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund (the “Reserve Fund”) in an amount equal to the Defaulting Party’s Participating Interest share of: (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated; (ii) the estimated cost of severance benefits for local employees upon cessation of operations; and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations. Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party previously in Default.

(D)          Each Party grants to each of the other Parties the right and option to acquire (the “Buy-Out Option”) all of its Participating Interest for a value (the “Appraised Value”) as determined in this Article 8.4(D) in the event that such Party becomes a Defaulting Party and fails to fully remedy all its defaults by the thirtieth (30th) Day following the date of the Default Notice.  If a Defaulting Party fails to remedy its default by the thirtieth (30th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, each non-defaulting Party may, but shall not be obligated to, exercise such Buy-Out Option by notice to the Defaulting Party and each non-defaulting Party (the “Option Notice”). The Defaulting Party shall be obligated to transfer, pursuant to Article 13.6, effective on the date of the Option Notice, its Participating Interest to the non-defaulting Parties having exercised the Buy-Out Option (each, an “Acquiring Party”). If, within thirty (30) Days after the Buy-Out Option is first exercised by an Acquiring Party, other non-defaulting Parties become an Acquiring Party, each Acquiring Party shall acquire a proportion of the Participating Interest of the Defaulting Party equal to the ratio of its own Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Appraised Value (as defined below), unless they otherwise agree.  Each Acquiring Party shall specify in its Option Notice a value for the Defaulting Party’s Participating Interest.  Within five (5) Days of the Option Notice, the Defaulting Party shall (i) notify the Acquiring Parties that it accepts, with respect to each Acquiring Party, the value specified by such Acquiring Party in its Option Notice (in which case this value is, with respect to such Acquiring Party, the “Appraised

Value”); or (ii) refer the Dispute to an independent expert pursuant to Article 18.3 for determination of the value of its Participating Interest (in which case the value determined by such expert shall be deemed the “Appraised Value”).  If the Defaulting Party fails to so notify the Acquiring Parties, then the Defaulting Party shall be deemed to have accepted, with respect to each Acquiring Party, such Acquiring Party’s proposed value as the Appraised Value.

If the valuation of the Defaulting Party’s Participating Interest is referred to an expert, such expert shall determine the Appraised Value which shall be equal to the fair market value of the Defaulting Party’s Participating Interest, less the following: (i) the Total Amount in Default; (ii) all costs, including the costs of the expert, to obtain such valuation; and (iii) ninety percent (90%) of the fair market value of the Defaulting Party’s Participating Interest.

The Appraised Value shall be paid to the Defaulting Party in four (4) installments, each equal to 25% of the Appraised Value as follows:

(1)           the first installment shall be due and payable to the Defaulting Party within 15 Days after the date on which the Defaulting Party’s Participating Interest is effectively transferred to the Acquiring Parties (the “Transfer Date”);

(2)           the second installment shall be due and payable to the Defaulting Party within 180 Days after the Transfer Date;

(3)           the third installment shall be due and payable to the Defaulting Party within 365 Days after the Transfer Date; and

(4)           the fourth installment shall be due and payable to the Defaulting Party within 545 Days after the Transfer Date.

(E)           In addition to the other remedies available to the non-defaulting Parties under this Article 8 and any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, in the event a Defaulting Party fails to remedy its default within thirty (30) Days of the Default Notice, the non-Defaulting Parties may elect to enforce a mortgage and security interest on the Defaulting Party’s Participating Interest as set forth below, subject to the Contract and the Laws / Regulations.

(1)           Each Party grants to each of the other Parties, in pro rata shares based on their relative Participating Interests, a mortgage and security interest on its Participating Interest, whether now owned or hereafter acquired, together with all products and proceeds derived from that Participating Interest (collectively, the “Collateral”) as security for (i) the payment of all amounts owing by such Party (including interest and costs of collection) under this Agreement; and (ii) any Security which such Party is required to provide under the Contract.

(2)           Should a Defaulting Party fail to remedy its default by the thirtieth (30th) Day following the date of the Default Notice, then, each non-defaulting Party shall have the option, exercisable at any time thereafter during the Default Period, to foreclose its mortgage and security interest against its prorata share of the Collateral by any means permitted under the Contract and the Laws / Regulations and to sell all or any part of that Collateral in public or private sale after providing the Defaulting Party and other creditors with any notice required by the Contract or the Laws / Regulations, and subject to the provisions of Article 12.  Except as may be prohibited by the Contract or the Laws / Regulations, the non-defaulting Party that forecloses its mortgage and security interest shall be entitled to become the purchaser of the Collateral sold and shall have the right to credit toward the purchase price the amount to which it is entitled under Article 8.4.  Any deficiency in the amounts received by the foreclosing party shall remain a debt due by the Defaulting Party.  The foreclosure of mortgages and security interests by one non-defaulting Party shall neither affect the amounts owed by the Defaulting Party to the other non-defaulting Parties nor in any way limit the rights or remedies available to them.  Each Party agrees that, should it become a Defaulting Party, it waives the benefit of any appraisal, valuation, stay, extension or redemption law and any other debtor protection law that otherwise could be invoked to prevent or hinder the enforcement of the mortgage and security interest granted above.

(3)           Each Party agrees to execute such memoranda, financing statements and other documents, and make such filings and registrations, as may be reasonably necessary to perfect, validate and provide notice of the mortgages and security interests granted by this Article 8.4(E).

(F)           For purposes of Articles 8.4(D) and 8.4(E), as elected, the Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any act required to be done by the Laws / Regulations and any other applicable laws in order to render the transfer of its Participating Interest legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer.  The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Participating Interests.  In the event all Government approvals are not timely obtained, the Defaulting Party shall hold the assigned Participating Interest in trust for the non-defaulting Parties who are entitled to receive it.  Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government.  Actions under this power of attorney may be taken by any Party individually without the joinder of the others.  This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest.  If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

(G)          The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(H)          The rights and remedies granted to the non-defaulting Parties in this Article 8 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise.  Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5                               Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, abandonment of Joint Operations and termination of this Agreement.

8.6                               No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required.  Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise.  Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE 9
DISPOSITION OF PRODUCTION

9.1                               Right and Obligation to Take in Kind

Except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2                               Disposition of Crude Oil

If Crude Oil is to be produced from an Exploitation Area, the Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract.  The lifting procedure shall be based on the AIPN Model Form Lifting Procedure and shall contain all such terms as may be negotiated and agreed by the Parties, consistent with the Development Plan and subject to the terms of the Contract.  The Government Oil & Gas Company may, if necessary and practicable, also be party to the lifting agreement; if the Government Oil & Gas Company is a party to the lifting agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in this Article 9.2.  If a lifting agreement has not been entered into by the date of first delivery of Crude Oil, the Parties shall nonetheless be obligated to take and separately dispose of such Crude Oil as provided in Article 9.1 and in addition shall be bound by the terms set forth in the AIPN Model Form Lifting Procedure until a lifting agreement is executed by the Parties.

9.3                               Disposition of Natural Gas

The Parties recognize that if Natural Gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the Natural Gas, which are consistent with the Development Plan and subject to the terms of the Contract.

ARTICLE 10
ABANDONMENT

10.1                        Abandonment of Wells Drilled as Joint Operations

(A)                               A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

(B)                               Should any Party fail to reply within the period prescribed in Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(C)                               If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, subject to the Laws / Regulations, any Party voting against such decision may propose (within the time periods allowed by Article 5.13(A)) to conduct an alternate Exclusive Operation in the wellbore.  If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

(D)                               Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with the Laws / Regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

(E)                                Notwithstanding anything to the contrary in this Article 10.1:

(1)                                 If the Operating Committee approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, subject to the Laws / Regulations, any Party voting against the decision may propose (within five (5) Days after the time specified in Article 5.6, Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, has expired) to take over the entire well as an Exclusive Operation.  Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

In such event, the Consenting Parties shall be entitled to continue producing only from the Zone open to production at the time they assumed responsibility for the well and shall not be entitled to drill a substitute well in the event that the well taken over becomes impaired or fails.

(2)                                 Each Non-Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment in accordance with Article 7.4(B).  The Consenting Parties shall thereafter bear all cost and liability of plugging and abandoning such well in accordance with the Laws / Regulations, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and shall indemnify the Non-Consenting Parties against all such costs and liabilities.

(3)                                 Subject to Article 7.12(F), Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate allocation of interest in such well.

10.2                        Abandonment of Exclusive Operations

This Article 10 shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Article 10).

ARTICLE 11
SURRENDER, EXTENSIONS AND RENEWALS

11.1                        Surrender

(A)                               If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender.  Prior to the end of such period, the Operating Committee shall determine pursuant to Article 5 the size and shape of the surrendered area, consistent with the requirements of the Contract.  If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted.  If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted.  In the event of a tie, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote.  The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender.  Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

(B)                               A surrender of all or any part of the Contract Area which is not required by the Contract shall require the unanimous consent of the Parties.

11.2        Extension of the Term

(A)          A proposal by any Party to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operating Committee pursuant to Article 5.

(B)          Any Party shall have the right to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operating Committee.  If any Party takes such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13.

ARTICLE 12

TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL

12.1        Obligations

(A)          Subject to the requirements of the Contract,

(i)            any Transfer (except Transfers pursuant to Article 7, Article 8 or Article 13) shall be effective only if it satisfies the terms and conditions of Article 12.2; and

(ii)           a Party subject to a Change in Control must satisfy the terms and conditions of Article 12.3.

Should a Transfer subject to this Article or a Change in Control occur without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements hereof, then each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be entitled.  Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party’s obligations under this Article.

(B)          For purposes of this Agreement:

“Cash Transfer” means any Transfer where the sole consideration (other than the assumption of obligations relating to the transferred Participating Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Participating Interest being transferred; and

“Cash Value” means the portion of the total monetary value (expressed in U.S. dollars) of the consideration being offered by the proposed transferee (including any cash, other assets, and tax savings to the transferor from a non-cash deal) that reasonably should be allocated to the Participating Interest subject to the proposed Transfer or Change in Control.

“Change in Control” means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party’s Participating Interest represents more than fifty percent (50%) of the aggregate market value of the assets of such Party and its Affiliates that are subject to the change in Control.  For the purposes of this definition, market value shall be determined based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

“Encumbrance” means an assignment or transfer in security.  “Encumber” and other derivatives shall be construed accordingly.

“Transfer” means any sale, assignment, Encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect change in Control of a Party.

12.2.       Transfer

(A)          Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than nine percent (9%) or any interest other than a Participating Interest in the Contract and this Agreement.

(B)          Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator following Transfer of a portion of its Participating Interest.  In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 12, in which event a successor Operator shall be appointed in accordance with Article 4.11.  If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate’s performance of its obligations.

(C)          Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the other Parties for the transferring Party’s Participating Interest share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of the Contract or this Agreement prior to such Transfer.  Such obligations, shall include any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed Transfer and shall also include costs of plugging and abandoning wells or portions of wells and decommissioning facilities in which the transferring Party participated (or with respect to which it was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

(D)          A transferee shall have no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 12.2(E)) by separate instrument signed by all Parties) unless and until:

(1)           it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract on or before the applicable deadlines; and

(2)           except in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under the Contract and this Agreement.

No consent shall be required under this Article 12.2(D)(2) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

(E)           Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided share of its Participating Interest to a third party (a “Lien Holder”) for the purpose of security relating to finance, provided that:

(1)           such Party shall remain liable for all obligations relating to such interest;

(2)           the Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement; and

(3)           such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

(F)           Any Transfer (other than a Transfer to an Affiliate and the granting of an Encumbrance as provided in Article 12.2(E)) shall be subject to the following procedure.

(1)           In the event that a Party wishes to transfer any part or all of its Participating Interest, prior to the transferor entering into a written agreement providing for such a Transfer (whether or not such agreement is binding) the transferor shall send the other Parties notice of its intention and invite them to submit offers for the Participating Interest subject to the Transfer.  The other Parties shall have thirty (30) Days from the date of such notification to deliver a counter-notification with a binding offer in accordance with Article 12.2(F)(3).  If the transferor notifies the offering Party or Parties that the binding offer presents an acceptable basis for negotiating a Transfer agreement, the transferor and that offering Party or Parties shall have the next sixty (60) Days in which to negotiate in good faith and execute the terms and conditions of a mutually acceptable Transfer agreement.  If the transferor does not find that any Party’s offer presents an acceptable basis for negotiating a Transfer agreement, or if the above sixty (60) Days elapse and the transferor in its sole discretion believes that a fully negotiated agreement based on the offer deemed acceptable by the transferor with all offering Parties is not imminent, the transferor shall be entitled for a period of one hundred eighty (180) Days from the expiration of the thirty (30) Day offer period or the sixty (60) Day negotiation period, respectively, plus such additional period as may be necessary to secure governmental approvals, to Transfer all or such portion of its Participating Interest to a third party, subject to the obligations set forth in this Article 12.

(2)           If more than one Party counter-notifies the transferor that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)           All Parties desiring to give such a counter-notice shall meet to formulate a joint offer.  Each such Party shall make known to the other Parties the highest price or value that it is willing to offer to the transferor.  The proposal with the highest price or value shall be offered to the transferor as the joint proposal of the Parties still willing to participate in such offer under the provisions of Article 12.2(F)(1) above.

(G)          Notwithstanding anything to the contrary contained therein, the terms of Article 12.2(F) shall only apply to Cash Transfers and shall not apply to Transfers that are not Cash Transfers.

12.3        Change in Control

(A)          A Party subject to a Change in Control shall notify the Government with respect to the Change in Control.

(B)          A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the other Parties that following the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations under the Contract and this Agreement.  Should the Party that is subject to the Change in Control fail to provide such evidence, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties with respect to its Participating Interest share of any obligations or liabilities which the Parties may reasonably be expected to incur under the Contract and this Agreement during the then-current Exploration or Exploitation Period or phase of the Contract.

ARTICLE 13
WITHDRAWAL FROM AGREEMENT

13.1        Right of Withdrawal

(A)          Subject to the provisions of this Article 13 and the Contract, any Party not in default may at its option withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw.  Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

(B)          The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2        Partial or Complete Withdrawal

(A)          Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract.  Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement.  If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

(B)          Any Party withdrawing under Article 11.2 or under this Article 13 shall at its option, (1) withdraw from the entirety of the Contract Area, or (2) withdraw only from all exploration activities under the Contract, but not from any Exploitation Area, Commercial Discovery, or Discovery (whether appraised or not) made prior to such withdrawal.  Such withdrawing Party shall retain its rights in Joint Property, but only insofar as they relate to any such Exploitation Area, Commercial Discovery or Discovery, and shall abandon all other rights in Joint Property.

13.3        Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal.  The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal.  After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4        Obligations and Liabilities of a Withdrawing Party

(A)          A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1)           costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi-year Work Program and Budget under Article 6.5) or AFE prior to such Party’s notification of withdrawal, regardless of when they are incurred;

(2)           any Minimum Work Obligations for the current period or phase of the Contract, and for any subsequent period or phase which has been approved pursuant to Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4(B);

(3)           expenditures described in Articles 4.2(B)(13) and 13.5 related to an emergency occurring prior to the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;

(4)           all other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(5)           in the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 13.4(A)(1)) to the extent such costs of plugging and abandoning are payable by the Parties under the Contract.  Any mortgages, liens, pledges, charges or other encumbrances which were placed on the withdrawing Party’s Participating Interest prior to such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal.  A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

(B)          Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4(A)(2) or Article 13.4(A)(3)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure.  Likewise, a Party voting against voluntarily entering into or extending of an Exploration Period or Exploitation Period or any phase of the Contract or voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of such vote pursuant to Article 11.2.

13.5        Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are incurred.

13.6        Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise.  The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7                        Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments.  The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals.  Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.  If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8                        Security

A Party withdrawing from this Agreement and the Contract pursuant to this Article 13 shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable in accordance with Article 13.4, but which become due after its withdrawal, including Security to cover the costs of an abandonment, if applicable.

13.9                        Withdrawal or Abandonment by All Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Laws / Regulations and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all in accordance with Article 2.

ARTICLE 14
RELATIONSHIP OF PARTIES AND TAX

14.1                        Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2                        Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

14.3                        United States Tax Election

(A)                               If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each U.S. Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code.  Operator, if it is a U.S. Party, is authorized and directed to execute and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party.  However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article 14.3.  Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

(B)                               No Party shall give any notice or take any other action inconsistent with the foregoing election.  If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws.  In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(C)                               Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

(D)                               A Non-U.S. Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.

(E)                                For the purposes of this Article 14.3, “U.S. Party” shall mean any Party that is subject to the income tax law of the United States in respect with operations under this Agreement.  “Non-U.S. Party” shall mean any Party that is not subject to such income tax law.

ARTICLE 15
VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY

15.1                        Venture Information

(A)                               Except as otherwise provided in this Article 15 or in Articles 4.4 and 8.4(A), each Party will be entitled to receive all Venture Information related to operations in which such party is a participant.  “Venture Information” means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise in accordance with this Agreement and the Contract.  Each Party shall have the right to use all Venture Information it receives without accounting to any other Party, subject to any applicable patents and any limitations set forth in this Agreement and the Contract. For purposes of this Article 15, such right to use shall include the rights to copy, prepare derivative works, disclose, license, distribute, and sell.

(B)                               Each Party may, subject to any applicable restrictions and limitations set forth in the Contract, extend the right to use Venture Information to each of its Affiliates which are obligated to terms not less restrictive that this Article 15.

(C)                               The acquisition or development of Venture Information under terms other than as specified in this Article 15 shall require the approval of the Operating Committee.  The request for approval submitted by a Party shall be accompanied by a description of, and summary of the use and disclosure restrictions which would be applicable to, the Venture Information, and any such Party will be obligated to use all reasonable efforts to arrange for rights to use which are not less restrictive than specified in this Article 15.

(D)                               All Venture Information received by a Party under this Agreement is received on an “as is” basis without warranties, express or implied, of any kind. Any use of such Venture Information by a Party shall be at such Party’s sole risk.

15.2                        Confidentiality

(A)                               Subject to the provisions of the Contract and this Article 15, the Parties agree that all information in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract and for a period of three (3) years thereafter to any person or entity not a Party to this Agreement, except:

(1)                                 to an Affiliate pursuant to Article 15.1(B);

(2)                                 to a governmental agency or other entity when required by the Contract;

(3)                                 to the extent such information is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)                                 to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(5)                                 to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(6)                                 to a bona fide prospective transferee of a Party’s Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(7)                                 to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(8)                                 to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 20.3;

(9)                                 to its respective employees for the purposes of Joint Operations or Exclusive Operations as the case may be, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(10)                          any information which, through no fault of a Party, becomes a part of the public domain.

(B)                               Disclosure as pursuant to Articles 15.2(A)(5), (6), and (7) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least three (3) years and to use the information for the sole purpose described in Articles 15.2(A)(5), (6), and (7), whichever is applicable, with respect to the disclosing Party.

15.3                        Intellectual Property

(A)                               Subject to Articles 15.3(C) and 15.5 and unless provided otherwise in the Contract, all intellectual property rights in the Venture Information shall be Joint Property.  Each Party and its Affiliates have the right to use all such intellectual property rights in their own operations (including joint operations or a production sharing arrangement in which the Party or its Affiliates has an ownership or equity interest) without the approval of any other Party.  Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Operating Committee, and the costs thereof shall be for the Joint Account.  Upon unanimous consent of the Operating Committee as to ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Venture Information may be assigned to the Operator or to a Party.

(B)                               Nothing in this Agreement shall be deemed to require a Party to (i) divulge proprietary technology to any of the other Parties; or (ii) grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.

(C)                               If in the course of carrying out activities charged to the Joint Account, a Party or an Affiliate of a Party makes or conceives any inventions, discoveries, or improvements which primarily relate to or are primarily based on the proprietary technology of such Party or its Affiliates, then all intellectual property rights to such inventions, discoveries, or improvements shall vest exclusively in such Party and each other Party shall have a perpetual, royalty-free, irrevocable license to use such inventions, discoveries, or improvements, but only in connection with the Joint Operations.

(D)                               Subject to Article 4.6(B), all costs and expenses of defending, settling or otherwise handling any claim which is based on the actual or alleged infringement of any intellectual property right shall be for the account of the operation from which the claim arose, whether Joint Operations or Exclusive Operations.

15.4                        Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.2, and any disputes in relation thereto shall be resolved in accordance with Article 18.2.

15.5                        Trades

Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded.  Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16
FORCE MAJEURE

16.1                        Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

16.2                        Definition of Force Majeure

For the purposes of this Agreement, “Force Majeure” shall mean circumstances which were beyond the reasonable control of the Party concerned and shall include strikes, lockouts and other industrial disturbances even if they were not “beyond the reasonable control” of the Party.

ARTICLE 17
NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission and contains a binding electronic signature or other demonstration of authenticity, and addressed to such Parties.  Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article 17 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 17.  Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

Ray Leonard, President and Chief Executive Officer

SCS Corporation

One Sugar Creek Center Blvd., Suite 125

Sugar Land, Texas 77478, USA

Telephone +1 713.353.9400

Facsimile +1 713.353.9434

With copy to:

Robert P. Thibault

Robert B. Bearman

PATTON BOGGS LLP

1801 California Street

Suite 4900

Denver, CO 80218

Tel: 303 894 6191

Facsimile: 303 894 9239

Dana Petroleum (E&P) Limited

John Downey

Manager International Business and New Ventures

17 Carden Place

Aberdeen, AB10 1UR, Scotland

UK Telephone +44 1224 652 400

Facsimile: +44 1224 652 401

ARTICLE 18
APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY

18.1                        Applicable Law

The substantive laws of the State of Texas, of the United States, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among Parties.

18.2                        Dispute Resolution

(A)                               Notification.  A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”).  The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 18.

(B)                               Negotiations.  The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives.  A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party.  Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute.  If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney.  Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 18.2 (D) or mediation proceedings pursuant to Article 18.2 (C) concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

(C)                               Mediation.  Upon mutual agreement, the parties to the Dispute shall seek to resolve the Dispute by mediation. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute, any party to the Dispute may initiate such mediation pursuant to the American Arbitration Association mediation rules then in effect, as modified herein] by sending all other parties to the Dispute a written request that the Dispute be mediated.  The Parties receiving such written request will promptly respond to the requesting Party so that all parties to the Dispute may jointly select a neutral mediator and schedule the mediation session.  The mediator shall meet with the parties to the Dispute to mediate the Dispute within thirty (30) Days after the date of receipt of the written request for mediation. Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 18.2 (D) concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute

(D)                               Arbitration.  Any Dispute not finally resolved by alternative dispute resolution procedures set forth in Articles 18.2(B) and 18.2(C) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(1)                                 Rules.  The arbitration shall be conducted in accordance with the following arbitration rules (as then in effect) (the “Rules”): International Arbitration Rules of the American Arbitration Association (AAA).

(2)                                 Number of Arbitrators.  The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the filing of the arbitration. For greater certainty, for purposes of this Article 18.2(D), the filing of the arbitration means the date on which the claimant’s request for arbitration is received by the other parties to the Dispute.

(3)                                 Method of Appointment of the Arbitrators.  If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute.  If the parties to the Dispute fail to agree on the arbitrator within thirty (30) Days after the filing of the arbitration, then American Arbitration Association shall appoint the arbitrator.

If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the American Arbitration Association shall appoint the remainder of the three arbitrators not yet appointed.

If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If either all claimants or all respondents fail to make a joint appointment of an arbitrator or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then American Arbitration Association shall appoint the remainder of the three arbitrators not yet appointed.

(4)                                 Consolidation.  If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(5)                                 Place of Arbitration.  Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Houston, Texas.

(6)                                 Language.  The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(7)                                 Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(8)                                 Notice.  All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article 17.

(9)                                 Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(10)                          Interim Measures.  Notwithstanding any requirements for alternative dispute resolution procedures as set forth in Articles 18 (C), any party to the Dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction.  The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration.  The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(11)                          Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(12)                          Interest.  The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.  Interest shall be awarded at the Agreed Interest Rate.

(14)                          Currency of Award.  The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(15)                          Exemplary Damages.  The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

(16)                          Waiver of Challenge to Decision or Award.  To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(E)                                Confidentiality.  All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 15.2) to the extent necessary to enforce this Article 18 or any arbitration award, to enforce other rights of a Party, or as required by law or pursuant to any rules or requirements of any government or stock exchange; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

18.3                       Expert Determination

For any decision referred to an expert, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the parties to the Dispute.  The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other parties to the Dispute written notice of the request for such determination.  If the parties to the Dispute are unable to agree upon an expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce (ICC) shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise.

The expert, once appointed, shall have no ex parte communications with any of the parties to the Dispute concerning the expert determination or the underlying Dispute.  All Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner.  Before issuing his final decision, the expert shall issue a draft report and allow the parties to the Dispute to comment on it.  The expert shall endeavor to resolve the Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.  The expert’s decision shall be final and binding on the parties to the Dispute unless challenged in an arbitration pursuant to Article 18.2(D) within sixty (60) Days of the date the expert’s final decision is received by the parties to the Dispute and until replaced by such subsequent arbitral award. In such arbitration (i) the expert determination on the specific matter shall be entitled to a rebuttable presumption of correctness; and (ii) the expert shall not (without the written consent of the parties to the Dispute) be appointed to act as an arbitrator or as adviser to the parties to the Dispute.

18.4                        Waiver of Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction.  This waiver includes immunity from (i) any expert determination, mediation, or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement.  Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

ARTICLE 19
ALLOCATION OF COST & PROFIT HYDROCARBONS

19.1                        Allocation of Total Production

(A)                               The total quantity of Hydrocarbons produced and measured at the delivery point (as determined in accordance with Article 9) from each Exploitation Area and to which the Parties are collectively entitled under the Contract shall be composed of Cost Hydrocarbons and Profit Hydrocarbons in accordance with the provisions of the Contract.

(B)                               Operator shall develop and the Operating Committee shall approve procedures for allocating such Cost Hydrocarbons and Profit Hydrocarbons during each Calendar Quarter among the individual Exploitation Areas based upon the following principles.

(1)                                 Cost Hydrocarbons shall be allocated in the following order: (1) current period operating expenses, (2) current and prior period exploration expense, (3) development capital expenditures and (4) any unrecovered costs carried forward from prior period across the contract area.

(2)                                 All allocations made pursuant to this Article 19 shall incorporate adjustments to reflect differences in value if different qualities of Hydrocarbons are produced.

19.2                        Allocation of Hydrocarbons to Parties

(A)                               Cost Hydrocarbons and Profit Hydrocarbons allocated to Exploitation Areas pursuant to Article 19.1 shall be allocated to the Parties in proportion to their Participating Interests in each such Exploitation Area.

(B)                               Notwithstanding anything to the contrary contained in this Article 19, and to the extent allowed under the Contract, Cost Hydrocarbons which are not specifically attributable to an Exploitation Area, if any, shall be allocated to the Parties in proportion to their respective participation in the operations which underlie any such Cost Hydrocarbons, provided, however, that the rights of a Party to Cost Hydrocarbons or Profit Hydrocarbons from an Exploitation Area to which it is a participant shall not be impaired by the rights of any other Party to recover Cost Hydrocarbons which are not specifically attributable to such Exploitation Area.

19.3                        Use of Estimates

Initial distribution of Hydrocarbons pursuant to this Article 19 shall be based upon estimates furnished by Operator pursuant to Article 9, with adjustments for actual figures to be made in kind within forty-five (45) Days after the end of the Calendar Quarter and at any later date when adjustments must be made with the Government under the Contract.

19.4                        Principles

If no allocation procedure is approved by the Operating Committee in accordance with Article 19.1, the Parties shall nonetheless be bound by the principles set forth in this Article 19 with regard to the allocation of Cost Hydrocarbons and Profit Hydrocarbons.

ARTICLE 20
GENERAL PROVISIONS

20.1                        Conduct of the Parties

(A)                               Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Republic of Guinea; (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.  Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranty.  Such indemnity obligation shall survive termination or expiration of this Agreement.  Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party.

(B)                               Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it.  Each Party must rely on the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the Joint Operations undertaken under this Agreement.  No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

20.2                        Conflicts of Interest

(A)                               Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(B)                               The provisions of the preceding paragraph shall not apply to:  (1) Operator’s performance which is in accordance with the local preference laws or policies of the Government; or (2) Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

(C)                               Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

20.3                        Public Announcements

(A)                               Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, prior to its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) Parties which are not Affiliates of Operator holding fifty percent (50%) or more of the Participating Interests not held by Operator or its Affiliates has been obtained.  Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B)                               If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless, prior to the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the Participating Interests not held by such announcing Party or its Affiliates; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 15.2.

20.4                        Successors and Assigns

Subject to the limitations on Transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

20.5                        Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character.  Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

20.6                        No Third Party Beneficiaries

Except as provided under Article 4.6 (B), the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

20.7                        Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

20.8                        Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

20.9                        Modifications

Except as is provided in Articles 11.2(B) and 20.8, there shall be no modification of this Agreement or the Contract except by written consent of all Parties.

20.10                 Interpretation

(A)                               Headings.  The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(B)                               Singular and Plural.  Reference to the singular includes a reference to the plural and vice versa.

(C)                               Gender.  Reference to any gender includes a reference to all other genders.

(D)                               Article.  Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

(E)                                Include.  “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

20.11                Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.  For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

20.12                 Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

SCS CORPORATION

By:	/s/ Ray Leonard
Ray Leonard
Title:	President and Chief Executive Officer
Date:	Jan 28, 2010

DANA PETROLEUM (E&P) LIMITED

By:	/s/ Stuart M. Paton
Stuart M. Paton
Title:	Technical & Commercial Director
Date:	Jan 28, 2010

EXHIBIT “A”

ACCOUNTING PROCEDURE

Attached to and made part of the Operating Agreement, hereinafter called the “Agreement,” effective on            , 2010, by and between SCS CORPORATION, and DANA PETROLEUM (E&P) LIMITED.

SECTION 1
GENERAL PROVISIONS

1.1                               Purpose.

1.1.1                     The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement which reflect the costs of Joint Operations to the end that no Party shall gain or lose in relation to other Parties.

1.1.2                     The Parties agree, however, that if the methods prove unfair or inequitable to Operator or Non-Operators, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2                               Conflict with Agreement.

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3                               Definitions.

The definitions contained in the Agreement to which this Accounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein. Certain terms used herein are defined as follows:

“Accrual basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises, regardless of when invoiced, paid, or received.

“Cash basis” means that basis of accounting under which only costs actually paid and revenue actually received are included for any period.

“Country of Operations” means Republic of Guinea.

“Material” means machinery, equipment and supplies acquired and held for use in Joint Operations.

“Section” means a section of this Accounting Procedure.

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1.4                               Joint Account Records and Currency Exchange.

1.4.1                     Operator shall at all times maintain and keep true and correct records of the production and disposition of all liquid and gaseous Hydrocarbons, and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws.

1.4.2                     Operator shall maintain accounting records pertaining to Joint Operations in accordance with generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of the Country of Operations as well as the provisions of the Contract and the Agreement.

1.4.3                     The Joint Account shall be maintained by Operator in the English language and in United States of America (“U.S.”) currency and in such other language and currency as may be required by the laws of the Country of Operations or the Contract. Conversions of currency shall be recorded at the rate actually experienced in that conversion. Currency translations are used to express the amount of expenditures and receipts for which a currency conversion has not actually occurred. Currency translations for expenditures and receipts shall be recorded in accordance with Operator’s normal practice. A statement describing the practice will be provided to the Non-Operators upon request.

1.4.4                     Any currency exchange gains or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure. Any such exchange gains or losses shall be separately identified as such.

1.4.5                     This Accounting Procedure shall apply, mutatis mutandis, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be separately maintained. For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, the costs and expenditures shall be expressed in U.S. currency (irrespective of the currency in which the expenditure was incurred).

1.4.6                     The Accrual basis for accounting shall be used in preparing accounts concerning the Joint Operations.

1.5                               Statements and Billings.

1.5.1                     Unless otherwise agreed by the Parties, Operator shall submit monthly to each Party, on or before the tenth Day of each month, statements of the costs and expenditures incurred during the prior month, indicating by appropriate classification the nature thereof, the corresponding budget category, and the portion of such costs charged to each of the Parties.

These statements, as a minimum, shall contain the following information:

•                                          advances of funds setting forth the currencies received from each Party,

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•                                          the share of each Party in total expenditures,

•                                          the accrued expenditures,

•                                          the current account balance of each Party,

•                                          summary of costs, credits, and expenditures on a current month, year-to-date, and inception-to-date basis or other periodic basis, as agreed by Parties (such expenditures shall be grouped by the categories and line items designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement so as to facilitate comparison of actual expenditures against that Work Program and Budget), and

•                                          details of unusual charges and credits in excess of U.S. $ 10,000.

1.5.2                     Operator shall, upon request, furnish a description of the accounting classifications used by it.

1.5.3                     Amounts included in the statements and billings shall be expressed in U.S. currency and reconciled to the currencies advanced.

1.5.4                     Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of the Country of Operations and of all other countries to which it may be subject. Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide in a timely manner to Non-Operators the necessary information to facilitate the discharge of such responsibility.

1.6                               Payments and Advances.

1.6.1                     Upon approval of any Work Program and Budget, if Operator so requests, each Non-Operator shall advance its share of estimated cash requirements for the succeeding month’s operations. Each such cash call shall be equal to the Operator’s estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget during the month concerned. For informational purposes the cash call shall contain an estimate of the funds required for the succeeding 2 months detailed by the categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement.

1.6.2                     Each such cash call, detailed by the categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement, shall be made in writing and delivered to all Non-Operators not less than fifteen Days before the payment due date. The due date for payment of such advances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required. All advances shall be made without bank charges. Any charges related to receipt of advances from a Non-Operator shall be borne by that Non-Operator.

1.6.3                     Each Non-Operator shall wire transfer its share of the full amount of each such cash call to Operator on or before the due date, in the currencies requested or any other currencies acceptable to Operator and at a bank designated by Operator. If currency

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provided by a Non-Operator is other than the requested currency, then the entire cost of converting to the requested currency shall be charged to that Non-Operator.

1.6.4                     Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Non-Operators with said estimates of its requirements, Operator may make a written request of the Non-Operators for special advances covering the Non-Operators’ share of such payments. Each such Non-Operator shall make its proportional special advances within 10 Days after receipt of such notice.

1.6.5                     If a Non-Operator’s advances exceed its share of cash expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly. However, if the amount of such excess advance is greater than the amount of the next month’s estimated cash requirements for such Non-Operator, the Non-Operator may request a refund of the difference, which refund shall be made by Operator within ten Days after receipt of the Non-Operator’s request provided that the amount is in excess of U.S. $100,000.

1.6.6                     If Non-Operator’s advances are less than its share of cash expenditures, the deficiency shall, at Operator’s option, be added to subsequent cash advance requirements or be paid by Non-Operator within ten Days following the receipt of Operator’s billing to Non-Operator for such deficiency.

1.6.7                     If, under the provisions of the Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly. The interest thus received shall be allocated to the Parties on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the total funding into the account. A monthly statement summarizing receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties. Any interest received by Operator from interest-bearing accounts containing commingled funds received from the Parties shall be credited to the Parties in accordance with the allocation procedure as set forth above.

1.6.8                     If Operator does not request Non-Operators to advance their share of estimated cash requirements, each Non-Operator shall pay its share of cash expenditures within ten Days following receipt of Operator’s billing.

1.6.9                     Payments of advances or billings shall be made on or before the due date. In accordance with Article 8 of the Agreement, if these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate. For the purpose of determining the unpaid balance and interest owed, Operator shall translate to U.S. currency all amounts owed in other currencies using the currency exchange rate, determined in accordance with Section 1.4.3, at the close of the last Business Day prior to the due date for the unpaid balance.

1.6.10              Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the

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extent that such currencies are then required for operations. The cost of any such conversion shall be charged to the Joint Account.

1.6.11              Operator shall endeavor to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

1.6.12              If under the Agreement, Operator is required to segregate funds received from or for the Joint Account, the provisions under Section 1.6 for payments and advances by Non-Operators shall apply also to Operator.

1.7                               Adjustments.

Payments of any advances or billings shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any Calendar Year shall conclusively be presumed to be true and correct after twenty four months following the end of such Calendar Year, unless within the said twenty four month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. Failure on the part of a Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Material as provided for in Section 6. Operator shall be allowed to make adjustments to the Joint Account after such twenty four month period if these adjustments result from audit exceptions outside of this Accounting Procedure, third party claims, or Government or Government Oil & Gas Company requirements. Any such adjustments shall be subject to audit within the time period specified in Section 1.8.1.

1.8                               Audits.

1.8.1                     A Non-Operator, upon at least sixty Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting hereunder for any Calendar Year within the twenty four month period following the end of such Calendar Year except as otherwise provided in Section 3.1. Non-Operators shall have reasonable access to Operator’s personnel and to the facilities, warehouses, and offices directly or indirectly serving Joint Operations. The cost of each such audit shall be borne by Non-Operators participating in the audit. Where there are two or more Non-Operators, the Non-Operators shall make a reasonable effort to conduct joint or simultaneous audits in a manner that will result in a minimum of inconvenience to the Operator. Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said twenty four month period. Non-Operators may request information from the Operator prior to the commencement of the audit. Operator will provide the information in electronic format or hard copy documents, if electronic format is not available. Operator will provide the information requested within thirty Days before commencement of the audit but in no event sooner than thirty Days after the written request. The information requested shall be limited to that normally used for pre-audit work such as trial balance, general ledger, and sub-ledger data.

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1.8.2                     Operator shall endeavor to produce information from its Affiliates reasonably necessary to support charges from those Affiliates to the Joint Account other than those charges referred to in Section 3.1.

1.8.3                     Except for charges under Section 2.7.1, the following provisions apply to all charges from Operator for its Affiliates.

In addition to the information provided by the Operator under Section 1.8.2, a Non-Operator may seek to audit the books and records of an Affiliate of Operator relating to the charges by the Affiliate to the Joint Account for the same Calendar Year as provided in Section 1.8.1. The audit shall be conducted by an independent public accounting firm designated by the Affiliate. The cost of such firm shall be borne by Non-Operators who requested the confirmation. The Non-Operator will seek agreement with the Affiliate on the audit scope to confirm the details and facts relating to such charges. The audit scope proposed by Non-Operator shall be fair and reasonable.

If the independent public accounting firm of the Affiliate declines to conduct the audit or is not internationally recognized, the Non-Operator will seek agreement with the Affiliate on a firm that is an internationally recognized independent public accounting firm. The cost of using such firm shall be borne by the Non-Operator who requested the audit.

Operator will endeavor to cause its Affiliate to not unreasonably withhold approval of the use of an internationally recognized independent public accounting firm or of the scope of examination requested by Non-Operators.

No amounts paid to an Affiliate of Operator, which the Non-Operator seeks to audit, may be charged to the Joint Account if the Affiliate of the Operator does not allow audit of such amounts as provided above and the scope of audit proposed by the Non-Operator was fair and reasonable.

1.8.4                     The provisions of Section 1.8.3 shall apply mutatis mutandis to such audit unless otherwise agreed by the Parties.

Any Party may audit the records of an Affiliate of another Party relating to that Affiliate’s charges under Section 2.7.1. The provisions of Section 1.8.3 shall apply mutatis mutandis to such audits unless otherwise agreed by the Parties. Should such charges be rejected under the provisions of 1.8.3, such charges shall be charged back to the Party whose Affiliate provided the service.

Any Party may audit the records of Operator’s Affiliate relating to charges under Section 2.6. The provisions of Section 1.8.3 shall apply mutatis mutandis to such audits unless otherwise agreed by the Parties.

Any Party may audit the records of a Non-Operator or its Affiliate relating to charges under Section 2.7.3. The provisions of Section 1.8.3 shall apply mutatis mutandis to such audit, unless otherwise agreed by the Parties. Should such charges be rejected under the provisions of 1.8.3, such charges shall be charged back to the Party whose Affiliate provided the service.

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1.8.5                     Any information obtained by a Party under the provisions of Section 1.8 which does not relate directly to the Joint Operations shall be kept confidential and shall not be disclosed to any party, except as would otherwise be permitted by Article 15.2(A)(3) and (10) of the Agreement.

1.8.6                     In the event that the Operator is required by law or the Contract to employ a public accounting firm to audit the Joint Account and records of Operator relating to the accounting hereunder, the cost thereof shall be a charge against the Joint Account, and a copy of the audit shall be furnished to each Party.

1.8.7                     At the conclusion of each audit, the Parties shall endeavor to settle outstanding matters expeditiously. To this end the Parties conducting the audit will make a reasonable effort to prepare and distribute a written report to the Operator and all the Parties who participated in the audit as soon as possible and in any event within ninety Days after the conclusion of each audit. The report shall include all claims, with supporting documentation, arising from such audit together with comments pertinent to the operation of the accounts and records. Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than ninety Days after receipt of the report. Should the Non-Operators consider that the report or reply requires further investigation of any item therein, the Non-Operators shall have the right to conduct further investigation in relation to such matter notwithstanding the provisions of Sections 1.7 and 1.8.1 that the period of twenty four months may have expired. However, conducting such further investigation shall not extend the twenty four month period for taking written exception to and making a claim upon the Operator for all discrepancies disclosed by said audit. Such further investigations shall be commenced within thirty Days and be concluded within sixty Days after the receipt of such report or reply, as the case may be.

1.8.8                     All adjustments resulting from an audit agreed between the Operator and the Non-Operator conducting the audit shall be reflected promptly in the Joint Account by the Operator and reported to the Non-Operator(s). If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Operating Committee, and, unless otherwise agreed by the parties to the dispute, resolved in accordance with the provisions of Article 18 of the Agreement. If all the parties to the dispute so agree, the adjustment(s) may be referred to an independent expert agreed to by the parties to the dispute e.g. an independent accounting firm. At the election of the parties to the dispute, the decision of the expert will be binding upon such parties. Unless otherwise agreed, the cost of such expert will be shared equally by all parties to the dispute.

1.8.9                     The provisions of this Section 1.8 apply to audits conducted under Article 4.11(D) of the Agreement except that the sixty Day advance notice and the advance information provisions of Section 1.8.1 shall not apply.

1.9                               Allocations.

If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other operations, such allocation shall be made on an equitable basis. For informational purposes only, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures and its rates for personnel and other charges, along with each proposed Work Program and Budget. Such allocation basis shall be subject to audit under Section 1.8.

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SECTION 2
DIRECT CHARGES

Operator shall charge the Joint Account for all costs and expenditures incurred by Operator for the conduct of Joint Operations within the limits of approved Work Programs and Budgets or as otherwise specified in the Agreement. Charges for services normally provided by an operator such as those contemplated in Sections 2.7.2 and 2.7.3 which are provided by a Party’s Affiliate shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Section 2.6, and Section 2.7.1.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under the Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject.

Chargeable costs and expenditures may include:

2.1                               Licenses, Permits, Etc.

All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, contractual and/of surface rights acquired for Joint Operations and bonuses paid in accordance with the Contract when paid by Operator in accordance with the provisions of the Agreement.

2.2                               Salaries, Wages and Related Costs.

Salaries, wages and related costs include everything constituting the employees’ total compensation, as well as the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as the costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, severance payments required by the laws or regulations of the Country of Operations (additional severance payments in excess of those provided by the laws or regulations of the Country of Operations shall be chargeable to the Joint Account to the extent that they are in accordance with Operator’s benefit policies), and other benefit plans of a like nature applicable to labor costs of Operator.

All costs associated with organizational restructuring (e.g., separation benefits, relocation costs, asset disposition costs) of Operator or its Affiliates, other than those costs which are directly related to employees of Operator who are directly engaged in Joint Operations on a full time basis, will require the approval of the Parties to be chargeable to the Joint Account.

Any costs associated with Country of Operations benefit plans which are not currently funded shall be accrued and not be paid by Non-Operators, unless otherwise approved by the Operating Committee, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement and then only by the withdrawing Party, or upon termination of the Agreement, whichever occurs first.

Expenditures or contributions made pursuant to assessments imposed by governmental authority for payments with respect to or on account of employees described in Section 2.2.1 and Section

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2.2.2 shall be chargeable to the Joint Account. Because the funding of a defined benefit plan is not necessarily representative of the cost to the Operator for the retirement plan, the actuarially determined service cost shall be charged to the Joint Account instead of the amount of cash paid to fund the retirement plan.

2.2.1                     The salaries, wages and related costs of employees of Operator and its Affiliates temporarily or permanently assigned in the Country of Operations and directly engaged in Joint Operations shall be chargeable to the Joint Account.

2.2.2                     The salaries, wages and related costs of employees of Operator and its Affiliates temporarily or permanently assigned outside the Country of Operations directly engaged in Joint Operations and not otherwise covered in Section 2.7.2 shall be chargeable to the Joint Account.

2.2.3                     Costs for salaries, wages and related costs may be charged to the Joint Account on an actual basis or at a rate based upon the average cost in accordance with Operator’s usual practice. In determining the average cost, expatriate and national employees’ rates shall be calculated separately and reviewed at least annually.

2.2.4                     Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Sections 2.2.1 and 2.2.2 and for which expenses the employees are reimbursed under the usual practice of Operator shall be chargeable to the Joint Account.

2.2.5                     If employees are engaged in other activities in addition to the Joint Operations, the cost of such employees shall be allocated on an equitable basis.

2.3                               Employee Relocation Costs.

2.3.1                     Except as provided in Section 2.3.3, Operator’s cost of employees’ relocation to or from an assignment with the Joint Operations, whether within or outside the Country of Operations and whether permanently or temporarily assigned to the Joint Operations, shall be chargeable to the Joint Account. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated on an equitable basis.

2.3.2                     Such relocation costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with Operator’s usual practice.

2.3.3                     Relocation costs to an assignment that is not with the Joint Operations shall not be chargeable to the Joint Account unless the place of the new assignment is the point of origin of the employee or unless otherwise agreed by the Operating Committee.

2.4                               Offices, Camps, and Miscellaneous Facilities.

Cost of maintaining any offices, sub-offices, camps, warehouses, housing, and other facilities of the Operator and/or Affiliates directly serving the Joint Operations. If such facilities serve operations in addition to the Joint Operations the costs shall be allocated to the properties served on an equitable basis.

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2.5                               Material.

Cost, net of discounts taken by Operator, of Material purchased or furnished by Operator shall be charged to the Joint Account. Such costs shall include, but are not limited to, export brokers’ fees, transportation charges, loading, unloading fees, export and import duties and license fees associated with the procurement of Material and in-transit losses, if any, not covered by insurance. So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for, and the cost thereof charged to, the Joint Account as may be required for immediate use.

2.6                               Exclusively Owned Equipment and Facilities of Operator and Affiliates.

Charges for exclusively owned equipment, facilities, and utilities of Operator or any of its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder. On request, Operator shall furnish Non-Operators a list of rates and the basis of application. Such rates shall be revised from time to time if found to be either excessive or insufficient, but not more than once every six months.

Exclusively owned drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost less depreciation plus transportation costs to deliver like equipment to the location where used.

2.7                               Services.

2.7.1                     The charges for services provided by third parties, including the Affiliates of the respective Parties which have contracted with Operator to perform services that are normally provided by third parties, other than those services covered by Section 2.7.2 and Section 2.7.3, shall be chargeable to the Joint Account. Such charges for services by the Affiliates of the respective Parties shall not exceed those currently prevailing if performed by non-affiliated third parties, considering quality and availability of services.

2.7.2                     The cost of services performed by Operator’s Affiliates technical and professional staffs not located within the Country of Operation and not otherwise covered under Section 2.2.2, shall be chargeable to the Joint Account. The individual rates shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, and employee benefits. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses. Examples of such services include the following:

Geologic Studies and Interpretation

Seismic Data Processing

Well Log Analysis, Correlation and Interpretation

Laboratory Services

Ecological and Environmental Engineering

Decommissioning (Abandonment) and Reclamation

Well Site Geology

Project Management and Engineering

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Source Rock Analysis

Petrophysical Analysis

Geochemical Analysis

Drilling Supervision

Development Evaluation

Project Accounting and Professional Services

Costs incurred as payment for access to, and use of, technical data, intellectual property and know-how of the Operator’s group of Affiliates in accordance with the technology participation agreement between the Operator and its Affiliates and in accordance with the customary cost sharing system applicable to operating companies within the Operator’s group of Affiliates. Such costs shall be included in annual Work Program and Budgets as a separate line item subject to the approval of the Operating Committee.

2.7.3                     The cost of services performed with the approval of Operator by the technical and professional staffs of the Non-Operators and the Affiliates of the respective Non-Operators, including the cost to such Affiliates and Non-Operators of their respective secondees, shall be chargeable to the Joint Account. The individual rates shall include salaries and wages of such technical and professional personnel and secondees, lost time, governmental assessments, and employee benefits. Costs (other than for secondees) shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited, to rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses.

2.7.4                     A Non-Operator shall bill Operator for direct costs of services and of secondees charged under the provisions of Section 2.7.3 on or before the last Day of each month for charges for the preceding month, to which charges Non-Operator shall add an administrative overhead rate at the rates stated in Section 3.2.2.. Within thirty Days after receipt of a bill for such charges, Operator shall pay the amount due thereon.

2.7.5                     The charges for services under Section 2.7.2 and Section 2.7.3 shall not exceed those currently prevailing if performed by non-affiliated third parties, considering the quality and availability of such services.

2.8                               Insurance.

Premiums paid for insurance required by law, he Contract or the Agreement to be carried for the benefit of the Joint Operations.

2.9                               Damages and Losses to Property.

2.9.1                     All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause shall be chargeable to the Joint Account. Operator shall furnish Non-Operators written notice of damages or losses incurred in excess of U.S. $10,000 as soon as practical after report of the same has been received by Operator. All losses in excess of U.S. $ 10,000 shall be listed separately in the monthly statement of costs and expenditures.

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2.9.2                     Credits for settlements received from insurance carried for the benefit of Joint Operations and from others for losses or damages to Joint Property or Materials shall be chargeable to the Joint Account. Each Party shall be credited with its Participating Interest share thereof except where such receipts are derived from insurance purchased by Operator for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

2.9.3                     Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Joint Operations shall be chargeable to the Joint Account.

2.10                        Litigation, Dispute Resolution and Associated Legal Expenses.

The costs and expenses of litigation, dispute resolution and associated legal services necessary for the protection of the Joint Operations under the Agreement as follows:

2.10.1              Legal services, other than those provided by the Parties or their Affiliate employees, necessary or expedient for the protection of the Joint Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorneys’ fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Joint Operations.

2.10.2              The Operating Committee may determines that, litigation, arbitration or other alternative dispute resolution procedures resulting from actions or claims affecting the Joint Operations hereunder may be handled by the legal staff of one or any of the Parties or their respective Affiliates; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party or its Affiliates providing such service to Operator for the Joint Account.

2.11                        Taxes and Duties.

All taxes, duties, assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations, other than any that are measured by or based upon the revenues, income and net worth of a Party.

If Operator or an Affiliate is subject to income or withholding tax as a result of services performed at cost for the operations under the Agreement, its charges for such services may be increased (grossed up) by the amount of such taxes incurred.

2.12                        Ecological and Environmental.

Costs incurred on the Joint Property as a result of statutory regulations for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by any regulatory authority. Also, costs to provide or have available pollution containment and removal equipment plus costs of actual control, clean up and remediation resulting from responsibilities associated with Hydrocarbon contamination as required by all applicable laws and regulations.

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2.13                        Decommissioning (Abandonment) and Reclamation.

Costs incurred for decommissioning (abandonment) and reclamation of the Joint Property, including costs required by governmental or other regulatory authority or by the Contract.

2.14                        Other Expenditures.

Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the Joint Operations in accordance with approved Work Programs and Budgets or as otherwise specified in the Agreement and not covered in Section 2 or in Section 3, including but not limited to royalties paid on Joint Operations pursuant to Section 7.11 of the Agreement and Section 13.1 of the Contract (as such term is defined in the Agreement).

SECTION 3
INDIRECT CHARGES

3.1                               Purpose.

Operator shall charge the Joint Account monthly for the cost of indirect services and related office costs of Operator and its Affiliates not otherwise provided in this Accounting Procedure. Indirect costs chargeable under Section 3 represent the cost of general assistance and support services provided by Operator and its Affiliates. These costs are such that it is not practical to identify or associate them with specific projects but are for services which provide the Joint Operations with needed and necessary resources which Operator requires and provide a real benefit to Joint Operations. No cost or expenditure included under Section 2 shall be included or duplicated under Section 3. The charges under Section 3 are not subject to audit under Sections 1.8.1 and 1.8.2 other than to verify that the overhead percentages are applied correctly to the expenditure basis.

3.2                               Amount.

3.2.1                     The indirect charge under Section 3.1 for any month shall equal the greater of the total amount of indirect charges for the period beginning at the start of the Calendar Year through the end of the period covered by Operator’s invoice (“Year-to-Date”) determined under Section 3.2.2, less indirect charges previously made under Section 3.1 for the Calendar Year in question, or the amount of the minimum assessment determined under Section 3.2.3, calculated on an annualized basis (but reduced pro rata for periods of less than one year), less indirect charges previously made under Section 3.1 for the Calendar Year in question.

3.2.2                     Unless exceeded by the minimum assessment under Section 3.2.3, the aggregate Year-to-Date indirect charges shall be a percentage of the Year-to-Date expenditures, calculated on the following scale (U.S. Dollars):

Annual Expenditures

$0 to $1,000,000 of expenditures = 2.0%

Next $9,000,000 of expenditures = 1.0%

Excess above $10,000,000 of expenditures = 0.5%

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3.2.3                     A minimum amount of U.S. $100,000 shall be assessed each Calendar Year calculated from the Effective Date and shall be reduced pro rata for periods of less than a year.

3.2.4                     Indirect Charge for Projects.

As to major projects (such as, but not limited to, pipelines, gas reprocessing and processing plants, final loading and terminaling facilities, and dismantling for decommissioning of platforms and related facilities) when the estimated cost of each project amounts to more than U.S. $ 100,000 a separate indirect charge for such project shall be approved by the Operating Committee” or “Parties”) at the time of approval of the project.

During its process of winding-up Joint Operations Operator shall have the right to charge the greater of the sliding scale percentage rate or the minimum indirect charge for a period of twenty four months. If the winding-up process continues beyond the end of such period, the charge shall be confined to and based upon the sliding scale percentage rate in Section 3.2.2..

Notwithstanding the foregoing, the indirect rates and related calculation method for development operations, production operations, and dismantling for decommissioning of platforms and related facilities shall be agreed upon by the Operating Committee prior to the submission of the first annual budget for those phases of operations.

3.3                               Exclusions.

The expenditures used to calculate the monthly indirect charge shall not include the indirect charge (calculated either as a percentage of expenditures or as a minimum monthly charge), rentals on surface rights acquired and maintained for the Joint Account, guarantee deposits, pipeline tariffs, concession acquisition costs, bonuses paid in accordance with the Contract, royalties and taxes on production or revenue to the Joint Account paid by Operator, expenditures associated with major construction projects for which a separate indirect charge is established hereunder, payments to third parties in settlement of claims, and other similar items.

Credits arising from any government subsidy payments, disposition of Material, and receipts from third parties for settlement of claims shall not be deducted from total expenditures in determining such indirect charge.

SECTION 4
ACQUISITION OF MATERIAL

4.1                               Acquisitions.

Materials purchased for the Joint Account shall be charged at net cost paid by the Operator. The price of Materials purchased shall include, but shall not be limited to export broker’s fees, insurance, transportation charges, loading and unloading fees, import duties, license fees, and demurrage (retention charges) associated with the procurement of Materials, and applicable taxes, less all discounts taken.

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4.2                               Materials Furnished by Operator.

Materials required for operations shall be purchased for direct charge to the Joint Account whenever practicable, except the Operator may furnish such Materials from its stock under the following conditions:

4.2.1                     New Materials (Condition “A”).

New Materials transferred from the warehouse or other properties of Operator shall be priced at net cost determined in accordance with Section 4.1 as if Operator had purchased such new Material just prior to its transfer.

Such net costs shall in no event exceed the then current market price.

4.2.2                     Used Materials (Conditions “B” and “C”).

4.2.2.1                                   Material which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be classed as Condition “B” and priced at 75% of such new purchase net cost at the time of transfer.

4.2.2.2                                   Materials not meeting the requirements of Section 4.2.2.1, but which can be made suitable for use after being repaired or reconditioned, shall be classed as Condition “C” and priced at 50% of such new purchase net cost at the time of transfer. The cost of reconditioning shall also be charged to the Joint Account provided the Condition “C” price, plus cost of reconditioning, does not exceed the Condition “B” price; and provided that Material so classified meet the requirements for Condition “B” Material upon being repaired or reconditioned.

4.2.2.3                                   Material, which cannot be classified as Condition “B” or Condition “C”, shall be priced at a value commensurate with its use.

4.2.2.4                                   Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as provided in Section 4.2.2, and priced on the basis of knocked-down price of like new Material.

4.2.2.5                                   Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose, shall be graded as to condition as provided in Section 4.2.2. Such Material shall be priced on the basis of the current price of items normally used for such other purpose if sold to third parties.

4.3                               Premium Prices.

Whenever Material is not readily obtainable at prices specified in Sections 4.1 and 4.2 because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator’s actual cost incurred procuring such Material, in making it suitable for use, and moving it to the Contract Area, provided that notice in writing, including a detailed description of the Material required and the required delivery date, is furnished to Non-Operators of the proposed charge at least ten Days

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(or such shorter period as the parties may mutually agree in writing) before the Material is projected to be needed for operations and prior to billing Non-Operators for such Material the cost of which exceeds U.S. $25,000. Each Non-Operator shall have the right, by so electing and notifying Operator within five Days (or such shorter period as the Parties may mutually agree in writing) after receiving notice from Operator, to furnish in kind all or part of his share of such Material per the terms of the notice which is suitable for use and acceptable to Operator both as to quality and time of delivery. Such acceptance by Operator shall not be unreasonably withheld. If Material furnished is deemed unsuitable for use by Operator, all costs incurred in disposing of such Material or returning Material to owner shall be borne by the Non-Operator furnishing the same unless otherwise agreed by the Parties. If a Non-Operator fails to properly submit an election notification within the designated period, Operator is not required to accept Material furnished in kind by that Non-Operator. If Operator fails to submit proper notification prior to billing Non-Operators for such Material, Operator shall only charge the Joint Account on the basis of the price allowed during a “normal” pricing period in effect at time of movement.

4.4                               Warranty of Material Furnished by Operator.

Operator does not warrant the condition or fitness for the purpose intended of the Material furnished. In case defective Material is furnished by Operator for the Joint Account, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

SECTION 5
DISPOSAL OF MATERIALS

5.1                               Disposal.

Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials. Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of U.S. $200,000 or more. When Joint Operations are relieved of Material charged to the Joint Account, Operator shall advise each Non-Operator of the original cost of such Material to the Joint Account so that the Parties may eliminate such costs from their asset records. Credits for Material sold by Operator shall be made to the Joint Account in the month in which payment is received for the Material. Any Material sold or disposed of under this Section 5 shall be on an “as is, where is” basis without guarantees or warranties of any kind or nature. Costs and expenditures incurred by Operator in the disposition of Materials shall be charged to the Joint Account.

5.2                               Material Purchased by a Party or Affiliate.

Proceeds received from Material purchased from the Joint Property by a Party or an Affiliate thereof shall be credited by Operator to the Joint Account, with new Material valued in the same manner as new Material under Section 4.2.1 and used Material valued in the same manner as used Material under Section 4.2.2, unless otherwise agreed by the Operating Committee.

5.3                               Division In Kind.

Division of Material in kind, if made between the Parties, shall be in proportion to their respective interests in such Material. Each Party will thereupon be charged individually with the value

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(determined in accordance with the procedure set forth in Section 5.2) of the Material received or receivable by it.

5.4                               Sales to Third Parties.

Proceeds received from Material purchased from the Joint Property by third parties shall be credited by Operator to the Joint Account at the net amount collected by Operator from the buyer. If the sales price is less than the value determined in accordance with the procedure set forth in Section 5.2, then approval by the Operating Committee shall be required prior to the sale. Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account if and when paid by Operator.

SECTION 6
INVENTORIES

6.1                               Periodic Inventories - Notice and Representation.

At reasonable intervals, but at least annually, inventories shall be taken by Operator of all Material held in warehouse stock on which detailed accounting records are normally maintained. The expense of conducting periodic inventories shall be charged to the Joint Account. Operator shall give Non-Operators written notice at least sixty Days in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present. The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator. Operator shall in any event furnish each Non-Operator with a reconciliation of overages and shortages. Inventory adjustments to the Joint Account shall be made for overages and shortages. Any adjustment equivalent to U.S. $10,000 or more shall be brought to the attention of the Operating Committee.

6.2                               Special Inventories.

Whenever there is a sale or change of a Participating Interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

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Exhibit B                                             Contract Area

Block	Point	X	Y	Lat DD	Lon DD	Lat DMS	Lon DMS
B4	1	292473.252	965766.4371	8.732222439	-16.88638881	8°43’56”	-17°6’49”
B4	2	263884.7704	1002182.855	9.060000224	-17.1480554	9°3’36”	-18°51’7”
B4	3	364358.8658	1070831.57	9.68500024	-16.23638888	9°41’6”	-17°45’49”
B4	4	393242.8872	1035107.665	9.36277801	-15.97222222	9°21’46”	-16°1’40”

C3	1	477859.1555	1039610.818	9.404783867	-15.2016667	9°24’17”	-16°47’53”
C3	2	421603.7876	1000579.688	9.051111336	-15.71333333	9°3’4”	-16°17’12”
C3	3	393242.8872	1035107.665	9.36277801	-15.97222222	9°21’46”	-16°1’40”
C3	4	448139.2823	1072986.197	9.70638913	-15.47277778	9°42’23”	-16°31’37”

C4	1	421603.7876	1000579.688	9.051111336	-15.71333333	9°3’4”	-16°17’12”
C4	2	320143.8537	931320.5768	8.421944654	-16.63361107	8°25’19”	-17°21’59”
C4	3	292473.252	965766.4371	8.732222439	-16.88638881	8°43’56”	-17°6’49”
C4	4	393242.8872	1035107.665	9.36277801	-15.97222222	9°21’46”	-16°1’40”

D3	1	362005.8887	959896.6581	8.681758941	-16.25430027	8°40’54”	-17°44’44”
D3	2	479811.6813	1040954.248	9.416944678	-15.18388889	9°25’1”	-16°48’57”
D3	3	511872.847	1008243.728	9.121111338	-14.89194444	9°7’16”	-15°6’29”
D3	4	445976.8019	962610.9439	8.708055773	-15.49111111	8°42’29”	-16°30’3l”
D3	5	417751.1176	982681.7846	8.889166888	-15.74805556	8°53’21”	-16°15’7”

E3	1	543394.771	975662.5228	8.826219624	-14.60538289	8°49’34”	-15°23’40”
E3	2	485592.9622	935433.2024	8.462520415	-15.13088798	8°27’45”	-16°52’8”
E3	3	445976.8019	962610.9439	8.708055773	-15.49111111	8°42’29”	-16°30’31”
E3	4	511872.847	1008243.728	9.121111338	-14.89194444	9°7’16”	-15°6’29”

F2	1	545020.9194	976791.97	8.836419571	-14.59058424	8°50’11”	-15°24’33”
F2	2	590677.6844	1008503	9.122535991	-14.17476002	9°7’21”	-15°49’30”
F2	3	621595.4293	975064.4707	8.819390318	-13.8943308	8°49’9”	-14°6’20”
F2	4	575778.7491	943812.7659	8.537726732	-14.31143103	8°32’15”	-15°41’18”

F3	1	485592.9622	935433.2024	8.462520415	-15.13088798	8°27’45”	-16°52’8”
F3	2	545025.7175	976799.903	8.836491277	-14.59054053	8°50’11”	-15°24’34”
F3	3	575778.7491	943812.7659	8.537726732	-14.31143103	8°32’15”	-15°41’18”
F3	4	524510.7331	908849.046	8.222016382	-14.7774564	8°13’19”	-15°13’21”

G1	1	524510.7331	908849.046	8.222016382	-14.7774564	8°13’19”	-15°13’21”
G1	2	667560.2861	1006414.237	9.101389115	-13.4752778	9°6’5”	-14°31’28”
G1	3	676627.23	996997.5348	9.015893672	-13.39317283	9°0’57”	-14°36’24”
G1	4	536536.5386	900373.5965	8.145277981	-14.66833333	8°8’43”	-15°19’54”

Exhibit “D”
Material Documents

(i)                                     Letter Agreement with Offshore Seismic Services Inc. and SCS Corporation dated February 14, 2003.

(ii)                                  Master Geophysical Data Acquisition Agreement between Geophysical Service Incorporated and SCS Corporation dated February 13, 2008, subject to the Release and Settlement Agreement and Amendment to PSC dated May 20, 2010.

(iii)                               SCS Corporation and BOS Marine 2D Seismic Data Acquisition Services Agreement dated September 30, 2009.

(iv)                              Operating Agreement between SCS Corporation and Dana Petroleum E&P Ltd dated January 28, 2010.

(v)                                 SCS Corporation and PGS Geophysical AS Agreement for the Supply of Marine Seismic Data Acquisition Services dated June 11, 2010.

(vi)                              Master Service Agreement for Geophysical Data Processing Services between SCS Corporation and PGS Data Processing Inc. dated July 2, 2010.

(vii)                           Agreement for the Supply of Marine Seismic Data Application and Processing Services dated September 20, 2011 between SCS Corporation and CGG Veritas Services SA.

(viii)                        SCS Letter to Dana dated June 6, 2012, in relation to Article 12.2(F) (I) of the JOA.

Exhibit “E”
Closing Documents

I                                           Form of Assignment

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT is dated the                 day of                                    2012

BETWEEN:

(1)                                 SCS CORPORATION LTD., a company organized and incorporated under the laws of the Cayman Islands (“Assignor”);

(2)                                 TULLOW GUINEA LTD, a company organized and existing under the laws of England and Wales (the “Assignee”).

NOW IT IS HEREBY AGREED as follows:

The Assignor declares that with effect from the date of this Assignment Agreement and pursuant to the Ministry of Mines and Geology of the Republic of Guinea’s authorization as evidenced by the issue of an Arrêté as referred to in Clause 6 below, it hereby assigns to the Assignee a forty per cent (40%) Participating Interest in the Hydrocarbons Production Sharing Contract for the Contract Area, offshore, Guinea, entered into on 22 September 2006, (hereinafter referred to as the “PSC”) as follows:

1.                                      The Assignor declares that, from the date hereof (the “Effective Date”), it hereby transfers, assigns and conveys a forty per cent (40%) Participating Interest in the PSC to the Assignee.

2.                                      The Assignee hereby accepts the assignment granted above and agrees to be bound by all obligations and covenants contained in the PSC and any modifications or additions, in writing, up to the date of this Assignment Agreement.

3.                                      The Assignor and the Assignee confirm that they have not received or made any payment for the assignment and that the total consideration for the assignment is in the nature of work, expenditures or fees performed, paid, incurred or reimbursed, by the Assignee with respect to the PSC.

4.                                     The Assignor and the Assignee confirm that the Assignee is financially and technically capable of fulfilling its duties and obligations under the PSC.

5.                                      The Assignee shall jointly with the other parties to the PSC be liable for all duties and obligations of the Contractor under the PSC.

6.                                      This Assignment Agreement is subject to and conditional upon the Ministry of Mines and Geology granting final approval to the assignment and the execution by the parties hereto of this Assignment Agreement

SCS CORPORATION LTD	TULLOW GUINEA LTD

By:	By:

Name:	Name:

Title:	Title:

II                                      Form of Novation and Amendment of JOA

DATED	20[12]

(1)                                 SCS CORPORATION LTD.

(2)                                 DANA PETROLEUM E&P LIMITED

- and -

(3)                                 TULLOW GUINEA LTD

NOVATION AND AMENDMENT AGREEMENT

- relating to -

the Operating Agreement for the Hydrocarbon Productive Sharing Contract, offshore Guinea

JOINT OPERATING AGREEMENT
NOVATION AND AMENDMENT AGREEMENT

THIS AGREEMENT is made and entered into this         day of                20[12]

BETWEEN:

(1)                                SCS CORPORATION LTD, a company organized and existing under the laws of the Cayman Islands (“SCS”);

(2)                                DANA PETROLEUM E&P LIMITED, a company organized and existing under the laws of England (“Dana”); and

(3)                                TULLOW GUINEA LTD, a company organized and existing under the laws of England and Wales (“Tullow”),

SCS, Dana and Tullow are sometimes herein referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

A.                                    SCS and Dana are the current parties to a Hydrocarbon Production Sharing Contract with the Republic of Guinea acting through the Ministry of Mines and Geology of Guinea (the “Ministry”) dated 22 September 2006, as amended, in respect of a contract area  offshore Guinea (the “PSC”).

B.                                    SCS and Dana are the current parties to a Joint Operating Agreement dated 28 January 2010, (the “JOA”), which governs the conduct of petroleum operations in relation to the PSC and provides for the determination of the respective rights and obligations of the parties thereto.

C.                                    The Ministry, as evidenced by the issue of an Arrêté has authorized SCS and Farmee to enter into an Assignment pursuant to which SCS will assign a forty per cent (40%) Participating Interest in the PSC and the JOA to Tullow (the “Assigned Interest”) and SCS wishes to be released from and Tullow wishes to assume and perform the obligations and liabilities of SCS arising under the PSC and the JOA in respect of the Assigned Interest and to receive the benefits associated therewith, and the Parties have agreed to the execution of this Agreement on the terms set out herein.

IT IS AGREED as follows:

1.                                      Terms used in this Agreement which are not defined herein but are defined in the JOA or the PSC shall have meanings as set forth in the JOA or the PSC.

2.                                      “Assignment” shall mean the agreement between SCS and Tullow providing for the assignment and transfer of the Assigned Interest from SCS to Tullow.

3.                                      “Co-Venturer” shall mean Dana.

4.                                      “Effective Date” of this Agreement is the date first above written.

4.                                      Article 3.2(A) of the JOA is hereby amended to read as follows:

The Participating Interests of the Parties as of the Effective Date are:

SCS	37.00%

Dana	23.00%

Tullow	40.00%

5.                                      With effect from the Effective Date:-

(a)                                 SCS shall cease to have any right, interest or benefit in, and shall be released from all of the liabilities and obligations relating to, the Assigned Interest and Tullow shall assume the liabilities and perform the obligations and be entitled to the rights, interests and benefits attributable to the Assigned Interest as if Tullow had at all times been the owner of the Assigned Interest.

(b)                                 Tullow undertakes and covenants with each other Party to be bound by the terms of the PSC and the JOA in respect of the Assigned Interest and to assume, observe, perform, discharge and be bound by all the respective liabilities and obligations of SCS in place of SCS in respect of the Assigned Interest, as if Tullow had at all times been the owner of the Assigned Interest.

(c)                                  Each Party hereby releases and discharges SCS from the liabilities and obligations (and any claims and demands in respect thereof) assumed by Tullow pursuant to this Clause 6 hereof and each Party accepts the assumption of such liabilities and obligations by Tullow in the place of SCS, and Tullow hereby undertakes to indemnify and hold harmless each Party in respect of any claims, proceedings, injury, loss, damage, costs (including legal costs) or expense for which the Tullow would have been liable but for the release and discharge referred to herein.

7.                                      The execution of this Agreement shall be treated as constituting all actions, confirmations, consents, agreements and undertakings required under the JOA of SCS or the Assignee in relation to the assignment of the Assigned Interest.

8.                                      Dana confirms that it has waived any rights under Article 12.2(F)(I) of the JOA in relation to the transfer and assignment of the Assigned Interest.

.                                             This Agreement shall be treated as constituting all actions, confirmations and undertakings required under the JOA in respect of the matters referred to herein.

10.                               Subject as expressly provided in this Agreement, all other provisions of the JOA shall remain in full force and effect and binding on the Parties hereto.

11.                               This Agreement shall only become effective in the event the Ministry has granted its final approval to the assignment of the Assigned Interest.

12.                               This Agreement may be executed in counterparts with the same effect as if all Parties had executed the same document, provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

13.                               Each reference in this Agreement (including the Recitals) to the JOA or PSC shall be construed and have effect as a reference to the same as it may have been so supplemented and/or amended and/or novated prior to the date hereof.

14.                               The applicable law and dispute resolution provisions of the JOA shall apply to this Agreement as if herein set out.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorised representatives as of the date first set forth above.

SCS CORPORATION LTD.

By:

Name:

Title:

DANA PETROLEUM E&P LIMITED

By:

Name:

Title:

TULLOW GUINEA LTD

By:

Name:

Title:

EXHIBIT F

PARENT COMPANY GUARANTEE

THIS DEED is made the              day of                                  2012

BETWEEN:

1.                                               Tullow Oil plc, a company incorporated in England whose registered office is at 9 Chiswick Park, 566 Chiswick High Road, London, W4 5XT (the “Parent”).

2.                                               SCS Corporation Ltd a company incorporated under the laws of the Cayman Islands, and having its principal place of business at 12012 Wickchester Lane, Suite 475, Houston, TX 77079, USA (“Farmor”)

WHEREAS:

(A)                                        By a Farm-out Agreement dated 20 November 2012 and made between (1) Farmor  and (2) Tullow Guinea Limited (hereinafter referred to as “Farmee”), a company established in England and having its principal offices at 9 Chiswick Park, 566 Chiswick High Road, London, England (the “Agreement”), whereupon the Farmor has agreed, subject to the terms set out therein, to transfer certain interests to the Farmee as more fully described in the Agreement.

(B)                                        As security for payment by the Farmee under the Agreement of the Carried Costs (as such term is defined in the Agreement) and, if and when applicable, the Additional Carried Costs (as such term is defined in the Agreement) under the Agreement the Parent has agreed to guarantee the due and proper performance of such payment obligations as set out in this Deed.

NOW IT IS HEREBY AGREED as follows:

1.                                                  DEFINITIONS AND INTERPRETATION

1.1                                        Words and expressions defined in the Agreement shall, unless otherwise expressly provided herein or the context otherwise requires, have the same meanings when used in this Deed, including the Recitals.

1.2                                        In this Deed, “person” includes a corporate entity and any body of persons, corporate or unincorporate and any reference to the Farmee or Parent shall be construed so as to include its successors, permitted assigns and permitted transferees, provided that references to the Farmor shall be to the Farmor only and shall exclude successors, assigns and transferees.

1.3                                        References to any agreement or document include the same as amended, varied, supplemented or replaced from time to time.

1.4                                        Clause, appendix and paragraph headings shall not affect the interpretation of this Deed.

1.5                                        A person who is not a party to this Deed may not enforce, or otherwise have the benefit of, any provision of this Deed under the Contracts (Rights of Third Parties) Act 1999.

1.6                                        “LIBOR” means the one (1) month term, London Interbank Offered Rate (LIBOR rate or, in the case of such rate ceasing to be determined or being replaced, such replacement rate commonly referenced or utilised in accordance with generally accepted market practice for the determination of the London interbank offered rate for deposits in US dollars as determined by the Parties, acting reasonably) for US dollar deposits, as published in London by the Financial Times or, if not published, then by The Wall Street Journal (or, if not published by either of such sources, as published by such other reference source selected by the Parties, acting reasonably), applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month.

2.                                               GUARANTEE

2.1                                        In consideration of the Farmor entering into the Agreement, the Parent hereby irrevocably and unconditionally guarantees upon demand therefor and at any time and from time to time as a continuing obligation the due and punctual payment to the Farmor (or on behalf of the Farmor) by the Farmee of all amounts (whether actual or contingent together with interest on such sum accrued both before and after the date of demand until the date of payment) which the Farmee is or shall become obligated to pay to Farmor pursuant to Clause 4.1(B) (the “Carried Costs”) and if applicable Clause 4.l1(C) of the Agreement (the “Additional Carried Costs” and together, the “Guaranteed Obligations”)

2.2                                        The Parent as a primary obligor and as a separate and independent obligation to its obligations and liabilities under Clause 2.1 agrees to indemnify the Farmor immediately on demand against any cost, expense, loss or liability suffered or incurred by the Farmor as a result of: (i) any failure of the Farmee to pay, perform or discharge any of  the Guaranteed Obligations; or (ii) any Guaranteed Obligation being or becoming unenforceable, invalid or illegal in whole or in part (for any reason and whether or not known by any party or any other person).

2.3                                        Subject to Clause 8.1, in no event shall the Parent’s liability for the Guaranteed Obligations exceed that of the Farmee pursuant to Sections 4.1(B) or 4.1(C) of the Agreement (or the liability the Farmee would have had if the Guaranteed Obligations had been fully enforceable in accordance with their terms).

2.4                                        Any claim or demand made under this Deed shall be made in writing and shall be accompanied by a statement setting out in reasonable detail the calculation of such sums together with any supporting documentation reasonably required to assess such claim or demand.  The amount of monies which the Parent is at any time liable to pay to Farmor under the Agreement for the purposes of this Deed shall be calculated in accordance with the terms of the Agreement.  Otherwise the Parent will pay all monies due from it under this Deed free and clear of and without deduction of, or account of, any other right of set-off or counterclaim and without deduction or withholding of or in respect of any tax.

3.                                               CONTINUING SECURITY

3.1                                        This Deed shall be a continuing guarantee which shall be and continue in full force and effect irrespective of, and neither the rights of Farmor nor the obligations of the Parent under this Deed shall be discharged, impaired or otherwise affected by reason of, any act, omission, matter or thing which, but for this provision, might operate to reduce, release or prejudice any of the obligations or liabilities of the Parent, whether in whole or in part, under this Deed, including (but without limitation), and whether or not known to the Parent, Farmor or any other person, by:

3.1.1                             any waiver, release, time or indulgence granted to, or composition with, the Farmee or any other person; or

3.1.2                             any amendment of, or the making of any supplement to, the Agreement; or

3.1.3          the taking, variation, compromise, renewal, enforcement, realisation or release of, or refusal or neglect to take, perfect, release or enforce, any rights or remedies against, or granted by, the Farmee or any other person; or

3.1.4                             any incapacity, disability, or defect in powers of the Farmee or any other person, or any irregular exercise thereof by, or lack of authority of, any person purporting to act on behalf of the Farmee or such other person; or

3.1.5                             any illegality, invalidity, avoidance or unenforceability on any grounds whatsoever of, or of any obligations of the Farmee or any other person under, the Agreement or any other document or security supplemental or ancillary to the Agreement; or

3.1.6                             the death, liquidation, administration, insolvency, amalgamation, reorganisation, striking off or dissolution or other cessation of existence, or any change in the constitution, place of incorporation, name or style, of the Farmor or the Farmee or any other person;

3.1.7                             any assignment by the Farmee of its rights and obligations pursuant to the Agreement; or

3.1.8                             the existence of any claim, set-off, or other rights which the Parent may have at any time against the Farmor or any other person, or which the Farmor may have at any time against the Parent or the Farmee.

4.                                               DISCHARGE TO BE CONDITIONAL

4.1                                        Any release, discharge or settlement between the Parent and the Farmor shall be conditional upon no security, disposition or payment to the Farmor by the Farmee, the Parent or any other person in respect of the Guaranteed Obligations being void, set aside or ordered to be refunded pursuant to any enactment or law in relation to bankruptcy, liquidation or insolvency (or its equivalent in any relevant jurisdiction) or for any reason whatever, and if any such security, disposition or payment is avoided, set aside or ordered to be refunded the Farmor shall be entitled to enforce this Deed as if such release, discharge or settlement had not occurred and any such payment had not been made.

5.                                               ENFORCEMENT

5.1                                        The Farmor shall not be obliged before taking steps to enforce this Deed:

5.1.1                             to take any legal  action or obtain judgement in any court or any arbitral award against the Farmee or any other person;

5.1.2                             to make or file any claim in any bankruptcy or liquidation (or its equivalent in any relevant jurisdiction) of the Farmee or of any other person;

5.1.3                             to make, enforce or seek to enforce any claim against the Farmee or any other person under any security or other document, agreement or arrangement; or

5.1.4                             to enforce against and/or realise (or seek so to do) any security that it may have in respect of all or any part of the Guaranteed Obligations.

6.                                               REPRESENTATIONS AND WARRANTIES

6.1                                        The Parent hereby represents and warrants to the Farmor that:

6.1.1                             It has received a copy of the Agreement and is familiar with and has approved its terms and conditions;

6.1.2                             the Parent is a company incorporated under the laws of England and possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;

6.1.3                             the Parent has and will have power to execute, deliver and perform its obligations under this Deed and to carry out the transactions contemplated hereby, and all necessary corporate and other action has been taken to authorise the execution, delivery and performance of the same;

6.1.4                             the obligations of the Parent under this Deed constitute its legal, valid and binding obligations and are in full force and effect and enforceable in accordance with their terms;

6.1.5                             the execution, delivery and performance by the Parent of this Deed does not and will not:

(a)                                 contravene any applicable law or regulation or any order of any competent governmental or other official authority, body or agency or any judgement;

(b)                                 conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Parent is a party or any licence or other authorisation to which the Parent is subject or by which the Parent or any of its property is bound;

(c)                                  contravene or conflict with the provisions of the Parent’s Memorandum and Articles of Association or equivalent constitutional documents under its jurisdiction of incorporation;

6.1.6                             no winding-up, dissolution, insolvency or administrative proceedings are in effect or taking place, pending, or to the Parent’s knowledge, threatened against the Parent or any of its assets.

7.                                               CONTINUING AND ADDITIONAL SECURITY

7.1                                        This Deed is a continuing security and shall remain in full force and effect until all the Guaranteed Obligations have been discharged or satisfied in full, notwithstanding the administration, liquidation, insolvency, bankruptcy, striking-off or other incapacity of the Farmee or any other person, or any change in the constitution, the articles of association or by-laws of the Farmee or of the Parent or of any other person or in the name or style of any of them or any settlement of account or other matter whatsoever; provided that the Parent may request Farmor to grant a release from this Deed prior to its termination if the Farmee assigns all of its rights and obligations under and in accordance with the Agreement, to a third party and such third party, is of financial standing acceptable to the Farmor (in its sole judgement) and, if required by the Farmor, procures that an Affiliate acceptable to the Farmor (in its sole judgement) enters into a guarantee with the Farmee in the same form ‘mutatis mutandis’ as this Deed.

7.2                                        This Deed is in addition to and shall not merge with or otherwise prejudice or affect or be prejudiced by any other right, remedy, guarantee, indemnity or security and may be enforced without first having recourse to the same or any other bill, note, mortgage, charge, pledge or lien now or hereafter held by or available to the Farmor.

8.                                               PAYMENT AND DEFAULT INTEREST

8.1                                        Where, in this Deed, any date is specified as being, or is required to be, the due date for payment and payment is not made on that date, interest shall be paid on the amount outstanding on a daily basis (after as well as before any judgement) from the start of the due date to the end of the day preceding the date of actual payment at the rate of two percent (2%) plus LIBOR, compounded monthly

9.                                               ASSIGNMENTS AND TRANSFERS

9.1                                        This Deed shall be binding upon the Parent and its successors and permitted assigns and shall inure to the benefit of the Farmor only.

9.2                                        Neither Party may assign or transfer all or any of its rights, benefits or obligations under this Deed without the prior written consent of the other Party

10.                                        MISCELLANEOUS

10.1                                 No delay or omission by the Farmor to exercise any right, power or remedy vested in it under this Deed or by law shall impair such right, power or remedy, or be construed as a waiver of, or as an acquiescence in, any default by the Parent.  If the Farmor on any occasion agrees to waive any such right, power or remedy, such waiver shall not in any way preclude or impair any further exercise thereof or the exercise of any other right, power or remedy.

10.2                                 Any waiver by the Farmor of any provision of this Deed, and any consent or approval given by the Farmor, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given. No waiver shall constitute a continuing waiver unless expressly provided.

10.3                                 This Deed may not be amended or varied orally but only in writing executed by each of the parties hereto.

10.4                                 The rights, powers and remedies of the Farmor contained in this Deed are cumulative and not exclusive of each other nor of any other rights, powers or remedies conferred by law, and may be exercised from time to time and as often as the Farmor may think fit.

10.5                                 If at any time one or more of the provisions of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

10.6                                 This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

10.7                                 The Parent shall, upon demand sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Farmor may reasonably require for the purpose of more effectually accomplishing or perfecting the transaction or security contemplated by this Deed.

10.8                                 The terms of the Agreement relating to confidentiality shall apply, mutatis mutandis, to this Deed.

11.                                        NOTICES

11.1                                 The terms of the Agreement relating to the provision of notices shall apply, mutatis mutandis, to this Deed and the Parent agrees that it can be notified at the same address as the Farmee.

12.                                       APPLICABLE LAW AND JURISDICTION

12.1                                 This Deed shall be governed by the laws of England and Wales and the parties hereto agree to the exclusive jurisdiction of the ordinary courts of England to resolve any disputes arising hereunder.

AS WITNESS the parties hereto have entered into this Deed the day and year first before written.

SIGNED and DELIVERED as	)
a Deed for and on behalf	)
of Tullow Oil plc	)
by	)
its	)
in the presence of:	)

SIGNED and DELIVERED as	)
a Deed for and on behalf	)
of SCS Corporation Ltd.	)
by	)
its	)
in the presence of:	)

Exhibit “G”

Pending Litigation

On June 21, 2012, SCS, filed suit against AGR following unsuccessful negotiations to address the cost overruns associated with the Sabu-1 well drilled off the coast of the Republic of Guinea. The suit was filed in London, England in the High Court of Justice, Queen’s Bench Division, Technology and Construction Court.  SCS is seeking to recover damages and other relief from AGR for claims of mismanagement of the drilling of the Sabu-1 well and various breaches of contract that resulted in the cost overruns. Among other things, the lawsuit alleges that AGR mismanaged the selection, reconditioning and crew staffing for the Jasper Explorer drilling rig used to drill the Sabu-1 well, mismanaged other subcontractor relationships, failed to seek cost relief from its subcontractors, and failed to return to SCS inventory purchased by SCS but not used in the drilling of Sabu-1 well. On October 1, 2012, AGR filed a defense denying SCS’s allegations and asserting a counterclaim for $22,157,000.2 million, which AGR alleges to be the outstanding amount owed on the Sabu-1 drilling project, and seeking other unspecified damages and relief, including damages for loss of management time and associated expenses, a full indemnity for a claim brought by Jasper against AGR, and interest on any damages awarded.  SCS will next file a reply to AGR’s defense and respond to AGR’s counterclaim by December 1, 2012.  The AGR counterclaim exceeds the balance we have accrued as of September 30, 2012 by approximately $9.5 million on a gross basis or $7.3 million based on our 77% share. We dispute the claims which make up this additional $9.5 million and we have excluded them from cost incurred to date. Payment of any remaining accrued drilling costs is pending resolution of this dispute.